                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                       CHICAGO BRIDGE & IRON COMPANY N.V.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                       CHICAGO BRIDGE & IRON COMPANY N.V.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                                POLARISAVENUE 31
                       2132 JH HOOFDDORP, THE NETHERLANDS

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD DECEMBER 13, 2000


To the Shareholders of:

                       CHICAGO BRIDGE & IRON COMPANY N.V.


     You are hereby notified that a Special Meeting of Shareholders of Chicago Bridge & Iron Company N.V. will be held at Sheraton Amsterdam Airport Hotel, Schiphol Boulevard 101, Schiphol NL 1118 BG, The Netherlands, at 10:00 a.m., local time, on December 13, 2000, for the following purposes:


     1. To approve the issuance of 8,146,665 shares of CB&I stock to be used in consideration, together with cash provided by a subsidiary of CB&I, for the purchase of all ownership interests in Howe-Baker International, Inc. from WEDGE Group Incorporated and its affiliates;

     2. To amend the Articles of Association to implement certain provisions of the proposed Shareholder Agreements with WEDGE Group Incorporated and First Reserve Fund VIII, L.P.;

     3. To appoint Michael D. Winfield and William E. Macaulay members of the Board of Supervisory Directors to serve until the Annual Meeting of Shareholders in 2001; to appoint William H. White member of the Board of Supervisory Directors to serve until the Annual Meeting of Shareholders in 2002; and to appoint Ben E. Guill member of the Board of Supervisory Directors to serve until the Annual Meeting of Shareholders in 2003, and until their successors are duly appointed; and

     4. To approve an amendment to the Chicago Bridge & Iron 1999 Long-Term Incentive Plan which, among other things, increases the aggregate number of shares available for issuance under the Plan.

     Copies of the Dutch Statutory Annual Accounts, the report of the Management Board, the list of nominees for the Supervisory Board and the verbatim text of the proposed amendments to the Articles of Association (in Dutch and in English) can be obtained free of charge by shareholders and other persons entitled to attend meetings of shareholders of the Company at the offices of the Company at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands; at Kas-Associatie N.V., Spuistraat 172, 1012 VT Amsterdam, The Netherlands; and at the Bank of New York, 101 Barclay Street, 22nd Floor West, New York, New York 10286 from the date hereof until the close of the Special Meeting.


     Holders of registered shares at the close of business on November 9, 2000, and holders of bearer shares who deposit their shares prior to December 11, 2000 are entitled to vote at the Special Meeting and any adjournment thereof. The stock transfer books will not be closed.


     REGISTERED SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                                          Robert H. Wolfe
                                          Secretary

          , 2000

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................  iii
GENERAL.....................................................    1
COMMON STOCK OWNERSHIP BY CERTAIN PERSONS AND MANAGEMENT....    2
  Common Stock Ownership of Certain Beneficial Owners.......    2
  Common Stock Ownership of Our Management..................    3
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND RISK
  FACTORS...................................................    4
ITEM 1  APPROVAL OF SHARE ISSUANCE; THE HBI TRANSACTION.....    7
  Description of HBI's Business.............................    8
  Background of the HBI Transaction.........................    9
  Our Reasons for the HBI Transaction.......................   11
  Opinion of Financial Advisor to CB&I's Supervisory
     Board..................................................   12
  The Purchase Agreement....................................   17
     General................................................   17
     Conditions to Closing..................................   17
     Representations and Warranties.........................   18
     Covenants..............................................   18
     Indemnification........................................   20
     Termination or Amendment...............................   20
     Expenses and Termination Fees..........................   21
  The First Reserve Agreement...............................   21
     General................................................   21
     Conditions to Closing..................................   21
     Representations and Warranties.........................   21
     Purchase Price Adjustment..............................   22
     Assignment of WEDGE's Rights Under the Purchase
      Agreement.............................................   22
     Indemnification........................................   22
     Termination Fee........................................   22
  The Shareholder Agreements................................   22
     Standstill Provisions..................................   22
     Supervisory Board Representation.......................   23
     Voting Restrictions....................................   23
     Transfer Restrictions and Registration Rights..........   23
     Duration...............................................   24
  Interests of Certain Persons in the HBI Transaction.......   24
  Government and Regulatory Approvals.......................   26
  Certain Federal Income Tax Consequences...................   26
  Accounting Treatment......................................   26
  Selected Financial Data -- CB&I...........................   27
  Selected Financial Data -- HBI............................   30
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations of HBI.............   32

  Unaudited Pro Forma Condensed Combined Financial
     Statements of CB&I and HBI.............................   36
  Comparative Unaudited Per Share Data......................   42
ITEM 2  PROPOSED AMENDMENTS TO THE ARTICLES OF ASSOCIATION
        TO IMPLEMENT THE PROPOSED SHAREHOLDER AGREEMENTS....   42
ITEM 3  APPOINTMENT OF ADDITIONAL SUPERVISORY DIRECTORS.....   44
  General...................................................   44
  Nominees of WEDGE and First Reserve.......................   45
  Directors to Continue in Office...........................   46
  Committees of the Board...................................   48
  Meetings..................................................   48
  Executive Compensation....................................   49
     Summary Compensation Table.............................   49
     1999 Option Grants.....................................   51
     1999 Option Exercises and Year End Option Values.......   52
     1999 Performance Share Awards..........................   52
     Pension and Other Retirement Benefits..................   53
     Termination and Employment Agreements..................   53
  Compensation of Directors.................................   55
  Report of the Organization and Compensation Committee on
     Executive Compensation.................................   56
  Performance Graph.........................................   62
  Section 16(a) Beneficial Ownership Reporting Compliance...   62
ITEM 4  ADOPTION OF AMENDMENT TO THE CHICAGO BRIDGE & IRON
        1999 LONG-TERM INCENTIVE PLAN.......................   63
  Reasons for Seeking Shareholder Approval..................   63
  Summary of the Amended Plan...............................   64
  New Plan Benefits.........................................   66
  Tax Aspects of the Amended Plan...........................   67
REPRESENTATIVES OF INDEPENDENT PUBLIC ACCOUNTANTS...........   68
ADDITIONAL INFORMATION......................................   68
SHAREHOLDER PROPOSALS.......................................   68
ANNEXES.....................................................  A-1
  A.  Consolidated Financial Statements of Howe-Baker
     International, Inc., and Subsidiaries..................  A-1
  B.  Opinion of Credit Suisse First Boston.................  B-1
  C.  Proposed Amendments to CB&I Articles of Association...  C-1
  D.  Chicago Bridge & Iron 1999 Long-Term Incentive Plan,
     as amended.............................................  D-1

                               SUMMARY TERM SHEET


     THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL TERMS OF OUR PROPOSED ACQUISITION OF HOWE-BAKER INTERNATIONAL, INC. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE ANNEXES HERETO AND THE OTHER DOCUMENTS REFERENCED HEREIN IN THEIR ENTIRETY FOR ADDITIONAL IMPORTANT INFORMATION NOT CONTAINED IN THIS SUMMARY TERM SHEET. TERMS USED BUT NOT DEFINED IN THIS SUMMARY TERM SHEET HAVE THE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS PROXY STATEMENT. CROSS REFERENCES IN THIS SUMMARY TERM SHEET ARE TO THE CAPTIONS OF SECTIONS OF THIS PROXY STATEMENT.


  PURCHASE PRICE FOR HBI


     - Pursuant to our Purchase Agreement dated July 30, 2000 (the "Purchase Agreement") with WEDGE Group Incorporated and its affiliate ("WEDGE"), we have agreed to acquire from WEDGE all the outstanding ownership interests in HBI for consideration consisting of:



        - 8,146,665 Registered Shares,



        - $28 million in cash, and



        - the assumption of certain liabilities (the "HBI Transaction").


      See "Item 1 -- Approval of Share Issuance; The HBI Transaction -- The Purchase Agreement".


     - Subject to limited exceptions, we will



        - acquire substantially all of the assets of HBI, other than HBI working capital and certain miscellaneous assets, and



        - assume all of the liabilities of HBI, including a $5.7 million promissory note and contingent earn-out obligations payable to former owners of certain HBI subsidiaries.



     - The Purchase Agreement calls for a possible upward or downward adjustment in purchase price to be made after closing based on the actual level of HBI working capital on the closing date.



        - The parties have assumed a level of HBI working capital at the time of closing of $32,000,000, which would be paid by us to WEDGE.



        - If the actual amount of HBI working capital on the closing date is less than the sum of $30,000,000 plus an amount of up to $500,000 in potential bonuses paid to HBI employees prior to the closing date, then the cash portion of the purchase price would be reduced by the amount of such shortfall.



        - If the actual amount of such HBI working capital on the closing date is more than $34,000,000, then the cash portion of the purchase price will be increased by the amount of such excess.


  RESALE OF CERTAIN SHARES BY WEDGE TO FIRST RESERVE


     - Pursuant to a stock purchase agreement dated July 30, 2000 (as amended, the "First Reserve Agreement"), WEDGE has agreed to sell to First Reserve Fund VIII, L.P. ("First Reserve") 4,323,333 Registered Shares conditional upon the consummation of the HBI Transaction (the "First Reserve Transaction"). See "Item 1 -- Approval of Share Issuance; The HBI Transaction -- The First Reserve Agreement".


     - Upon completion of the HBI Transaction and the First Reserve Transaction, WEDGE will hold approximately 24% (including 400,000 shares already owned by WEDGE), and First Reserve will hold approximately 24.5%, of our issued and outstanding shares. Should WEDGE consummate the HBI Transaction but not consummate the First Reserve Transaction, WEDGE will own approximately 48.5% of our issued and outstanding shares (including its current holdings). See "Common Stock Ownership by Certain Persons and Management".

  CONDITIONS


     - The respective obligations of WEDGE and us to effect the HBI Transaction on the closing date are subject to various conditions, including:



        - our shareholders approving the proposals set forth in Items 1, 2 and 3 of this Proxy Statement,



        - the receipt of all required governmental approvals, including expiration of the waiting period under the HSR Act, and certain third party consents, and



        - our having made application and received approval for listing of the 8,146,665 Registered Shares being issued to WEDGE on a "when-issued" basis on the New York Stock Exchange, Inc.


      See "Item 1 -- Approval of Share Issuance; The HBI Transaction-The Purchase Agreement-Conditions to Closing".


     - On August 23 and August 25, 2000, the FTC notified us that the parties' request for early termination of the waiting period under the HSR Act had been granted with respect to the HBI Transaction and the First Reserve Transaction, respectively.


      See "Item 1 -- Approval of Share Issuance; The HBI Transaction-Government and Regulatory Approvals".

  THE SHAREHOLDER AGREEMENTS WITH WEDGE AND FIRST RESERVE


     - The Purchase Agreement provides for us to enter into the WEDGE Shareholder Agreement upon closing of the HBI Transaction. The WEDGE Shareholder Agreement provides that if the First Reserve Transaction is consummated, we will also enter into the First Reserve Shareholder Agreement. See "Item 1 -- Approval of Share Issuance; The HBI Transaction -- The Shareholder Agreements."


  STANDSTILL PROVISIONS


     - The Shareholder Agreements contain so-called "standstill" provisions which, among other things:



        - prohibit the purchase of additional shares by WEDGE except in order to maintain a 10% ownership stake,



        - prohibit the purchase of additional shares by First Reserve except in order to maintain a 10% ownership stake and except for an additional 253,000 shares so long as such additional purchases by First Reserve will not cause First Reserve's and WEDGE's combined equity ownership to exceed 49.9% of our issued and outstanding shares, and



        - prohibit acquisition proposals, proxy solicitations, group formation or encouragement of third parties for takeover purposes by either WEDGE or First Reserve.



     - In the event of a breach of WEDGE or First Reserve of such "standstill" provisions (whether by the launching of a tender offer or otherwise), we and/or our shareholders may seek injunctive relief. However, as such relief is equitable in nature and at the discretion of the court in which such action is brought, there can be no assurance that such court will grant such relief.


      See "Item 1 -- Approval of Share Issuance; The HBI Transaction -- The Shareholder Agreements -- Standstill Provisions".

  SUPERVISORY BOARD COMPOSITION


     - Under the Shareholder Agreements, if the HBI Transaction and the First Reserve Transaction are both consummated, the number of Supervisory Directors comprising the Supervisory Board will expand from eight to twelve members and:



        - WEDGE will have the right to designate two Supervisory Directors so long as it owns 17 1/2% of our issued and outstanding shares, and



        - First Reserve will have the right to designate two Supervisory Directors so long as it owns at least 3,083,871 of our issued and outstanding shares.

      See "Item 1 -- Approval of Share Issuance; The HBI Transaction -- The Shareholder Agreements - Supervisory Board Representation".

     - Under proposed Item 3 of this Proxy Statement, the Supervisory Board is recommending the appointment of two WEDGE Supervisory Director nominees, Michael D. Winfield and William H. White, and the appointment of two First Reserve Supervisory Director nominees, Ben A. Guill and William E. Macaulay, conditioned upon consummation of the HBI Transaction and the First Reserve Transaction. See "Item 3 -- Appointment of Additional Supervisory Directors".

  RESTRICTION ON VOTING AND TRANSFER RIGHTS OF WEDGE AND FIRST RESERVE


     - Pursuant to the Shareholder Agreements, WEDGE and First Reserve are subject to restrictions on their voting rights relating to any matter presented to our shareholders for vote or approval:



        - WEDGE and First Reserve are obligated to vote "for" the nominees recommended by the Supervisory Board, provided we are in compliance with our covenants to WEDGE and First Reserve relating to Supervisory Board representation, and



        - WEDGE and First Reserve are obligated to vote "for" any proposal recommended by the Supervisory Board and "against" any proposal that is not recommended by the Supervisory Board, with limited exceptions for certain matters as to which they will have discretionary voting rights.



     - Pursuant to the Shareholder Agreements, WEDGE and First Reserve are subject to restrictions on the transfer of their shares, including the restriction that, without our consent, neither WEDGE nor First Reserve may sell any of their shares to:



        - any person or group who is or would be required to file a Schedule 13D under the Exchange Act,



        - any person or group who would own more than 10% of our voting securities, or



        - a competitor of the Company.



      Certain other sales of shares by WEDGE or First Reserve will be subject to our right of first offer.



     - Pursuant to the Shareholder Agreements, WEDGE and First Reserve have also been granted certain demand and "piggyback" registration rights relating to their shares.



      See "Item 1 -- Approval of Share Issuance; The HBI Transaction -- The Shareholder Agreements -- Voting Restrictions -- Transfer Restrictions and Registration Rights".


  AMENDMENTS TO ARTICLES; CHANGE OF CONTROL


     - Under proposed Item 2 of this Proxy Statement, amendments to our Articles of Association have been proposed to implement the purposes and provisions of the Shareholder Agreements, including an amendment providing that at a time when there is a 15% shareholder certain significant transactions otherwise requiring shareholder approval will require the approval of at least 80% of our outstanding voting securities. See "Item 2 -- Proposed Amendments to the Articles of Association to Implement the Proposed Shareholder Agreements".



     - The HBI Transaction will constitute a "Change of Control" for purposes of severance agreements with several of our executive officers. See "Item
       1 -- Approval of Share Issuance; The HBI Transaction -- Interests of Certain Persons in the HBI Transaction" and "Item 3 -- Appointment of Additional Supervisory Directors -- Executive Compensation -- Termination and Employment Agreements".

                       CHICAGO BRIDGE & IRON COMPANY N.V.

                                PROXY STATEMENT


                               DECEMBER 13, 2000


                                    GENERAL


     This Proxy Statement, which is first being mailed to holders of registered shares on or about November 13, 2000, is furnished in connection with the solicitation of proxies on behalf of the Supervisory Board of Chicago Bridge & Iron Company N.V. ("CB&I" or the "Company"), who ask you to complete, sign, date and mail the enclosed proxy for use at the Special Meeting of Shareholders to be held December 13, 2000, 10:00 a.m., local time (the "Special Meeting"), for the purposes set forth in the foregoing notice.



     Each share entitles the holder thereof to one vote on each matter submitted to a vote at the meeting. All shares represented by proxies duly executed and received by us within the time indicated on the enclosed proxy (the "Voter Deadline"), will be voted at the meeting or any adjourned session of the meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for Messrs. Winfield, Macaulay, White and Guill for Supervisory Directors and for all proposals described in this Proxy Statement.


     A shareholder may revoke a proxy by submitting a document revoking it or by submitting a duly executed proxy bearing a later date prior to the Voter Deadline, or by attending the meeting and voting in person.


     Only holders of the           registered shares of the Company's share
capital, par value NLG 0.01 (the "Registered Shares") issued at the close of
business on November 9, 2000, and the holders of the           bearer shares
(the "Bearer Shares") who deposit their shares prior to December 11, 2000 (the Registered Shares and the Bearer Shares together, the "Common Stock" or "shares") are entitled to vote at the meeting.


     Although there is no quorum requirement under Dutch law, abstentions, directions to withhold authority to vote for a Supervisory Director nominee or to withhold authority to vote for all Supervisory Director nominees and "broker non-votes" (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such named entity does not possess or choose to exercise its discretionary authority with respect thereto) will be considered present at the meeting but will not be counted to determine the total number of votes cast.

     We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or telefax, but will not receive any additional compensation for their services. We may retain a proxy solicitor to assist in the solicitation of proxies. If we retain a proxy solicitor, that firm may solicit proxies in person or by mail, telephone or telefax. We estimate that the fees of any proxy solicitor that we may retain will not exceed $15,000, plus reimbursement of customary out-of-pocket expenses. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of our shares.

                       COMMON STOCK OWNERSHIP BY CERTAIN
                             PERSONS AND MANAGEMENT

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to our outstanding Common Stock beneficially owned by (i) each person (other than our management) known to us to be the beneficial owner of more than 5% of our Common Stock as of October 11, 2000, and (ii) each such person assuming consummation of the HBI Transaction and the First Reserve Transaction.


                                                                            NUMBER OF SHARES        PERCENT OF
                                                                             AND NATURE OF          OUTSTANDING
                                                                          BENEFICIAL OWNERSHIP        SHARES
                                                                               AFTER HBI            OWNED AFTER
                                       NUMBER OF SHARES     PERCENT OF      TRANSACTION AND       HBI TRANSACTION
         NAME AND ADDRESS               AND NATURE OF       OUTSTANDING      FIRST RESERVE       AND FIRST RESERVE
        OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP    SHARES(1)        TRANSACTION         TRANSACTION(1)
        -------------------          --------------------   -----------   --------------------   -----------------
WEDGE Group Incorporated (2).......         400,000             4.33%          4,223,332(3)            24.0%
  WEDGE International Tower
  1415 Louisiana Street
  Houston, TX 77002
First Reserve Fund VIII, L.P.
  (4)..............................        --                  --              4,323,333(3)            24.5%
  c/o First Reserve Corporation
  475 Steamboat Road
  Greenwich, CT 06830
Wellington Management Company,
  LLP..............................       1,153,100(5)         12.44%          1,153,100               6.37%
  75 State Street
  Boston, MA 02109
Neuberger Berman LLC...............         904,341(6)          9.80%            904,341               5.01%
  605 Third Ave
  New York, NY 10158
Skyline Asset Management L.P.......         684,200(7)          7.41%            684,200               3.79%
  311 South Wacker Drive
  Chicago, IL 60606
Frontier Capital Management........         597,200(8)          6.44%            597,200               3.38%
  99 Summer Street, 19th Floor
  Boston, MA 02110


---------------

(1) Based on 9,270,078 shares outstanding on October 11, 2000 and 17,669,206 pro forma shares to be outstanding upon consummation of the HBI Transaction.


(2) The sole ultimate beneficial owner of WEDGE is Issam M. Fares of Lebanon.

(3) If the HBI Transaction is consummated, but the First Reserve Transaction is not consummated, WEDGE will hold 8,546,665 shares, or 48.5% of the pro forma outstanding shares, and First Reserve will hold 0 shares or 0% of the pro forma outstanding shares.


(4)First Reserve Corporation is the general partner of the general partner of First Reserve Fund VIII, L.P. William E. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation. J. Will Honeybourne is a Managing Director of First Reserve Corporation. Ben A. Guill is the President of First Reserve Corporation. Thomas R. Denison is a Managing Director and General Counsel of First Reserve Corporation. All such persons disclaim beneficial ownership of the shares held by First Reserve Fund VIII, L.P.



(5) According to a Schedule 13F dated August 15, 2000 filed by Wellington Management Company, LLP; it had sole power to vote 1,022,700 shares, shared power to vote 91,100 shares and sole power to dispose of 1,063,700 shares.



(6) According to a Schedule 13F dated July 28, 2000 filed by Neuberger Berman LLC; it had sole power to vote 187,600 shares and shared power to dispose of 904,341 shares.

(7) According to a Schedule 13F dated July 31, 2000 filed by Skyline Asset Management L.P.; it had shared power to vote 502,500 shares and shared power to dispose of 684,200 shares.



(8) According to a Schedule 13F dated August 14, 2000 filed by Frontier Capital Management; it had sole power to vote 597,200 shares and sole power to dispose of 597,200 shares.


COMMON STOCK OWNERSHIP OF OUR MANAGEMENT

     The following table sets forth certain information regarding our outstanding Common Stock beneficially owned by (i) each Supervisory Director and each nominee to be a Supervisory Director, each named executive officer and by all directors and executive officers as a group as of October 11, 2000 and (ii) each such person assuming consummation of the HBI Transaction and the First Reserve Transaction.

                                                                                               PERCENTAGE OF
                                                                          PERCENTAGE OF      OUTSTANDING SHARES
                                                                           OUTSTANDING        OWNED AFTER HBI
NAME OF                          NUMBER OF      RIGHTS TO    RESTRICTED      SHARES        TRANSACTION AND FIRST
BENEFICIAL OWNER              SHARES OWNED(1)   ACQUIRE(2)    STOCK(3)      OWNED(4)       RESERVE TRANSACTION(4)
----------------              ---------------   ----------   ----------   -------------   ------------------------
Gerald M. Glenn.............       10,186         25,600      571,338         6.30%                  3.5%
Stephen P. Crain............       12,230          5,300            0            *                     *
Robert B. Jordan............       53,323         10,250       12,500            *                     *
Timothy J. Wiggins..........        3,675          9,225      136,157         1.60%                    *
Robert H. Wolfe.............       33,640          6,450            0            *                     *
Jerry H. Ballengee..........        2,558          1,500            0            *                     *
J. Dennis Bonney............        9,000          1,500            0            *                     *
J. Charles Jennett..........        2,000          1,500            0            *                     *
Vincent L. Kontny...........        1,000          1,500            0            *                     *
Gary L. Neale...............        1,000          1,500            0            *                     *
L. Donald Simpson...........        1,000          1,500            0            *                     *
Marsha C. Williams..........        2,000          1,500            0            *                     *
Greg Armstrong..............            0              0            0            *                     *
Richard E. Blohm, Jr........            0              0            0            *                     *
Thomas R. Denison...........            0              0            0            *                     *
Ben A. Guill................            0              0            0            *                     *
J. Will Honeybourne.........            0              0            0            *                     *
William E. Macaulay.........            0              0            0            *                     *
James M. Tidwell............            0              0            0            *                     *
William H. White............            0              0            0            *                     *
All directors, nominees for
  directors and executive
  officers as a group (23 in
  number)...................      165,227         71,525      719,995         9.58%                 5.10%

---------------
 *  Beneficially owns less than one percent of our Common Stock.

(1) Includes shares held by immediate family members.

(2) Includes shares that can be acquired through stock options exercisable through October 31, 2000.

(3) Includes shares subject to a vesting schedule, forfeiture risk and other restrictions, including restricted stock units for which the participant has voting rights on the underlying Common Stock.


(4) Based on 9,270,078 shares outstanding on October 11, 2000 and 17,669,206 pro forma shares to be outstanding upon consummation of the HBI Transaction.

                              RECENT DEVELOPMENTS

     On August 29, 2000, the Company announced that it had signed a letter of intent to acquire the Engineered Construction Division and the Water Division (the "PDM Divisions") of Pitt-Des Moines, Inc. of The Woodlands, Texas (the "PDM Transaction").

     PDM's Engineered Construction Division, headquartered in Houston, engineers, fabricates and constructs liquid and cryogenic storage tanks and systems, process systems, and specialty plate structures for the petroleum, petrochemical, cryogenic, liquid natural gas, defense and aerospace industries. This Division employs approximately 600 people and generated 1999 revenues of $186 million. PDM's Water Division, headquartered in Pittsburgh, designs, fabricates and constructs water storage tank projects that include both conventional styles (such as ground storage reservoirs and standpipes, steel elevated tanks and composite elevated tanks) and innovative styles designed for specific applications. This Division employs approximately 400 people and generated 1999 revenues of $95 million.


     Consummation of the PDM Transaction is subject to the satisfaction of various conditions, including (i) completion of comprehensive due diligence on the PDM Divisions to the Company's satisfaction, (ii) arrangement of financing for the transaction, (iii) regulatory clearance under applicable antitrust laws (the transaction is currently being reviewed by the Federal Trade Commission), and (iv) execution of a definitive asset purchase agreement.



     The next steps are to complete and evaluate the results of our due diligence, negotiate a definitive asset purchase agreement and arrange for the financing. As part of the due diligence effort, we have begun to evaluate the integration of the PDM Divisions with us. We presently have no commitments for financing the purchase price of the PDM Divisions. Financing the whole transaction with debt is not practical because of restrictive covenants in our primary bank credit agreement. We expect substantially all of the purchase price will come from an equity based financing which would have a dilutive impact on our earnings per share if the combined earnings per share, including the impact of goodwill amortization and the benefits of any cost savings and synergies is less than our existing earnings per share, but would increase our net worth.



     The PDM Transaction is not expected to have any material effect on the anticipated benefits of the acquisition of HBI. The PDM Divisions and HBI offer different and unique product lines. Acquiring the PDM Divisions will enable us to provide more cost-effective customer solutions due to synergy opportunities in markets unrelated to HBI.


        DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS

     The following are certain factors which should be considered by our shareholders in determining whether to approve the issuance of additional shares for the purpose of consummating the HBI Transaction:

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this Proxy Statement that are not based on historical fact are forward-looking and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements, including, but not limited to, the uncertain timing and funding of new contract awards; project cancellation risks and operating risks; cost overruns on fixed price contracts; risks associated with percentage of completion accounting; increase in competition by competitors; fluctuating revenues resulting from the cyclical nature of the individual markets in which our customers operate; reduced activity in the hydrocarbon industry, demand from which is the largest generator of our revenue; risks inherent in our acquisition strategy and the ability to obtain financing for proposed acquisitions; our ability to integrate and successfully operate acquired businesses, including HBI, and manage the risks associated with those businesses; and the impact of the $2.5 billion Tuban, Indonesia petrochemical project where work remains suspended. Additional factors are set forth below and in our other filings with the Securities and Exchange

Commission (the "SEC"). We do not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

INTEGRATION OF THE BUSINESSES OF CB&I AND HBI


     The HBI Transaction involves the integration of two companies, CB&I and HBI, that have previously operated independently. We expect to combine certain areas of the companies' manufacturing facilities and their engineering and field construction capabilities. We also expect to combine both companies' technologies in natural gas processing. Finally, we expect to use CB&I's established international infrastructure and resources to allow HBI to expand the international distribution of its products and services. If we do not consummate the HBI Transaction or successfully integrate the businesses of CB&I and HBI or expand HBI's business internationally, then some or all of the benefits expected from such activities will not be realized. It is not possible at this time to determine the costs associated with these efforts, but any delays or unexpected costs incurred in connection with these efforts could have an adverse effect on CB&I. Additionally, our management and personnel may not be compatible with HBI's.


RELIANCE ON RELATIVELY FEW CUSTOMERS


     A significant portion of HBI's revenue is derived from relatively few contracts. For the year ended December 31, 1999, HBI earned 58% of its revenues from two customers, Williams Energy Services and Phillips Petroleum Company; for the year ended December 31, 1998, HBI earned 56% of its revenues from two customers; Air Liquide and ABB Lummus; and for the year ended December 31, 1997, HBI earned 58% of its revenues from one customer, Air Liquide. This reliance on relatively few customers could exacerbate problems related to fluctuating revenue and cash flows described below.


     HBI performs periodic credit evaluations of its customers' financial conditions and generally does not require collateral from its U.S. customers but does require letters of credit from most of its non-U.S. customers. At December 31, 1999 and 1998, receivables (generally due within 30 days) from non-U.S. customers were not significant. Historically, credit losses relating to customers have been within HBI management's expectations. HBI's reliance on relatively few customers may result in significant credit risks in the future.

RISK OF ACQUISITION STRATEGY

     CB&I intends to pursue growth through the opportunistic acquisition of companies or assets that will enable us to provide more cost-effective customer solutions. We routinely review potential acquisitions. This strategy involves certain risks including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired companies. We may not be able to successfully integrate acquired businesses, such as HBI and the PDM Divisions, into our operations.


     It is not our strategy to make highly leveraged acquisitions. However, if we finance acquisitions with all or substantially all equity and the combined earnings per share of the acquired company, including the impact of goodwill amortization and the benefits of any cost savings and synergies, is less than our existing earnings per share, then the transaction could be dilutive to existing shareholders. To the extent equity issued in an acquisition transaction is reduced by the goodwill created by such transaction, it will reduce our tangible net worth, which might have an adverse effect on our credit and bonding capacity.


FLUCTUATING REVENUES AND CASH FLOW

     The businesses of CB&I and HBI are dependent upon major construction projects in cyclical industries, including the hydrocarbon, petroleum, petrochemical, chemical, pulp and paper, electric and gas utility, and water and wastewater industries, for revenues and cash flow. In the hydrocarbon, petroleum and petrochemical industry, which in recent years has accounted for the majority of CB&I's and HBI's revenues, numerous factors influence capital expenditure decisions, including current and projected oil and gas prices; exploration, extraction, production and transportation costs; the discovery rate of new oil and gas reserves; the sale and expiration dates of leases and concessions; local and international political and economic conditions; technological advances; and the ability of oil and gas companies to generate capital. These factors are beyond our control. The selection of, timing of or failure to obtain projects, delays in awards of projects, cancellations of projects or delays in completion of contracts could result in the under-utilization of CB&I's and HBI's resources which could have a material adverse impact on our combined business, financial condition, results of operations and cash flows. In addition, construction projects for which CB&I's and HBI's services are contracted may require significant expenditures by us prior to receipt of relevant payments by a customer. Such expenditures could have a material adverse impact on our cash flows. In addition, quarterly results may fluctuate depending on factors described above.



     In addition, because CB&I's business is project-based, revenues are dependent upon the availability of projects. Revenues are negatively affected by the winding down or completion of work on significant projects that were active in previous periods if such significant projects are not replaced. Revenues for the year 1999 and the six months ended June 30, 2000 were lower than revenues in comparable prior year periods because we recognized revenues in 1998 for several projects substantially completed in that year for which there were no similar projects of those magnitudes in 1999 or 2000. These projects included one specialty structures project, two projects for low temperature/cryogenic tanks and systems and four significant turnaround projects. Based on new business taken in the third quarter of 2000, we do not believe that this drop in revenues is a trend that will continue into 2001.


REALIZATION OF BACKLOG


     CB&I's backlog consists of revenues related to projects which have been awarded to CB&I and which have either (a) not yet been started or (b) are in progress and are not yet complete. In the latter case, the revenue value reported in backlog is the remaining amount that has not yet been completed. Execution commences at or very soon (days or weeks) following award on most projects, although occasional project awards are delayed pending financing or other contingencies. In rare circumstances, projects are cancelled that appeared to have a high certainty of going forward at the time of award. In these cases, we remove the value of these projects from backlog as soon as these new developments are known.


POTENTIAL ENVIRONMENTAL LIABILITY

     The businesses of CB&I and HBI sometimes involve working around and with volatile, toxic and hazardous substances, which creates exposure to risks of liability for personal injury or property damage caused by any release, spill, or other accident involving such substances that occurs as a result of the conduct of such businesses. Although CB&I and HBI maintain liability insurance, this insurance is subject to coverage limitations, deductibles and exclusions and may exclude coverage for losses or liabilities relating to pollution damage. CB&I or HBI may incur liabilities which may not be covered by insurance policies, or, if covered, the dollar amount of such liabilities may exceed our policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our combined business, financial condition and results of operations.

DEPENDENCE ON THE HYDROCARBON INDUSTRY

     In recent years, demand from the worldwide hydrocarbon industry has been the largest generator of the revenues of CB&I and HBI (accounting for approximately 78% of pro forma revenues for 1999 and for the interim period ended June 30, 2000 for CB&I and HBI on a combined basis). Our combined business, financial condition and results of operations may be materially adversely affected because of reduced activity in the hydrocarbon industry. In addition, CB&I and HBI may be materially adversely affected by changing taxes, price controls and laws and regulations relating to the hydrocarbon industry.

POSSIBLE ANTITAKEOVER EFFECTS

     Following the HBI Transaction and the First Reserve Transaction, WEDGE will own approximately 24%, and First Reserve will own approximately 24.5%, of our Common Stock. Both WEDGE and First

Reserve are generally bound to vote, tender or otherwise act as recommended by the Supervisory Board with respect to proposed business combinations. See "Item 1 -- Approval of Share Issuance; The HBI Transaction -- The Shareholder Agreements." In addition, our Articles of Association (including the proposed amendments set forth in Item 2 of this Proxy Statement) and the applicable law of The Netherlands contain provisions that may be deemed to have anti-takeover effects. Among other things, these provisions provide for a staggered board of Supervisory Directors, a binding nomination process and supermajority voting requirements in the case of shareholder approval for certain significant transactions. Such provisions may delay, defer or prevent a takeover attempt that a shareholder might consider in the best interests of our shareholders. In addition, certain United States tax laws, including those described immediately below, may discourage third parties from accumulating significant blocks of our Common Stock.

RISK OF BEING CLASSIFIED AS A CONTROLLED FOREIGN CORPORATION

     As a company incorporated in The Netherlands, CB&I would be classified as a "controlled foreign corporation" if any United States person acquires 10% or more of our Common Stock (including ownership through the attribution rules of Section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) and the sum of the percentage ownership by all such persons exceeds 50% (by voting power or value) of our Common Stock. We do not expect to be a "controlled foreign corporation" for such purposes as a result of the HBI Transaction (we have been informed that the shares to be issued to WEDGE in the HBI Transaction are not expected to be held by a United States person for this purpose) nor as a result of the First Reserve Transaction. However, we may be determined to be a controlled foreign corporation in the future. In the event that such a determination were made, all U.S. holders of 10% or more of our Common Stock would be subject to taxation under Subpart F of the Code. The ultimate consequences of this determination are fact-specific to each 10% or greater U.S. shareholder, but could include possible taxation of such U.S. shareholder on a pro rata portion of CB&I's income, even in the absence of distribution by us of such income.

RISK OF IMPAIRMENT OF GOODWILL

     We expect to account for the HBI Transaction using the "purchase" method of accounting. Under the purchase method we will record, at fair value, the assets acquired and liabilities assumed and we will record as goodwill the difference between the cost of acquisition and the sum of the fair value of the tangible and identifiable assets acquired, less liabilities assumed. Our goodwill resulting from the HBI Transaction will be $134,500,000. Amortization of goodwill associated with the HBI Transaction will result in a pre-tax charge to income from operations of approximately $3,348,000 per year for the next 40 years.


     If the goodwill from the HBI Transaction would become "impaired" as that term is used in Financial Accounting Standard 121, we would reduce the carrying value of goodwill by the estimated short fall of undiscounted future cash flows. As a result, the asset impairment would result in a charge to income from operations in the year of the impairment with a resulting decrease in net worth. To the extent impairment would result in a reduced life for goodwill, there would be a pro rata increase in amortization expense charged to income from operations.


FIXED NUMBER OF SHARES

     The number of shares which we are issuing to WEDGE in partial consideration for the outstanding ownership interests in HBI is fixed at 8,146,665. The market price of our shares is subject to fluctuation. The Purchase Agreement does not provide for any adjustment based on such fluctuations. Accordingly, the value of the shares to be issued cannot be presently determined and will depend on the market price at the time of the consummation of the HBI Transaction. If the price of our stock increases prior to consummation of the HBI Transaction, it will result in an increase in the value of the consideration paid to WEDGE. On July 28, 2000, the last full trading day prior to the announcement of the HBI Transaction, the last reported sale price per share of our stock was $13.625. On
October   , 2000, two business days prior to the mailing of this Proxy
Statement, the last reported sale price per share of our stock was $          .

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     Upon completion of the HBI Transaction and the First Reserve Transaction, WEDGE will hold 4,223,332 shares (including 400,000 shares currently held by WEDGE) and First Reserve will hold 4,323,333 shares. WEDGE and First Reserve each have certain rights under the Shareholder Agreements to require us to register the 8,146,665 shares of Common Stock acquired by them in the HBI Transaction under the Securities Act to permit the public sale of such shares. Significant sales of such shares under a registration statement in the future, or the prospect of such sales, may depress the price of the shares. See "Item 1 --Approval of Share Issuance; The HBI Transaction -- The Shareholder Agreements."



THE TUBAN PROJECT



     In 1996, we took a contract to supply materials and construct a portion of a $2.5 billion petrochemical project in Tuban, West Java, Indonesia. The Tuban Project, which is currently 40% complete, remains suspended. At December 31, 1999, the Company's backlog related to this project was approximately $50 million. While we believe the Tuban Project is viable, the $28.7 million outstanding net receivable has been recorded as a non-current asset in recognition of the continued suspension of this project. If we determine that some or all of the receivable can not be collected, we will take a charge up to the amount of the net receivable and our net worth will decline by a like amount, net of tax. This might have an adverse effect on our credit and bonding capacity. If we determine that the project will not be completed or that we will not participate in the completion of the project, then our backlog will be reduced by approximately $50 million.


                                     ITEM 1

                APPROVAL OF SHARE ISSUANCE; THE HBI TRANSACTION


     On July 30, 2000, we entered into a purchase agreement (the "Purchase Agreement") with WEDGE Group Incorporated and its affiliate (collectively "WEDGE") pursuant to which we agreed to acquire from WEDGE all the outstanding ownership interests in Howe-Baker International, Inc. ("HBI") for consideration consisting of 8,146,665 Registered Shares, $28 million in cash and the assumption of certain liabilities (the "HBI Transaction"). Subject to certain limited exclusions and certain indemnification obligations of WEDGE, we will acquire substantially all of the assets of HBI (other than HBI working capital
and certain miscellaneous assets and liabilities). At $     per share, our stock
price two business days prior to the mailing of this Proxy Statement, the proposed total consideration to be paid in the HBI Transaction (after adjustment for net debt of HBI and certain other assumed liabilities, including earnouts payable by HBI) represents an enterprise value for HBI of approximately $ million.



     On July 30, 2000, WEDGE entered into a stock purchase agreement (as amended by an amendment thereto dated October __, 2000, the "First Reserve Agreement") with First Reserve Fund VIII, L.P. ("First Reserve") pursuant to which WEDGE agreed to sell to First Reserve 4,323,333 Registered Shares conditional upon the consummation of the HBI Transaction (the "First Reserve Transaction").


     Upon completion of the HBI Transaction and the First Reserve Transaction, WEDGE will hold approximately 24% (including 400,000 shares already owned by WEDGE), and First Reserve will hold approximately 24.5%, of our outstanding shares. Should WEDGE consummate the HBI Transaction but not consummate the First Reserve Transaction, WEDGE will own approximately 48.5% of our outstanding shares (including its current holdings). See "Common Stock Ownership by Certain Persons and Management".

     Although the Supervisory Board currently possesses the necessary delegated authority to issue the 8,146,665 Registered Shares to be used as consideration in the HBI Transaction, the decision of the Supervisory Board to issue such Shares is being submitted to shareholders for approval in order to comply with applicable rules and policies of the New York Stock Exchange, Inc.

     The Supervisory Board unanimously recommends that shareholders vote to approve its decision to issue 8,146,665 shares of Common Stock to be used as consideration, together with cash, for the purchase of all ownership interests in HBI from WEDGE.

DESCRIPTION OF HBI'S BUSINESS

     HBI is a holding company with subsidiaries specializing in engineering, designing, fabricating and constructing processing facilities and equipment for the petrochemical, refining and natural gas industries. HBI's subsidiaries also custom engineer, construct and install combustion equipment for the petrochemical, refining, pharmaceutical and wood products industries. In addition, HBI has entered into an agreement with Conoco to pursue the development of gas-to-liquids technology, which transforms natural gas into liquid hydrocarbons. HBI is currently the sole manufacturer of reformers and other component parts for the fuel cells manufactured by ONSI Corporation.

     HBI has three main subsidiaries, Howe-Baker Engineers, Inc. ("Howe-Baker Engineers"), Matrix Engineering Ltd. ("Matrix") and Callidus Technologies, Inc. ("Callidus"), which provide specialty services and equipment.

HOWE-BAKER ENGINEERS, INC.

     Howe-Baker Engineers designs, engineers, constructs and upgrades refineries for use in the petroleum industry. In addition, Howe-Baker Engineers designs and constructs synthesis gas plants, which generate industrial gases, such as hydrogen, carbon dioxide and carbon monoxide, for commercial use. Howe-Baker Engineers also engineers and constructs desalting and dehydrating plants, which remove water, salt and sediment from produced crude oil before shipment, storage or further processing.

     Howe-Baker, L.P., a subsidiary of Howe-Baker Engineers, specializes in designing, engineering and constructing natural gas processing plants. These plants remove liquid and gaseous substances from natural gas before the gas is transported via pipeline.

MATRIX ENGINEERING LTD.

     Matrix, through its two operating units, Matrix Engineering and A&B Builders, provides a broad range of services to the petroleum refining and petrochemical industries, including multi-disciplined engineering services such as engineering design, project management and architectural drafting, and general industrial construction, construction management, fabrication and construction services. Matrix was acquired by HBI in July 1999.

     Matrix's general construction activities focus predominately on projects for petroleum refineries, chemical and petrochemical plants, steel mills, pulp and paper mills and municipalities. Matrix provides its customers with a full range of construction services, including site preparation, foundation installation, equipment erection, building construction, piping, instrumentation and electrical installation and start-up of the facility. In addition to construction services, Matrix also provides construction management services, such as assisting in the selection of the general contractor and subcontractors, identifying and resolving engineering and construction problems, and developing, managing and coordinating a site safety program. Matrix also designs, engineers, fabricates and installs modular processing plants to be integrated into larger plants or refineries.

CALLIDUS TECHNOLOGIES, INC.

     Callidus specializes in combustion and environmental technology. Callidus designs and produces combustion equipment, such as burners, gas and liquid incinerators, flares and rotary kilns, to address environmental and safety concerns for its clients in the petrochemical, refining, pharmaceutical and wood products industries. In addition, Callidus provides engineering and consultation services to help its clients maintain compliance with continually changing environmental regulatory requirements. Callidus was acquired by HBI in December 1999.

HBI'S SHAREHOLDERS AND DIVIDEND POLICY

     Currently, all of HBI's outstanding capital stock, consisting of 880 shares of common stock, is owned by WEDGE either directly or indirectly through wholly-owned subsidiaries of WEDGE. Subsequent to 1997, HBI typically declared and paid regular dividends equal to approximately 25% of the previous fiscal year's net income plus amortization. In February 2000, HBI declared and paid a special dividend to WEDGE in connection with the surrender of a life insurance policy equal to the surrender value of the policy. The following table shows dividends paid by HBI from January 1, 1998 to date:

DATE OF DIVIDEND                                 REGULAR DIVIDENDS   SPECIAL DIVIDENDS
----------------                                 -----------------   -----------------
                                                            (IN THOUSANDS)
March 2000.....................................       $3,173                 --
February 2000..................................           --               $891
March 1999.....................................        3,318                 --
March 1998.....................................        2,600                 --

BACKGROUND OF THE HBI TRANSACTION

     On April 6, 1999, William H. (Bill) White, President and Chief Executive Officer of WEDGE, wrote to our Chairman, Gerald M. Glenn, regarding his idea to combine WEDGE's wholly-owned subsidiary, HBI, with CB&I. In June 1999, Mr. White met with Mr. Glenn in Chicago regarding a potential transaction. The result was an informal agreement to study the idea further and talk again in the future.

     In August 1999, WEDGE retained the services of Goldman Sachs & Company to advise it in regard to the disposition of HBI.

     On August 27, 1999, Mr. White in a letter to Mr. Glenn further described his reasons for concluding that a CB&I/HBI combination would be successful in the markets in which these two companies participate. Mr. White's letter suggested alternative types of transactions, including a merger or leveraged buyout of the two firms, and included pro forma financial data on HBI.

     Mr. Glenn, Mr. White and certain members of their staffs held discussions throughout September 1999, examining the merits of a proposed transaction. WEDGE indicated that it was not interested in acquiring a controlling interest, or in taking an active role in managing CB&I's business, but rather that the CB&I management team would remain in place to manage the combined entity.

     On October 4, 1999, Timothy J. Wiggins, our Chief Financial Officer, visited Houston and met with Mr. White to continue the discussion regarding a potential transaction, which was followed by a similar meeting in Chicago on December 22, 1999 between Mr. White and Mr. Glenn.

     On January 7, 2000, CB&I, along with other potential purchasers, received a confidential offering memorandum prepared by Goldman Sachs & Company in connection with WEDGE's decision to explore the possible divestiture of HBI through an auction process. The offering memorandum provided an overview of HBI's business and historical and projected financial performance.

     On February 7, 2000, Mr. White, in a letter to Mr. Glenn and Mr. Wiggins, outlined WEDGE's views as to the value of HBI and confirmed previous discussions that WEDGE would look favorably on an offer from CB&I for HBI that would include equal proportions of cash and shares. WEDGE also reiterated that it was only interested in being a passive investor in any resulting combination, and confirmed that it would agree to appropriate shareholder restrictions to insure that WEDGE could not effect a change in control of CB&I.

     On February 11, 2000, Mr. White forwarded to Mr. Glenn certain financial analyses that WEDGE had used in reviewing proposed transactions involving HBI.

     On February 17, 2000, we sent a letter to WEDGE expressing our interest in pursuing the acquisition of HBI, subject to various terms and conditions, including (i) a comprehensive due diligence review, (ii) the arrangement of necessary financing, (iii) no material adverse change in the business, operations, financial condition, properties and prospects of HBI from the information contained in the confidential offering memorandum, and (iv) the retention of key HBI personnel.

     On February 24, 2000, at the Company's regular quarterly Supervisory Board meeting in Nuevo Laredo, Mexico, our management team outlined a strategy for the possible acquisition of HBI. The Supervisory Board authorized management to proceed with discussions and suggested the hiring of an investment banker to advise management and the Supervisory Board in connection with the proposed acquisition.

     On February 29, 2000, Mr. White wrote Mr. Glenn to express WEDGE's continued interest in a potential transaction with CB&I and to thank Mr. Glenn for his continued interest in HBI.

     On February 29, 2000, we retained the services of Credit Suisse First Boston ("CSFB") to act as financial advisor to the Supervisory Board with respect to the proposed acquisition of HBI.

     On March 2, 2000, we commenced a due diligence investigation of HBI, beginning with a presentation given at HBI's offices in Tyler, Texas by HBI's management to our senior management team.

     On March 6, 2000, several members from WEDGE's management team conducted a due diligence visit to our offices in Plainfield, Illinois for a day long session covering our operations and financial outlook.

     On March 10, 2000, having completed about a week's due diligence work, we notified WEDGE that we were interested in pursuing a transaction for HBI, but did not wish to incur the significant costs of a further due diligence effort without an opportunity to negotiate and conclude the transaction on an exclusive basis.

     During the remainder of March and the first week of April 2000, the other potential purchasers of HBI completed their due diligence and WEDGE received their indications of interest and/or preliminary offers.

     On April 10, 2000, WEDGE offered us an opportunity to complete our due diligence of HBI and to negotiate a transaction to acquire HBI on an exclusive basis.

     During the remainder of April, further communications took place between WEDGE and us, both directly and through our respective advisors, regarding the negotiation of a draft term sheet and the terms of a possible exclusive negotiating arrangement.

     On May 3, 2000, CB&I and WEDGE agreed to pursue negotiations of a definitive purchase agreement for HBI on an exclusive basis based on a proposal that involved payment by us of a substantial cash consideration component and a lesser equity portion and conditioned upon our ability to obtain necessary debt financing.

     On May 12, 2000, our preliminary acquisition proposal for HBI was approved by the Supervisory Board, subject to a detailed examination and review to be conducted by a three member special committee of the Supervisory Board ("Special Committee") which was charged with making a recommendation to the Supervisory Board. This preliminary proposal involved the acquisition of all outstanding ownership interests in HBI for consideration from us consisting of $82 million in cash, 3.1 million shares, a $40 million subordinated note, a deferred purchase price element of approximately $13 million, and the assumption of certain liabilities. Under this proposal, WEDGE would have been subject to a standstill agreement limiting its equity ownership in CB&I to 35% and entitling it to one representative on the Supervisory Board as long as its equity ownership exceeded 15%.

     On June 6, 2000, the Special Committee met and conducted a detailed review of the proposed transaction. On June 7, 2000, the Special Committee presented its report and recommendation at a meeting of the Supervisory Board, which unanimously approved proceeding with the transaction subject to review of the final terms and conditions by the Special Committee.

     As negotiations proceeded through mid-June, we concluded in discussions with WEDGE that the interests of CB&I and the proposed combined entity, as well as the investment objectives of WEDGE, could be better served by restructuring the transaction in a way that would reduce the cash portion (and thereby reduce the amount of debt we would incur to finance the cash portion), and increase the equity component, of the consideration to be paid by us for HBI, provided that adequate safeguards could be put in place to prevent control of CB&I from passing to WEDGE.

     During July, we and WEDGE pursued negotiations of a definitive Purchase Agreement and a form of WEDGE Shareholder Agreement based upon a restructured proposal, which became the ultimate terms of the HBI Transaction. Contingent upon our agreement to purchase HBI, WEDGE initiated discussions with

First Reserve regarding the possible sale to First Reserve of approximately one-half of the shares that WEDGE would receive from us in the HBI Transaction. WEDGE contacted First Reserve, a leading private equity firm specializing in the energy industry with particular expertise in corporate consolidations, because WEDGE believed that First Reserve would add additional expertise at the Supervisory Board level to help CB&I implement its growth plans and aid in the consolidation of HBI into CB&I, and because WEDGE desired to decrease its otherwise potentially concentrated holding in CB&I.

     During the third week of July, we permitted First Reserve to commence a due diligence investigation of the Company subject to a confidentiality agreement, and we began negotiations with First Reserve regarding the form of a First Reserve Shareholder Agreement.

     On July 28, 2000, the Special Committee met and reviewed with the CB&I management team the restructured proposal to acquire HBI and heard a presentation by CSFB regarding the fairness of the transaction to CB&I from a financial point of view. At a subsequent meeting of the Supervisory Board that day, the Special Committee recommended to the Supervisory Board that the proposed acquisition be approved. The Supervisory Board approved the acquisition and, subject to the approval of the final terms by the Special Committee, unanimously resolved to submit the proposed transaction to a vote of our shareholders.

     On July 30, 2000, CB&I and WEDGE signed the Purchase Agreement and WEDGE and First Reserve signed the First Reserve Agreement.

OUR REASONS FOR THE HBI TRANSACTION

     The Supervisory Board and our management board (the "Management Board") have unanimously determined that the HBI Transaction is fair to, and in the best interests of, the Company and our shareholders. Our Management Board and the Supervisory Board believe the acquisition of HBI represents a unique opportunity to advance our long-term strategic growth plan with a transaction that meets all of our key criteria for potential acquisition targets. Such criteria involve identifying target companies that: (i) enable us to provide more cost-effective customer solutions; (ii) are well-managed; (iii) have strong growth prospects;
(iv) can be acquired without excessive leverage; (v) have above-average margins;
(vi) give us the ability to leverage our core skills and infrastructure; (vii) have a strong cultural fit; and (viii) are priced fairly. We believe the HBI Transaction meets these criteria and will contribute to the creation of value for our shareholders for the following reasons:

     1. The combination of CB&I and HBI will produce a company that can offer customers a single supplier of integrated process and storage solutions on a worldwide basis, using in-house engineering and construction forces. In addition, we believe there will be an upturn in the hydrocarbon market for several reasons. Our backlog has increased as a result of larger orders. We expect new business taken for the third quarter to exceed new business taken in the second quarter. The recent substantial increase in the price of oil has resulted in increased cash flow to the hydrocarbon industry and leads us to expect increased capital expenditures by the industry. Finally, the Asian economic crisis appears to be slowly improving. Together, CB&I and HBI will be able to leverage an upturn in the hydrocarbon market across a much larger company, which will translate into greater efficiencies and lower costs to our customers.

     2. HBI is well-managed, with a depth of solid and experienced managers who have grown the company profitably over the years in its market niche, and who have developed their business model to minimize overhead and maximize efficiency.

     3. We believe HBI has solid growth prospects, particularly in the four key target areas of the hydrocarbon industry that we have identified as offering strong near-term and long-term potential -- namely, natural gas processing, hydrogen and synthetic gases, gas-to-liquid conversion and fuel cells.

     4. By using our shares as the primary consideration, we are acquiring HBI without adding significant leverage to our balance sheet. Our affiliation with WEDGE and First Reserve aligns us with investment firms that have an excellent track record in identifying and enhancing value in the companies in which they have invested. In addition, with a strong balance sheet and low debt level, we can be an active participant in the current engineering and construction industry consolidation, with financial capacity to seek additional acquisition opportunities (such as the PDM Transaction).

     5. In the HBI Transaction, we are acquiring a company that enjoys what we believe to be some of the highest margins in the engineering and construction business, due to its low cost structure, proprietary technology, value-added approach and selectivity in the jobs it undertakes.

     6. The combination of CB&I and HBI offers substantial opportunities for synergy and leverage. HBI has a need to expand the international distribution of its products and services; we have an established international infrastructure that needs more business to support and leverage it. There are opportunities to combine both companies' technologies in natural gas liquefaction to service this growing segment of the energy industry. We also expect to achieve synergies in manufacturing and engineering, and the combination of field construction forces, particularly in the areas of refinery repair and modification work.

     7. Both CB&I and HBI are singular companies with outstanding reputations in the engineering and construction industry and rich histories of technological innovation and market leadership. We believe there is an excellent cultural fit.


     8. Market conditions that are adversely affecting our current results of operations include a lack of capital spending by our key customers, the Asian economic crisis, distractions in the hydrocarbon industry caused by mergers and consolidation and the cyclic nature of the hydrocarbon industry. We believe these conditions have created an opportunity to grow our business at an attractive price without excessively leveraging our balance sheet because they have resulted in relatively depressed price earnings multiples for target companies. Arthur Andersen LLP has been engaged to assist us with an integration program for CB&I and HBI. We expect to be able to streamline operations and reduce costs, particularly with respect to facility utilization, at both CB&I and HBI to position the combined entity for growth, although we do not expect such cost reduction will have a material effect on our financial condition and results of operations.


OPINION OF FINANCIAL ADVISOR TO CB&I'S SUPERVISORY BOARD

     Credit Suisse First Boston acted as exclusive financial advisor to the Supervisory Board in connection with the HBI Transaction. In connection with Credit Suisse First Boston's engagement, the Supervisory Board requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the Company of the consideration to be paid by us pursuant to the Purchase Agreement. On July 28, 2000, Credit Suisse First Boston rendered an oral opinion to the Supervisory Board, subsequently confirmed by delivery of a written opinion dated July 30, 2000, the date of the Purchase Agreement, to the effect that, as of the date of the opinion and based on and subject to the matters stated in the opinion, the consideration to be paid by us in the HBI Transaction was fair to the Company from a financial point of view.


     THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION TO THE SUPERVISORY BOARD DATED JULY 30, 2000, WHICH DESCRIBES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO AND EXPRESSLY INTENDED FOR THE USE AND BENEFIT OF THE SUPERVISORY BOARD AND RELATES ONLY TO THE FAIRNESS TO THE COMPANY, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID BY US, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED HBI TRANSACTION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE OR ACT ON ANY MATTER RELATING TO THE HBI TRANSACTION. SHAREHOLDERS ARE URGED TO READ THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S OPINION ATTACHED AS ANNEX B TO THIS PROXY STATEMENT FOR ADDITIONAL INFORMATION NOT CONTAINED IN THE SUMMARY OF THE OPINION INCLUDED IN THIS PROXY STATEMENT.


     In arriving at its opinion, Credit Suisse First Boston reviewed certain publicly available business and financial information relating to the Company and certain business and financial information relating to HBI, as well as (i) the Purchase Agreement and (ii) the Shareholder Agreement to be entered into by WEDGE and us concerning board composition, voting, share transfers and other matters relevant to Credit Suisse First Boston's opinion. Such Shareholder Agreement also includes the form of Shareholder Agreement which First Reserve has agreed to enter into, and concerns similar matters. Credit Suisse First Boston also reviewed certain other information, including financial forecasts (including those related to earn-outs assumed and payable by us), provided to Credit Suisse First Boston by HBI and us, and met with HBI's and our management to discuss the business and prospects of HBI and the Company, including our present intentions regarding stock repurchases.

     Credit Suisse First Boston also considered certain financial and stock market data of the Company and certain financial data of HBI, and compared those data with similar data for publicly held companies in businesses similar to those of HBI and the Company and considered the financial terms of certain other business combinations and other transactions which have recently been effected. Credit Suisse First Boston considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. For purposes of its opinion Credit Suisse First Boston assumed, with the Supervisory Board's consent, that each party would perform all of the covenants and agreements required to be performed by it under the Shareholders Agreement and that such agreement and the proposed amendments to our Articles of Association described in Item 2 of this proxy statement and referenced in the WEDGE Shareholder Agreement would be fully enforceable, in accordance with their terms, under all applicable laws, including, without limitation, the laws of The Netherlands and the State of New York. As to all matters of corporate and other law, Credit Suisse First Boston, with the Supervisory Board's consent, relied upon the advice of our counsel.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by Credit Suisse First Boston and relied on the information being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston assumed that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of HBI's and our management as to the future financial performance of HBI and the Company. In addition, Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of HBI, and was not furnished with any such evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the Common Stock when issued to the stockholder of HBI or the prices at which the Common Stock would trade subsequent to the HBI Transaction. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

     In preparing its opinion to the Supervisory Board, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of its analyses but it is a description of all of its material analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters. Many of these factors are beyond the control of the Company and HBI. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to the Company or the proposed HBI Transaction, nor is an evaluation of the results of those analyses entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis do not necessarily reflect actual values or predict future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were only some of the many factors considered by the Supervisory Board in its evaluation of the proposed HBI Transaction and should not be viewed as determinative of the views of the Supervisory Board or our management with respect to the consideration to be paid, and other matters in connection with, the HBI Transaction. Although Credit Suisse First Boston evaluated the consideration to be paid in the HBI Transaction from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the HBI Transaction, which consideration was determined between WEDGE and us.

     The following is a summary of the material analyses underlying Credit Suisse First Boston's opinion to the Supervisory Board in connection with the HBI Transaction and presented to the Supervisory Board at its July 28, 2000 meeting (and as subsequently confirmed in writing). The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

DISCOUNTED CASH FLOW ANALYSIS

     Credit Suisse First Boston estimated the present value of future streams of unlevered free cash flows that HBI could produce on a stand-alone basis through fiscal year 2010 based on projections developed by our management. Credit Suisse First Boston performed its discounted cash flow analysis based on two scenarios for HBI: (1) a base case assuming a nearly full recovery in HBI's markets over the next couple of years; and (2) an alternative case based on a more conservative sales outlook and slower margin recovery. The base case incorporates HBI management estimates in 2000 and 2001 while the alternative case incorporates HBI management estimates in 2000 only.


     The following table sets forth the key assumptions of sales growth, profitability margin and capital expenditures that underlie each forecasted case (dollars in millions):



                                                                                 2002-2010P
                               2000E                   2001P                     (PER YEAR)
                       ---------------------    --------------------    ----------------------------
                        BASE     ALTERNATIVE    BASE     ALTERNATIVE        BASE        ALTERNATIVE
                        CASE        CASE        CASE        CASE            CASE            CASE
                       ------    -----------    -----    -----------    ------------    ------------
Sales                  $  237      $  237       $ 298       $ 263       $312 - $462     $271 - $343
  % Growth              (23.0)%     (23.0)%      25.6%       11.0%          5.0%            3.0%
EBITDA                 $   26      $   26       $  41       $  33        $44 - $67       $35 - $44
  % Margin               10.9%       10.9%       13.7%       12.4%      14.2 - 14.6%       12.8%
EBIT                   $   21      $   21       $  36       $  28        $39 - $62       $30 - $39
  % Margin                9.0%        9.0%       12.1%       10.5%      12.6 - 13.5%    11.1 - 11.4%
Capital Expenditures   $    2      $    2       $   2       $   2         $2 - $3         $2 - $3
  % of Sales              0.8%        0.8%        0.7%        0.8%          0.6%            0.7%


     Ranges of terminal values were estimated using multiples of terminal year EBITDA of 4.5x to 6.5x. The free cash flow streams and terminal values were then discounted to present value using discount rates ranging from 11 percent to 13 percent. This analysis indicated an enterprise value reference range for HBI of approximately $260 million to $300 million for the base case and approximately $180 million to $220 million for the alternative case.

COMPARABLE COMPANY ANALYSIS

     Credit Suisse First Boston analyzed the operating performance of HBI relative to the following publicly traded companies that are in the engineering and construction industry: (i) Tier 1: Chicago Bridge & Iron Company N.V., Fluor Corporation, Foster Wheeler Corporation, Jacobs Engineering Group Inc. and Technip; and (ii) Tier 2: ABB Ltd., Linde AG and Morrison Knudsen Corporation. The analysis was based on publicly available equity research analysts' projections and public filings. Each of the aforementioned comparable companies was selected and deemed comparable for purposes of this analysis by Credit Suisse First Boston on the basis of similar operating and financial characteristics in the industries in which they operate. Credit Suisse First Boston calculated adjusted market value (fully diluted equity market value, plus total debt, less cash and cash equivalents) (AMV) as a multiple of EBITDA and as a multiple of EBIT for calendar years 2000 and 2001. Credit Suisse First Boston also compared price to earnings (P/E) multiples using estimated net income for calendar years 2000 and 2001. This analysis indicated multiples for the aforementioned companies as set forth in the table below:

                                               AMV/EBITDA         AMV/EBIT            P/E
                                             --------------    --------------    --------------
COMPANY                                      2000E    2001E    2000E    2001E    2000E    2001E
-------                                      -----    -----    -----    -----    -----    -----
TIER 1
Chicago Bridge & Iron Company N.V. ......     4.2x     3.7x     6.6x     5.6x     7.3x     6.3x
Fluor Corporation........................     4.8x     4.5x     8.9x     7.8x    10.7x     9.6x
Foster Wheeler Corporation...............     6.1x     5.3x     8.8x     7.7x     8.1x     6.7x
Jacobs Engineering Group Inc. ...........     6.9x     6.2x     8.9x     7.8x    12.2x    10.8x
Technip..................................     5.6x     4.8x     6.5x     5.4x    15.9x    13.4x
TIER 2
ABB Ltd. ................................    11.5x    10.4x    15.8x    14.0x    13.4x    11.4x
Linde AG.................................     7.1x     6.7x    14.0x    12.7x    19.9x    16.1x
Morrison Knudsen Corporation.............     6.9x     6.2x     8.9x     7.8x    12.2x    10.8x

     Application of these multiples to the corresponding financial data for HBI (adjusting for net debt of HBI and certain other assumed liabilities including earnouts payable by HBI) indicated an implied enterprise value reference range for HBI of approximately $150 million to $200 million.

COMPARABLE ACQUISITIONS ANALYSIS

     Using publicly available information, Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples paid in selected acquisition transactions involving companies in the engineering and construction industry announced since November 1992. Each such selected acquisition transaction was selected and deemed comparable for the purposes of this analysis by Credit Suisse First Boston on the basis of similar operating and financial characteristics in the industries in which they operate. All multiples for the selected transactions were based on information available at the time of announcement of the transaction. Credit Suisse First Boston calculated the adjusted purchase price (fully diluted equity market value, plus total debt, less cash and cash equivalents) in each of the selected acquisitions as a multiple of last twelve months' (LTM) sales, LTM EBITDA and LTM EBIT.

DATE            ACQUIROR                     TARGET                SALES   EBITDA   EBIT
----      --------------------  ---------------------------------  -----   ------   -----
7/6/00    The Shaw Group, Inc.  Stone & Webster Engineering        0.2x       NM       NM
                                  Corporation
5/8/00    Jacobs Engineering    Stone & Webster Engineering        0.2x       NM       NM
            Group Inc.            Corporation(1)
4/18/00   Morrison Knudsen      Raytheon Engineers & Constructors  0.3x       NA       NA
            Corporation           International, Inc.
2/16/00   AMEC p.l.c.           AGRA Earth and Environmental,      0.4x     6.7x     9.5x
                                  Inc.
8/9/99    Ashland Inc.          Superfos Construction US           1.0x     8.7x    15.2x

DATE            ACQUIROR                     TARGET                SALES   EBITDA   EBIT
----      --------------------  ---------------------------------  -----   ------   -----
5/5/99    URS Corporation       Dames & Moore Group                0.6x     8.2x    11.4x
3/22/99   Morrison Knudsen      GESCO (Westinghouse)               1.6x     6.2x     6.8x
            Corporation
3/8/99    Anteon Corporation    Analysis & Technology, Inc.        0.7x     8.4x    11.1x
2/17/99   NCC AB                Superfos Construction              0.7x       NA       NA
12/21/98  Technip               KTI, Inc. (Mannesmann)             0.1x       NA     4.2x
12/9/98   Jacobs Engineering    Sverdrup Technology, Inc.          0.2x     7.3x     8.8x
            Group, Inc.
5/20/96   Raytheon Engineers &  Rust International                 0.3x       NA       NA
            Constructors
            International,
            Inc.
11/29/95  Fried Krupp AG        Uhde GmbH (Hoechst AG)             1.3x       NA    24.1x
            (Germany)
6/30/95   Raytheon Engineers &  Litwin E&C and Litwin S.A.         0.2x     4.0x     5.4x
            Constructors
            International,
            Inc.
12/6/94   OHM Corp.             Rust International Hazard and      0.4x       NA    11.8x
                                  Nuclear Waste Removal
2/8/94    Earth Technology      Summit Environmental Group, Inc.   0.9x     9.0x    15.0x
            Corporation
11/17/93  Raytheon Engineers &  Ebasco Services Inc.               0.3x       NA    16.5x
            Constructors
            International,
            Inc.
11/13/92  Rust International    Brand Cos (Chemical Waste          1.3x     9.6x    13.7x
                                  Management, Inc.)

---------------
NA = Not applicable
NM = Not meaningful
(1) Withdrawn

     Applying these multiples to corresponding financial data for HBI indicated an implied enterprise value range for HBI of approximately $175 million to $250 million.

CREDIT SUISSE FIRST BOSTON REFERENCE RANGE

     Based on the discounted cash flow analyses, comparable companies analysis and comparable acquisitions analysis, Credit Suisse First Boston derived an enterprise value reference range of $175 million to $250 million. Credit Suisse First Boston also established a pro forma enterprise value reference range of $185 million to $260 million by adding to such range the net present value of certain tax benefits (see "Item 1 -- Approval of Share Issuance: The HBI Transaction -- Certain Federal Income Tax Consequences") which our management had advised Credit Suisse First Boston would result from the acquisition. At $13.88 per share, our stock price the day prior to the announcement of the HBI Transaction, the proposed total consideration to be paid in the transaction (after adjustment for net debt of HBI and certain other assumed liabilities, including earnouts payable by HBI) represents an enterprise value for HBI of approximately $167 million.

OTHER

     Credit Suisse First Boston acted as exclusive financial advisor to the Supervisory Board in connection with the HBI Transaction. The Supervisory Board selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise, reputation and familiarity with our business. Credit Suisse First Boston is an internationally recognized investment banking firm and regularly engages in the evaluation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to an engagement letter dated February 29, 2000, we agreed to pay Credit Suisse First Boston $100,000 upon execution of the engagement letter and $1,900,000 upon the closing of the HBI Transaction against which the $100,000 retainer would be credited. Credit Suisse First Boston has received a total of $206,890 in compensation for services provided to us during the last two years in connection with repurchases of shares.

THE PURCHASE AGREEMENT

GENERAL

     The Purchase Agreement calls for us and our subsidiary to purchase all of the outstanding ownership interests of HBI from WEDGE and a subsidiary of WEDGE for consideration consisting of 8,146,665 Registered Shares, $28 million in cash and the assumption of certain liabilities. Subject to certain limited exclusions and certain indemnification obligations of WEDGE discussed below, we will acquire substantially all of the assets of HBI (other than HBI working capital and certain miscellaneous assets), and assume of all the liabilities of HBI, including a $5.7 million promissory note and certain contingent earn-out obligations payable to former owners of certain HBI subsidiaries. The Purchase Agreement calls for a possible upward or downward adjustment in purchase price to be made after closing based on the actual level of HBI working capital on the closing date. (The parties have assumed a level of HBI working capital at the time of closing of $32,000,000, which would be paid by us to WEDGE. If the actual amount of HBI working capital on the closing date is less than the sum of $30,000,000 plus an amount of up to $500,000 in potential bonuses paid to HBI employees prior to the closing date, then the cash portion of the purchase price would be reduced by the amount of such shortfall. If the actual amount of HBI working capital on the closing date is more than $34,000,000, then the cash portion of the purchase price will be increased by the amount of such excess.)


     The Purchase Agreement, together with the First Reserve Agreement and the forms of the WEDGE Shareholder Agreement and the First Reserve Shareholder Agreement discussed below, were filed by us with the SEC as exhibits to our Current Report on Form 8-K dated July 30, 2000, as amended. Shareholders are urged to read the full text of these Agreements contained in this Report for additional information not included in the summary of such Agreements set forth in this Proxy Statement.


CONDITIONS TO CLOSING

     Conditions to Each Party's Obligations to Consummate the HBI
Transaction. The respective obligations of WEDGE and us to effect the HBI Transaction on the closing date are subject to receipt of all required governmental approvals on or prior to such date.

     Additional Conditions to the Obligation of WEDGE. The obligation of WEDGE to effect the HBI Transaction is subject to the satisfaction or waiver of the following additional conditions:

     - our having made application and received approval for listing of the 8,146,665 Registered Shares being issued to WEDGE on a "when-issued" basis on the New York Stock Exchange, Inc.;

     - our representations and warranties in the Purchase Agreement being true and correct as of the closing date, other than such changes or exceptions as are contemplated by the Purchase Agreement or that could not reasonably be expected to have a material adverse effect; and

     - our delivery of various required closing documents.

     Additional Conditions to Our Obligations. Our obligation to effect the HBI Transaction is subject to the satisfaction or waiver of the following additional conditions:

     - our shareholders approving the proposals set forth in Items 1, 2 and 3 of this Proxy Statement;

     - the receipt of all non-governmental, third party consents necessary (i) to prevent termination of a material HBI right or privilege or (ii) to consummate the HBI Transaction (including consent of the required lenders under our primary bank credit facility);

     - the termination of, and release of liens under, HBI's existing bank credit facility;

     - WEDGE's representations and warranties in the Purchase Agreement being true and correct as of the closing date, other than such changes or exceptions as are contemplated by the Purchase Agreement or that could not reasonably be expected to have a material adverse effect; and

     - WEDGE's delivery of various required closing documents.

REPRESENTATIONS AND WARRANTIES

     In the Purchase Agreement, we and WEDGE have made various customary representations and warranties relating to, among other things, (i) due organization, valid existence and good standing of the parties, subsidiaries' information and similar corporate matters, (ii) the authorization, execution, delivery and enforceability of the respective agreements and consummation of the transactions contemplated by the Purchase Agreement, (iii) no conflicts under charter documents, no violations of law or material agreements or obligations, and required consents or approvals, in each case that might be caused or required by the HBI Transaction, and (iv) any liabilities to brokers or finders. In regard to the business of CB&I, on the one hand, and the business of HBI, on the other hand, we and WEDGE have made respective representations and warranties regarding (i) capitalization, (ii) litigation, (iii) compliance with worker safety and environmental laws, (iv) material contracts, (v) intellectual property, (vi) insurance, (vii) employee benefit, ERISA and labor matters, and
(viii) absence of certain changes during the current fiscal year. The Purchase Agreement also contains representations and warranties of WEDGE as to its ownership of HBI and certain securities law matters as well as representations and warranties relating to the following aspects of HBI's business, operations and financial condition: (i) HBI's financial statements and material outstanding liabilities, (ii) material licenses and compliance with material obligations and laws, (iii) validity of receivables, (iv) real property and leases, (v) tax matters and (vi) related party transactions. In addition, the Purchase Agreement contains representations and warranties by us relating to: (i) the integrity of our filings with the SEC (including financial statements contained therein) and our material outstanding liabilities, (ii) the general absence of Company rights agreements applicable to the HBI Transaction, and (iii) our access to data concerning HBI.

COVENANTS

     The Purchase Agreement provides for a number of covenants by the parties pending the closing, including the following:

          1. WEDGE agrees to cause HBI and its subsidiaries, and we agree, to:
     (a) carry on the respective businesses of HBI and CB&I and perform the respective obligations of each in the ordinary course of business consistent with past practices, (b) use reasonable commercial efforts to maintain the respective business organizations intact, including retention of key employees and maintaining of relationships with outside parties such as customers and suppliers, and (c) comply with applicable laws and keep present insurance policies in force;

          2. WEDGE agrees, and agrees to cause HBI and its subsidiaries, to: (a) not increase or commit to increase cash compensation payable to HBI employees or to make discretionary bonus or management fee payments to any person, except bonuses or salary increases consistent with past practice and up to an additional $500,000 in bonuses to HBI employees, (b) not adopt any new employee benefit plans or materially amend any such existing plans (with certain exceptions), (c) not create or permit any liens on the assets of HBI and its subsidiaries (with certain exceptions), (d) not merge with another entity and not make any disposition of assets outside the ordinary course of business except as contemplated by the Purchase Agreement, (e) not waive any material rights or claims (except billing adjustments in the ordinary course) or materially breach or terminate any material contract or material governmental approval, and (f) not enter into any other transaction material to HBI's business which is not in the ordinary course consistent with past practice or which is prohibited by the Purchase Agreement;

          3. We agree to (a) not solicit or encourage or participate in discussions or negotiations regarding a business combination transaction that is an alternative proposal to the HBI Transaction, except that prior to approval of the HBI Transaction by our shareholders, the Supervisory Board, in response to an alternative proposal that is unsolicited and reasonably likely to lead to a superior transaction for our shareholders as compared to the HBI Transaction, may furnish non-public information to (subject to a customary confidentiality agreement), and participate in negotiations with, the party making such alternative proposal, (b) not create or permit any liens on our assets (with certain exceptions), (c) not merge with another entity and not make any disposition of substantially all of our assets, (d) not materially breach any material contract or material governmental approval, and (e) not enter into any other transaction which would have a material adverse effect on our business which is not in the ordinary course consistent with past practice or which is prohibited by the Agreement;

          4. WEDGE agrees to cause a subsidiary of HBI to vacate certain leased property located in Beaumont, Texas on or before the closing date, and we agree not to occupy or use such property after the closing date;

          5. We and WEDGE agree to provide each other and each other's representatives with reasonable access to information, key employees and properties of the respective businesses of HBI and the Company, subject to certain confidentiality provisions;

          6. We and WEDGE agree to provide each other with notice of certain events relating to the HBI Transaction, including our agreement to provide WEDGE with information concerning any alternative business combination proposal received by us or the initiation by any third party of discussions or negotiations regarding the same;

          7. We and WEDGE each agree to make the required filings under the HSR Act (we agreed to pay the filing fees), and to use commercially reasonable efforts to take all actions and do all things necessary to consummate the HBI Transaction and to obtain all necessary waivers, consents or approvals of third parties and governmental authorities (including approval under the HSR Act);

          8. We agree to hold the Special Meeting and to prepare and mail this Proxy Statement for the purpose of seeking approval of the matters set forth in Items 1, 2 and 3 herein; and

          9. We and WEDGE agree to consult with one another prior to the making of any public statements regarding the Purchase Agreement or the HBI Transaction.

     The Purchase Agreement also contains a number of covenants relating to post-closing obligations of the parties, including the following:

          1. We agree to pay bonuses to the employees of HBI and its subsidiaries for the year 2000 at the times and in the amounts consistent with past practice;

          2. We and WEDGE agree on how various tax matters are to be handled, including (a) allocation of responsibility for tax liabilities and tax returns for periods before and after the closing date, (b) cooperation in tax proceedings and in the exchange of tax-related information, and (c) the termination, effective as of the closing date, of certain tax allocation arrangements between WEDGE and HBI;

          3. We agree to preserve the books and records of HBI and its subsidiaries for certain time periods and to make such books and records accessible to WEDGE; WEDGE agrees to forward to us mail belonging to HBI and its subsidiaries; and

          4. We and WEDGE agree to cooperate in the defense or prosecution of litigation relating to the business of HBI, and in general to take such actions and deliver such documentation as may be reasonably required or appropriate to carry out the HBI Transaction.

INDEMNIFICATION

     In the Purchase Agreement, WEDGE and we agree to indemnify each other in respect of damage claims arising from the breach of either party's representations, warranties and covenants under the Purchase Agreement. In addition, WEDGE agrees to indemnify us against certain governmental or third party claims arising out of certain identified environmental conditions on specific HBI properties during certain time periods. The respective representations and warranties upon which an indemnification claim by either party can be based terminate in certain cases twelve months after the closing date and in certain other cases five years after discovery of the condition or circumstance causing the breach; certain other representations and warranties of the parties survive indefinitely. Generally, neither party is required to indemnify the other party unless and until the aggregate amount of all indemnified losses incurred by such other party exceeds a threshold amount of $5 million. In addition, neither party is liable for indemnified losses incurred by the other party which exceed an aggregate ceiling amount of $40 million, except that in the case of WEDGE's representations, warranties and separate indemnity relating to environmental matters, a separately aggregated ceiling amount of $60 million will apply to WEDGE's indemnification obligations to us. In respect of damage claims asserted by us against WEDGE which are covered in whole or in part by certain prepaid insurance contracts, only that portion of the damage claim not insured and not actually paid will be deemed to be an indemnifiable loss (such insurance recovery will be taken into account in calculating the applicable ceiling amount but not taken into account in calculating the applicable threshold amount). WEDGE has agreed to cooperate with and assist us in securing recoveries under insurance policies issued on or prior to the closing date in certain cases where indemnification from WEDGE is not available.

TERMINATION OR AMENDMENT

     The Purchase Agreement may be terminated by the mutual written consent of WEDGE and us. The Purchase Agreement may also be terminated as follows: (i) by either WEDGE or us if the HBI Transaction has not been consummated by December 31, 2000; (ii) by us at any time prior to the Special Meeting if there is an unsolicited alternative business combination proposal which the Supervisory Board in good faith in the exercise of its fiduciary duties determines represents a superior transaction for our shareholders as compared to the HBI Transaction, provided that we shall have (a) provided WEDGE with prior written notice of the intent to terminate the Purchase Agreement as well as a summary of the material terms of such alternative proposal and (b) paid to WEDGE a $5 million termination fee; (iii) by WEDGE if the Supervisory Board withdraws its approval or recommendation of the HBI Transaction, or recommends an alternative business combination proposal, in which case the $5 million termination fee would be payable by us; and (iv) by WEDGE or us if on the closing date a preliminary or permanent injunction has been entered prohibiting the consummation of the HBI Transaction.

     Any provision of the Purchase Agreement may be amended or waived by an instrument in writing signed on behalf of both parties. WEDGE may be required to seek the consent of First Reserve for certain amendments or waivers.

EXPENSES AND TERMINATION FEES

     WEDGE and we each agree to pay our own expenses in connection with the Purchase Agreement and the HBI Transaction, subject to the following exceptions:
(i) we agree to pay all accounting expenses relating to the preparation of this Proxy Statement, (ii) we agree to pay WEDGE a termination fee of $5 million in certain circumstances described above, and (iii) we agree to pay WEDGE $1 million as liquidated damages if the HBI Transaction is not consummated by December 31, 2000 for any reason other than (a) the parties' mutual consent, (b) entry of an injunction prohibiting the HBI Transaction, (c) failure to obtain a necessary governmental approval, or (d) in the circumstances described above in which we are obligated to pay the $5 million termination fee.

THE FIRST RESERVE AGREEMENT

GENERAL

     The First Reserve Agreement calls for First Reserve to purchase from WEDGE 4,323,333 Registered Shares for consideration of $70,254,161 in cash, which is subject to adjustment as described below. The closing under the First Reserve Agreement will occur immediately following the closing of the HBI Transaction or at another mutually agreed upon date, but in no event later than December 31, 2000.

CONDITIONS TO CLOSING

     Conditions to Each Party's Obligations to Consummate the First Reserve Transaction. The respective obligations of WEDGE and First Reserve to effect the First Reserve Transaction on the closing date are subject to receipt of all required governmental approvals on or prior to such date and the closing of the HBI Transaction.

     Additional Conditions to the Obligation of First Reserve. The obligation of First Reserve to effect the First Reserve Transaction is subject to the satisfaction or waiver of the following additional conditions:

     - all of our and WEDGE's representations and warranties in the Purchase Agreement being true and correct as of the closing date, other than such changes or exceptions as are contemplated by the Purchase Agreement or that could not reasonably be expected to have a material adverse effect;

     - the execution of the WEDGE Shareholder Agreement;

     - WEDGE not having any reason to believe that there has been a material adverse change in our assets, properties, liabilities, businesses, affairs, results of operations or condition (financial or otherwise) since December 31, 1999; and

     - WEDGE's delivery of various required closing documents.

     Additional Conditions to the Obligations of WEDGE. WEDGE's obligation to effect the First Reserve Transaction is subject to the satisfaction or waiver of the following additional conditions:

     - the execution of the First Reserve Shareholder Agreement;

     - First Reserve's representations and warranties in the First Reserve Agreement being true and correct as of the closing date, other than such changes or exceptions as are contemplated by the First Reserve Agreement or that could not reasonably be expected to have a material adverse effect; and

     - First Reserve's delivery of various required closing documents.

REPRESENTATIONS AND WARRANTIES

     In the First Reserve Agreement, First Reserve and WEDGE have made various customary representations and warranties relating to, among other things, (i) due organization, valid existence and good standing of the parties, and (ii) the authorization, execution, delivery and enforceability of the respective agreements and consummation of the transactions contemplated by the First Reserve Agreement. The First Reserve Agreement also contains representations and warranties of WEDGE as to its ownership of the 4,323,333 Registered Shares being sold to First Reserve and the absence of any reason to believe that the representations and warranties of WEDGE and us in the Purchase Agreement are inaccurate in any material respect.

PURCHASE PRICE ADJUSTMENT

     The purchase price for the 4,323,333 Registered Shares being sold to First Reserve will be $16.25 per share, but is subject to downward adjustment so long as First Reserve holds the purchased shares for at least one year. The amount of the per share downward price adjustment, which cannot exceed $2.75 per share, will equal the amount by which $16.25 exceeds the greater of (i) the average per share sale price realized by First Reserve on the sale of its Registered Shares and (ii) the highest mean of the daily closing prices of a Registered Share for any 40 consecutive trading days prior to First Reserve's disposition of its shares.

ASSIGNMENT OF WEDGE'S RIGHTS UNDER THE PURCHASE AGREEMENT

     WEDGE has assigned to First Reserve all of its rights under the Purchase Agreement with respect to the 4,323,333 Registered Shares to be sold to First Reserve and has agreed, if necessary, to assert and enforce those rights on behalf of First Reserve.

INDEMNIFICATION

     In the First Reserve Agreement, WEDGE agrees to indemnify First Reserve in respect of damage claims arising from the breach of WEDGE's representations, warranties and covenants under the First Reserve Agreement.

TERMINATION FEE

     If the Purchase Agreement shall fail to close and WEDGE shall receive any termination, expense or other fees under the terms of the Purchase Agreement, First Reserve shall be entitled to 40% of any such amounts.

THE SHAREHOLDER AGREEMENTS

     The Purchase Agreement provides for us to enter into a shareholder agreement with WEDGE (the "WEDGE Shareholder Agreement") upon closing of the HBI Transaction. The WEDGE Shareholder Agreement further provides that if the First Reserve Transaction is consummated, we will also enter into a shareholder agreement with First Reserve (the "First Reserve Shareholder Agreement", and taken together with the WEDGE Shareholder Agreement, the "Shareholder Agreements").

STANDSTILL PROVISIONS

     The Shareholder Agreements contain so-called "standstill" provisions which, among other things, (i) prohibit the purchase of additional shares by WEDGE and First Reserve (whether by tender offer or otherwise) except in order to maintain a 10% ownership stake; provided that First Reserve may purchase up to an additional 253,000 shares so long as such additional purchases will not cause First Reserve's and WEDGE's combined equity ownership to exceed 49.9% of our voting securities outstanding, and (ii) prohibit acquisition proposals, proxy solicitations, group formation or encouragement of third parties for takeover purposes by either WEDGE or First Reserve. With respect to any proposed business combination or recapitalization involving the Company and any third party, each of WEDGE and First Reserve must vote or tender its shares or otherwise act as recommended by the Supervisory Board (or any special committee of the Supervisory Board constituted for the purpose of evaluating such proposed transaction). WEDGE or First Reserve will be free to submit a competing offer for the Company only in the event that the Supervisory Board determines to sell control of the Company to another party.

     The Shareholder Agreements provide that in the event of a breach of any covenants or agreements contained therein, the aggrieved party (including any present or future CB&I shareholder) shall be entitled to the remedy of specific performance, injunction or other equitable relief. In the event of a breach by WEDGE or First Reserve of the "standstill" provisions discussed above (whether by the launching of a tender offer or otherwise), we and/or our shareholders may seek injunctive relief. However, as such relief is equitable in nature and at the discretion of the court in which such action is brought, there can be no assurance that such court will grant such relief.

SUPERVISORY BOARD REPRESENTATION

     The Shareholder Agreements contain certain provisions intended to implement the right of WEDGE and First Reserve to elect Supervisory Directors to the Supervisory Board. If the HBI Transaction and the First Reserve Transaction are both consummated, the number of Supervisory Directors comprising the Supervisory Board will expand from eight to twelve and (i) WEDGE will have the right to designate two Supervisory Directors so long as it owns 17 1/2% of our voting securities outstanding, and (ii) First Reserve will have the right to designate two Supervisory Directors so long as it owns at least 3,083,871 shares of our voting securities. If the HBI Transaction is consummated but the First Reserve Transaction is not consummated, the number of Supervisory Directors comprising the Supervisory Board will instead expand from eight to nine, and WEDGE will have the right to designate three Supervisory Directors (two of whom must be independent) so long as it owns 33 1/3% of our voting securities outstanding. The number of Supervisory Directors that WEDGE or First Reserve is entitled to designate will decrease with a reduction in its percentage ownership of voting securities and will terminate completely once such ownership falls below 10% of our voting securities outstanding for any period of 30 consecutive days. The Supervisory Board regulations shall provide that a special committee of the Supervisory Board composed entirely of disinterested, independent Supervisory Directors shall be constituted to evaluate any significant transactions (primarily transactions involving a change of control) and any transactions or issues involving WEDGE or First Reserve. As long as each of WEDGE and First Reserve is entitled to designate at least two Supervisory Directors on the Supervisory Board, each will be entitled to representation on the committees of the Supervisory Board other than the Nominating Committee and the special committee described immediately above.

VOTING RESTRICTIONS

     Pursuant to the Shareholder Agreements, WEDGE and First Reserve each agree that, with respect to any matter presented to our shareholders for vote or approval, each will vote "for" the nominees recommended by the Supervisory Board (provided we are in compliance with our covenants to WEDGE and First Reserve relating to Supervisory Board representation), "for" any proposal recommended by the Supervisory Board, and "against" any proposal that is not recommended by the Supervisory Board, with the exception of the following matters as to which each of WEDGE and First Reserve will have discretionary voting rights: (i) appointment of auditors, (ii) adoption of any rights agreement which would restrict WEDGE or First Reserve from effecting any transaction not otherwise prohibited by the applicable Shareholder Agreement, (iii) migration of the Company to another organizational jurisdiction (other than in connection with a business combination), (iv) conversion of the Company's corporate form (other than in connection with a business combination), and (v) proposed amendments to our Articles of Association which would have a disproportionate material and adverse effect on WEDGE or First Reserve versus our other shareholders not contemplated by the Shareholder Agreements.

     As set forth in Item 2 of this Proxy Statement, we are proposing to amend our Articles of Association to provide that, at a time when there is a CB&I shareholder who owns 15% of our outstanding voting securities, certain significant transactions (i.e., business combinations, recapitalizations or a transaction with a 15% shareholder) otherwise requiring a shareholder vote for approval will require the approval of at least 80% of our voting securities outstanding. See "Item 2 -- Proposed Amendments to the Articles of Association to Implement the Proposed Shareholder Agreements."

TRANSFER RESTRICTIONS AND REGISTRATION RIGHTS

     The Shareholder Agreements contain certain restrictions on the transfer of shares held by WEDGE and First Reserve. Without our consent, neither WEDGE nor First Reserve may sell any of their shares to (a) any person or group who is or would be required to file a Schedule 13D under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) any person or group who would own more than 10% of our voting securities, or (c) a competitor of the Company. Any sale of shares by WEDGE or First Reserve will be subject to our right of first offer, except for the following types of transfers: (i) pursuant to a bona fide underwritten public offering, (ii) pursuant to a Rule 144 sale under the Securities Act in an unsolicited broker's transaction in which WEDGE or First Reserve has no knowledge that the purchaser is any of the persons described in
(a), (b) or (c) immediately above, (iii) pursuant to a business combination or recapitalization transaction recommended by the Supervisory Board, (iv) to an affiliate of WEDGE or First Reserve who agrees to be bound by the terms of the applicable Shareholder Agreement, (v) a pledge or hypothecation to a financial institution to secure a bona fide loan, and (vi) a transfer or transfers, once per calendar quarter, to any institutional investor which, together with its affiliates, would beneficially own not more than 5% of our voting securities outstanding.

     The Shareholder Agreements grant WEDGE and First Reserve certain registration rights with respect to their shares. The Shareholder Agreements require us, at the request of the holders of 75% of the shares held by WEDGE and its assignees or at the request of the holders of 75% of the shares held by First Reserve and its assignees, to register all or any portion of those shares under the Securities Act; provided that we are required to effect no more than two of such "demand" registrations for each of WEDGE and First Reserve (or, if the First Reserve transaction is not consummated, no more than four of such "demand" registrations for WEDGE alone). The Shareholder Agreements also require us to give notice to such holders when we propose to register any of our securities under the Securities Act (other than registrations on Forms S-8 or S-4), and, if such holders so request, to include their shares in the registration, provided that under certain circumstances the number of shares such holders can include in these "piggyback" registrations will be limited. In all registrations we will be required to pay the expenses of registration, excluding underwriting discounts and commissions, and to provide customary indemnification, except that we will not be obligated to pay more than $800,000 in the aggregate for registration expenses with respect to demand registrations.

     Each of WEDGE and First Reserve has informed us that it intends to review on a continuing basis its investment in the Company and may or may not dispose of its shares, through its registration rights or otherwise, based upon the following factors: the price of the Common Stock; developments affecting the energy market as a whole; the Company and the Company's business prospects; and, with respect to First Reserve, the eventual liquidation of First Reserve in accordance with its partnership agreement.

DURATION

     Each Shareholder Agreement will remain in effect so long as WEDGE or First Reserve, as the case may be, continues to own 10% or more of our voting securities outstanding, except that the registration rights shall continue as long as WEDGE or First Reserve, as the case may be, continues to own 5% or more of our voting securities outstanding.

     THE SHAREHOLDER AGREEMENTS ARE EXPRESSLY INTENDED TO CONFER UPON OUR PRESENT AND FUTURE SHAREHOLDERS AS THIRD PARTY BENEFICIARIES THE BENEFITS OF ALL COVENANTS AND AGREEMENTS MADE BY WEDGE AND FIRST RESERVE IN THE SHAREHOLDER AGREEMENTS, WITH PRIVITY TO ENFORCE SUCH PROVISIONS WITH ALL RIGHTS AND REMEDIES UNDER APPLICABLE LAW, INCLUDING SPECIFIC PERFORMANCE AND INJUNCTIVE RELIEF. EACH OF OUR SHAREHOLDERS SHALL BE DEEMED TO HAVE BEEN NOTIFIED OF SUCH INTENDED THIRD PARTY BENEFIT BY DISCLOSURE IN OUR PUBLIC FILINGS CONCERNING THE SHAREHOLDER AGREEMENTS AND, TO THE EXTENT ACKNOWLEDGMENT OF SUCH BENEFIT IS REQUIRED BY THE LAW OF ANY JURISDICTION, TO HAVE ACKNOWLEDGED AND ACCEPTED THAT BENEFIT AS A THIRD PARTY BENEFICIARY BY CASTING A VOTE CONCERNING THE TRANSACTIONS CONTEMPLATED BY THE SHAREHOLDER AGREEMENTS AND THE PURCHASE AGREEMENT AT THE SPECIAL MEETING.

INTEREST OF CERTAIN PERSONS IN THE HBI TRANSACTION

SUPERVISORY DIRECTORS

     On May 15, 2000, each Supervisory Director was granted 2000 options to purchase shares which were issued pursuant to the Chicago Bridge & Iron 1999 Long-Term Incentive Plan (the "1999 Incentive Plan"). These options become exercisable on May 15, 2001. Pursuant to the 1999 Incentive Plan, all unexercisable options become immediately exercisable upon a "Change of Control", which is defined as, among other things, the acquisition by any person of 25% or more of the total voting power of the Company. Since WEDGE will own approximately 48.5% of our outstanding shares after consummation of the HBI Transaction, these options would become exercisable upon such consummation. However, each Supervisory Director has agreed to waive the acceleration of his or her options.

     The Supervisory Director nominees nominated on behalf of WEDGE and First Reserve in this Proxy Statement will be entitled to the same compensation arrangements for their services as all other Supervisory Directors.

EXECUTIVE OFFICERS

     Each of the executive officers has been granted options to purchase shares pursuant to the 1999 Incentive Plan and the Chicago Bridge & Iron 1997 Long-Term Incentive Plan (the "1997 Incentive Plan" and, together with the 1999 Incentive Plan, the "Incentive Plans"). These options vest over the next four years. Pursuant to the Incentive Plans, all unvested options become immediately vested and exercisable upon a "Change of Control". As of August 11, 2000, Messrs. Glenn, Crain, Duffy, Goodrich, Jordan, Reed, Wiggins and Wolfe held options to purchase 213,571; 36,030; 33,992; 13,266; 101,151; 147; 50,687 and 55,638
shares,
respectively, which had not vested. Each of the executive officers, except Mr. Reed, has also been awarded performance shares pursuant to the Incentive Plans. Pursuant to the Incentive Plans, the target opportunities under the awards are deemed to have been fully earned and the full or partial vesting and payout is accelerated upon a "Change of Control". As of August 11, 2000, Messrs. Glenn, Crain, Duffy, Goodrich, Jordan, Wiggins, and Wolfe held 33,800; 7,600; 3,800; 1,766; 13,600; 8,200 and 5,600 performance share awards, respectively, which have not been earned. See "Item 3 -- Appointment of Additional Supervisory Directors -- Executive Compensation" for a fuller description of recent or outstanding awards to executive officers under the Incentive Plans.

     Mr. Glenn and Mr. Wiggins have been awarded deferred shares pursuant to the Chicago Bridge & Iron Management Defined Contribution Plan (the "Management Plan"). Pursuant to the Management Plan, shares are to be distributed upon the earlier of April 1, 2002, the participant's termination of employment, or a "Change of Control." As of August 11, 2000, Messrs. Glenn and Wiggins held rights to 571,338 and 136,157 deferred shares, respectively, under the Management Plan. In addition, in connection with amendments of the Management Plan in September 1999, the Company has entered into an agreement with Mr. Glenn (the "Glenn Agreement") whereby he is awarded 50,000 restricted stock units which vest and are to be distributed upon the earlier of April 1, 2002, Mr. Glenn's termination of employment for certain reasons, or a "Change of Control," and granted deferred put rights and contingent registration rights respecting shares distributed to him.

     For purposes of the Incentive Plans, the Management Plan, and Mr. Glenn's Agreement, a "Change of Control" is defined as, among other things, the acquisition by any person of 25% or more of the total voting power of the Company. Since WEDGE will own approximately 48.5% of our outstanding shares after consummation of the HBI Transaction, a "Change of Control" will occur upon such consummation for purposes of the foregoing benefits. Options under the Incentive Plans would become vested and exercisable, performance shares under the Incentive Plans would fully or partially vest and be paid, deferred shares under the Management Plan would be distributed, and restricted stock units under the Glenn Agreement would become vested and be distributable.

     Each executive officer has agreed to waive the acceleration of options and the accelerated vesting and payout of performance shares under the Incentive Plans, pursuant to agreements providing for a new grant of options described below under "Item 4 -- Adoption of Amendments to the Chicago Bridge & Iron 1999 Long-Term Incentive Plan -- New Plan Benefits"), and the conversion of performance shares, on the assumption of target performance, to time-vested restricted shares. Messrs. Glenn and Wiggins have agreed to waive the distribution of shares under the Management Plan, and Mr. Glenn has agreed to waive the distribution of shares under the Glenn Agreement, which vest upon a Change of Control, in each case until such shares are otherwise distributable under the Management Plan and the Glenn Agreement.

     The Company and Messrs. Crain, Jordan, Wiggins and Wolfe are parties to change of control severance agreements each providing that, in the event of certain terminations of their respective employment with the Company within the two-year period following a "Change of Control," each will receive a lump-sum payment. For these purposes, a "Change of Control" means, among other things, the acquisition by any person of 25% or more of the total voting power of the Company. Since WEDGE will own approximately 48.5% of our outstanding shares after consummation of the HBI Transaction, a "Change of Control" will occur upon such consummation. Each of these executive officers has entered into a new change of control severance agreement altering certain consequences of the Change of Control that would occur upon the consummation of the HBI Transaction. See "Item 3 -- Appointment of Additional Supervisory Directors -- Executive Compensation -- Termination and Employment Agreements" for a fuller description of these agreements.

GOVERNMENT AND REGULATORY APPROVALS

HART-SCOTT-RODINO

     The Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice ("DOJ") are responsible for reviewing the legality under the antitrust laws of transactions such as the HBI

Transaction and the First Reserve Transaction. The Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act"), and the rules and regulations thereunder, provide that certain transactions (including the HBI Transaction and the First Reserve Transaction) may not be consummated until required information and materials have been furnished to the FTC and the DOJ and certain waiting periods have expired or been terminated. On August 23 and September 15, 2000, the FTC notified us that the parties' request for early termination of the waiting period had been granted with respect to the HBI Transaction and the First Reserve Transaction, respectively.


     Private parties or state attorneys general may also bring action under the antitrust laws under certain circumstances. We cannot assure you that a challenge to the HBI Transaction or the First Reserve Transaction by private parties or state attorneys general on antitrust grounds will not be made or, if such a challenge is made, of the result.

OTHER

     The obligation of WEDGE and us to consummate the HBI Transaction at closing is conditioned upon receipt of all governmental consents, approvals and authorizations required to be obtained by either party on or before the closing date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The HBI Transaction has been structured as an asset purchase for federal income tax purposes. In addition, we expect to file a protective election pursuant to section 338(h)(10) of the Code with respect to the HBI Transaction. In general, under such election, the parties to the transaction elect to treat a purchase of stock as a purchase of assets for federal income tax purposes. As a result of these factors, we expect to write up the tax basis of the acquired HBI assets by allocating the purchase price among the purchased assets in accordance with their relative fair market values. This tax basis may then be depreciated or amortized over the applicable cost recovery period of each asset in accordance with applicable law, thereby reducing taxable income. Many, but not all, state income tax laws produce similar consequences.

ACCOUNTING TREATMENT

     We expect to account for the HBI Transaction using the "purchase" method of accounting pursuant to Accounting Principles Board Opinion No. 16. Under the purchase method we will record, at fair value, the assets acquired and liabilities assumed and will record as goodwill the difference between the cost of the acquisition and the sum of the fair value of the tangible and identifiable intangible assets acquired, less liabilities assumed. The operations of the acquired businesses will be included in our results of operations from the date of the closing.

SELECTED FINANCIAL DATA -- CB&I

     The following table sets forth selected consolidated financial and other data of CB&I for the periods and as of the dates indicated. The selected unaudited consolidated income statement and cash flow data for the comparative six months ended June 30, 2000 and 1999 and unaudited consolidated balance sheet data as of June 30, 2000 and 1999 are presented below. The selected income statement and cash flow data for each of the years in the five-year period ended December 31, 1999 and the selected consolidated balance sheet data as of December 31, 1999, 1998, 1997, 1996 and 1995 have been derived from the audited consolidated financial statements of CB&I. References to "Notes" are the notes to such audited consolidated financial statements.

     The selected CB&I consolidated financial and other data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of CB&I and accompanying notes thereto, and other financial information included in CB&I's Annual Report on Form 10-K for the year ended December 31, 1999 and its Quarterly Report on Form 10-Q for the period ended June 30, 2000.

                                                                                                     PRE-PRAXAIR
                                                    POST-PRAXAIR ACQUISITION(1)                     ACQUISITION(1)
                                  ---------------------------------------------------------------   --------------
                                      (UNAUDITED)
                                   SIX MONTHS ENDED
                                       JUNE 30,                          YEARS ENDED DECEMBER 31,
                                  -------------------   ----------------------------------------------------------
                                    2000       1999       1999       1998       1997       1996          1995
                                  --------   --------   --------   --------   --------   --------   --------------
                                                   (IN THOUSANDS, EXCEPT SHARE AND EMPLOYEE DATA)
INCOME STATEMENT DATA
Revenues........................  $313,081   $351,883   $674,770   $775,692   $672,811   $663,721      $621,938
Cost of revenues................   282,580    315,008    598,335    703,363    609,173    590,030       614,230
                                  --------   --------   --------   --------   --------   --------      --------
  Gross profit..................    30,501     36,875     76,435     72,329     63,638     73,691         7,708
Selling and administrative
  expenses......................    23,076     23,870     49,849     46,959     44,988     42,921        43,023
Management Plan charge(2).......        --         --         --         --     16,662         --            --
Special charge(3)...............        --         --         --         --         --         --         5,230
Other operating income,
  net(4)........................    (2,069)    (1,051)    (2,788)      (991)    (4,807)      (493)      (10,030)
                                  --------   --------   --------   --------   --------   --------      --------
  Income (loss) from
    operations..................     9,494     14,056     29,374     26,361      6,795     31,263       (30,515)
Interest expense................    (2,437)    (1,330)    (2,980)    (3,488)    (3,892)    (5,002)         (799)
Interest income.................       265        463        766      1,616      1,416        990         1,191
                                  --------   --------   --------   --------   --------   --------      --------
  Income (loss) before taxes and
    minority interest...........     7,322     13,189     27,160     24,489      4,319     27,251       (30,123)
Income tax (expense) benefit....    (2,050)    (3,957)    (7,605)    (7,347)       730     (7,789)        8,093
                                  --------   --------   --------   --------   --------   --------      --------
  Income (loss) before minority
    interest....................     5,272      9,232     19,555     17,142      5,049     19,462       (22,030)
Minority interest in (income)
  loss..........................      (867)      (640)    (1,171)      (105)       354     (2,900)       (3,576)
                                  --------   --------   --------   --------   --------   --------      --------
  Net income (loss).............  $  4,405   $  8,592   $ 18,384   $ 17,037   $  5,403   $ 16,562      $(25,606)
                                  ========   ========   ========   ========   ========   ========      ========

PER SHARE DATA
Net income -- basic(5)..........  $   0.47   $   0.76   $   1.67   $   1.41   $   0.43        N/A           N/A
Net income -- diluted(5)........      0.46       0.75       1.65       1.40       0.43        N/A           N/A
Dividends(5)....................      0.12       0.12       0.24       0.24       0.18        N/A           N/A

BALANCE SHEET DATA
Total assets....................  $333,592   $345,273   $337,325   $348,709   $400,650   $351,496      $356,125
Long-term debt..................    54,400     26,000     25,000      5,000     44,000     53,907            --
Total shareholders' equity......    88,889    104,658    104,410    101,656    103,826     90,746       186,507
Contract capital(6).............    51,382     90,662     71,321     71,099     95,243    121,926       109,503

CASH FLOW DATA
Cash flow from operating
  activities....................  $ (6,446)  $ (8,233)  $ 22,461   $ 50,824   $ 40,407   $ 25,159      $(36,806)
Cash flow from investing
  activities....................   (14,822)    (4,859)    (8,911)    (2,142)   (21,907)   (11,348)        1,554
Cash flow from financing
  activities....................    10,650     15,846       (779)   (53,286)   (20,124)   (14,797)       32,012

OTHER FINANCIAL DATA
Capital expenditures............  $  7,103   $  6,496   $ 13,450   $ 12,249   $ 34,955   $ 20,425      $ 14,880

Income (loss) from operations...     9,494     14,056     29,374     26,361      6,795     31,263       (30,515)
Depreciation and amortization...     8,818      8,811     17,765     17,710     16,911     17,281        16,077
                                  --------   --------   --------   --------   --------   --------      --------
  EBITDA(7).....................  $ 18,312   $ 22,867   $ 47,139   $ 44,071   $ 23,706   $ 48,544      $(14,438)

OTHER DATA
Number of employees:
  Salaried......................     1,412      1,457      1,378      1,525      1,464      1,516         1,663
  Hourly and craft..............     3,817      4,792      4,288      4,928      4,630      4,432         3,483
New business taken(8)...........  $377,054   $395,427   $716,499   $760,989   $757,985   $687,227      $782,878
Backlog(8)......................   556,426    534,382    510,614    507,783    554,982    485,704       470,174

---------------
(1) Chicago Bridge & Iron Company and Subsidiaries ("Bridge") was a subsidiary of CBI Industries, Inc. ("Industries") until the first quarter of 1996 when, pursuant to a merger agreement dated December 22,

    1995, Industries became a subsidiary of Praxair, Inc. ("Praxair"). This merger transaction was reflected in the consolidated financial statements of Bridge as a purchase effective January 1, 1996. The application of purchase accounting resulted in changes to the historical basis of various assets. Accordingly, the information provided for periods prior to January 1, 1996 is not comparable to subsequent financial information.

(2) Upon consummation of an initial public Common Stock offering in March 1997 (Note 1), the Company made a contribution to the Management Plan in the form of 925,670 shares having a value of $16.7 million. Accordingly, the Company recorded expense of $16.7 million (the "Management Plan charge" -- Note 9) in 1997.

(3) In 1995, Bridge recorded a special charge of $5.2 million comprised of $0.8 million for work force reduction and $4.4 million for the write-down of an idle facility and other related costs.

(4) Other operating income, net generally represents gains on the sale of property, plant and equipment. 1997 was favorably impacted by non-recurring income of approximately $4.0 million from the recognition of income related to a favorable appeals court decision and the resolution of disputed liabilities. In addition, 1997 includes a $1.6 million gain from the sale of assets, primarily from the sale of the Cordova, Alabama manufacturing facility. The gain recorded in 1995 primarily relates to the sale of certain underutilized facilities.

(5) A reorganization was completed in March 1997 and did not materially affect the carrying amounts of the Company's assets and liabilities. Such reorganization is reflected in the Company's financial statements as of January 1, 1997. Because the Company completed an initial public Common Stock offering in March 1997, net income per share and dividend data are not applicable for years prior to 1997. (Note 1)

(6) Contract capital is defined as contract receivables plus net contracts in progress less accounts payable.

(7) EBITDA is defined as income (loss) from operations, plus depreciation and amortization expenses. While EBITDA should not be construed as a substitute for operating income (loss) or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with United States generally accepted accounting principles, it is included herein to provide additional information regarding the ability of the Company to meet its capital expenditures, working capital requirements and any future debt service. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs, particularly because it does not include capital expenditures. EBITDA may not be comparable to other similarly titled measures of other companies.

(8) New business taken represents the value of new project commitments received by the Company during a given period. Such commitments are included in backlog until work is performed and revenue recognized or until cancellation. Backlog may also fluctuate with currency movements.

SELECTED FINANCIAL DATA -- HBI

     The following table sets forth selected consolidated financial and other data of HBI for the periods and as of the dates indicated. The selected unaudited consolidated statements of operations and cash flow data for the comparative six months ended June 30, 2000 and 1999 and unaudited consolidated balance sheet data as of June 30, 2000 and 1999 are derived from HBI's interim financial statements included elsewhere herein. The selected statements of operations and cash flow data for each of the years in the three-year period ended December 31, 1999 and the selected consolidated balance sheet data as of December 31, 1999 and 1998 have been derived from the audited consolidated financial statements of HBI included elsewhere herein. The selected statements of operations and cash flow data for each of the years in the two-year period ended December 31, 1996 and the selected consolidated balance sheet data as of December 31, 1997, 1996 and 1995 have been derived from the consolidated financial statements of HBI.

     The selected HBI consolidated financial and other data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations of HBI," the consolidated financial statements of HBI and accompanying notes thereto, and other financial information included elsewhere herein.

                                          (UNAUDITED)
                                       SIX MONTHS ENDED
                                           JUNE 30,                      YEARS ENDED DECEMBER 31,
                                      -------------------   --------------------------------------------------
                                      2000(A)    1999(B)    1999(C)    1998(D)      1997      1996      1995
                                      --------   --------   --------   --------   --------   -------   -------
                                                        (IN THOUSANDS, EXCEPT EMPLOYEE DATA)
STATEMENT OF OPERATIONS DATA
Revenues............................  $132,820   $ 69,277   $208,821   $117,340   $ 91,591   $89,738   $98,510
Cost of revenues....................   114,194     56,481    167,075     90,652     73,295    73,715    86,430
                                      --------   --------   --------   --------   --------   -------   -------
  Gross profit......................    18,626     12,796     41,746     26,688     18,296    16,023    12,080
Selling, general and administrative
  expenses..........................     8,875      4,653     11,200      8,503      6,135     6,381     4,872
                                      --------   --------   --------   --------   --------   -------   -------
  Income from operations............     9,751      8,143     30,546     18,185     12,161     9,642     7,208
Interest income.....................     1,814      1,330      3,345      2,422      1,768     1,023       522
Interest expense....................      (244)        --       (264)       (26)        (2)       (7)      (11)
                                      --------   --------   --------   --------   --------   -------   -------
  Income before minority interest
    and taxes.......................    11,321      9,473     33,627     20,581     13,927    10,658     7,719
Income tax expense..................     4,181      3,508     12,252      7,407      3,642     4,671     2,701
                                      --------   --------   --------   --------   --------   -------   -------
  Income before minority interest...     7,140      5,965     21,375     13,174     10,285     5,987     5,018
Minority interest in income.........       736        637      1,380        316         --        --        --
                                      --------   --------   --------   --------   --------   -------   -------
  Net income........................  $  6,404   $  5,328   $ 19,995   $ 12,858   $ 10,285   $ 5,987   $ 5,018
                                      ========   ========   ========   ========   ========   =======   =======
BALANCE SHEET DATA
Total assets........................  $151,356   $128,239   $181,618   $104,173   $ 71,693   $59,205   $45,999
Long-term debt......................     5,700         --      5,700         --         --        --        50
Total stockholder's equity..........    57,498     46,826     55,158     44,181     33,923    24,638    19,651
CASH FLOWS DATA
Cash flows from operating
  activities........................  $(15,480)  $ 28,747   $ 45,691   $(13,455)  $  8,988   $24,792   $ 3,185
Cash flows from investing
  activities........................      (625)      (973)   (18,718)    (1,213)   (10,982)     (267)      225
Cash flows from financing
  activities........................    (4,860)    (3,955)    (4,495)    (2,937)    (1,033)   (1,056)   (1,094)
OTHER FINANCIAL DATA
Capital expenditures................  $    703   $    898   $  2,478   $    393   $    882   $   267   $   386
Income from operations..............     9,751      8,143     30,546     18,185     12,161     9,642     7,208
Depreciation and amortization.......     2,123        981      2,648        928        785     1,043       562
                                      --------   --------   --------   --------   --------   -------   -------
  EBITDA(e).........................  $ 11,874   $  9,124   $ 33,194   $ 19,113   $ 12,946   $10,685   $ 7,770
OTHER DATA
Number of employees.................     1,341        370      1,450        552        313       306       549
New business taken(f)...............  $145,667   $ 54,922   $101,943   $198,625   $116,455   $97,768   $62,060
Backlog(f)..........................   140,591    177,002    127,650    191,357     91,846    86,424    78,394

---------------
(a) Results for the six months ended June 30, 2000 include operating results of Matrix and Callidus for the entire six-month period.

(b) Results for the six months ended June 30, 1999 include operating results of Howe-Baker, L.P. for the entire six-month period, and excludes the operating results of Matrix and Callidus.

(c) Results for the year ended December 31, 1999 include operating results of Matrix and Callidus from their dates of acquisition, July 16, 1999 and December 1, 1999, respectively.

(d) Results for the year ended December 31, 1998 include operating results of Howe-Baker, L.P. beginning with its first date of operations, October 1, 1998.

(e) EBITDA is defined as income from operations plus depreciation and amortization expenses. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with United States generally accepted accounting principles, it is included herein to provide additional information regarding the ability of HBI to meet its capital expenditures, working capital requirements and any future debt service. EBITDA is not necessarily a measure of HBI's ability to fund its cash needs, particularly because it does not include capital expenditures. EBITDA may not be comparable to other similarly titled measures of other companies.

(f) New business taken represents the value of new project commitments received by HBI during a given period. Such commitments are included in backlog until work is performed and revenue recognized or until cancellation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HBI

     The following discussion and analysis should be read in conjunction with HBI's consolidated financial statements included in Annex A to this Proxy Statement.

OVERVIEW

     For the six months ended June 30, 2000, HBI had new business taken of $145.7 million compared with $54.9 million for the six months ended June 30, 1999. Significant new contract awards included a partial-oxidation gas plant and two natural gas processing plants. Backlog at June 30, 2000 increased to $140.6 million, compared with a $127.7 million backlog at December 31, 1999.

     HBI's new business taken in the six months ended June 30, 2000 exceeds the full year 1999 level due to the inclusion of Matrix and Callidus for the period, and a significant improvement in the level of new business in the natural gas processing sector. During 2000, new business from the refining industry is expected to be significantly lower than historical levels. The U.S. refining industry has been in a downturn relative to new capital projects as a result of the merger, acquisition, and joint venture activity in the industry the past few years. We expect new projects to begin to be funded as the industry settles and reassesses its capital needs. Projects for additional hydrogen capacity should follow the same pattern. Interest in natural gas projects is increasingly reflecting the higher cost of crude oil, and the fourth quarter of 2000 and all of 2001 are expected to be more robust assuming crude oil prices remain at or near $30 per barrel. Capital spending in the refining and natural gas industries is expected to improve as business fundamentals for these industries improve.

     New business taken in 1999 was $101.9 million, a reduction of $96.7 million from HBI's historical high of $198.6 million in 1998. Included in the 1999 new business taken was a significant hydrogen project for a Canadian refiner for $46.1 million. Matrix and Callidus contributed $28.8 million toward 1999's new business subsequent to their acquisitions on July 16, 1999 and December 1, 1999, respectively.

     During 1999, new business from the refining and separation sector fell significantly from the 1998 level of $180.6 million. The hydrogen and syngas business taken during 1998 was only $6.6 million, and improved significantly in 1999 to $47.1 million. This trend has continued into 2000. HBI entered the natural gas processing business on October 1, 1998 through its acquisition of Schedule A, Ltd.'s assets and the formation of Howe-Baker, L.P. New business for the natural gas processing line was weak in 1998 and 1999, but is showing signs of significant improvement in 2000. HBI's backlog at December 31, 1999 was $127.7 million as compared with a backlog of $191.4 million at December 31, 1998.

     New business taken in 1998 increased by $82.1 million, or 71%, to $198.6 million compared to $116.5 million in 1997. Refinery projects accounted for over $180 million in new business taken during 1998 compared with only $26.3 million in 1997. Included in the 1998 refining and separation new business taken were two Continuous Catalyst Regeneration ("CCR") Unit projects awarded in May and December. The second project for $84.9 million contributed greatly to the backlog level at December 31, 1998 of $191.4 million, compared to a backlog of $91.8 million at December 31, 1997.

                                                  NEW BUSINESS TAKEN BY PRODUCT LINE
                                     -------------------------------------------------------------
                                     SIX MONTHS ENDED JUNE 30,        YEAR ENDED DECEMBER 31,
                                     -------------------------    --------------------------------
                                        2000           1999         1999        1998        1997
                                     ----------      ---------    --------    --------    --------
Refining & separation --
  Howe-Baker Engineers.............   $  7,551        $ 7,422     $ 11,453    $180,624    $ 26,277
  Matrix...........................     27,501             NA       25,467          NA          NA
Syngas & hydrogen..................     46,644         45,816       47,121       6,562      83,103
Natural gas processing.............     30,791          1,176        7,809       1,886          NA
Callidus...........................     29,256             NA        3,370          NA          NA
Other..............................      3,924            508        6,723       9,553       7,075
                                      --------        -------     --------    --------    --------
                                      $145,667        $54,922     $101,943    $198,625    $116,455
                                      ========        =======     ========    ========    ========

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

     Revenues. Revenues increased by $63.5 million, or 92%, to $132.8 million in the six months ended June 30, 2000 from $69.3 million in the six months ended June 30, 1999. This increase was primarily due to revenues associated with the acquisitions of Matrix and Callidus effective July 16, 1999 and December 1, 1999, respectively.

     Gross Profit. Gross profit for the six months ended June 30, 2000 was $18.6 million, or 14% of revenues, compared with $12.8 million, or 19% of revenues, for the six months ended June 30, 1999. This decline in gross margin percentage was primarily due to lower margins generated by Matrix and Callidus subsequent to their acquisitions. Matrix and Callidus results were adversely impacted by the overall downturn in the hydrocarbon processing industry during 2000. With the exception of Matrix and Callidus, HBI's remaining operations were not significantly impacted by this downturn due to the overall strength of HBI's backlog at December 31, 1999.

     Selling, General and Administrative Expenses. During the first six months of 2000, selling, general and administrative expenses increased by $4.2 million, or 91%, to $8.9 million from $4.7 million in the six months ended June 30, 1999. This increase was due to the direct expenses of Matrix and Callidus subsequent to their acquisitions by HBI, and the increased goodwill amortization expense associated with these acquisitions.

     Other Income and Expense. Interest income rose to $1.8 million for the six months ended June 30, 2000 compared to $1.3 million for the six months ended June 30, 1999 due to an increase in interest rates and an increase in HBI's average cash balance for the 2000 period.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

     Revenues. Revenues increased by $91.5 million, or 78%, to $208.8 million in 1999 from $117.3 million in 1998. This increase was partially attributable to HBI's backlog of $191.4 million at the beginning of 1999 compared to the backlog of $91.8 million at the beginning of 1998. The acquisitions of Matrix and Callidus during 1999 contributed $32.7 million to the increase in revenues for that year, and a significant hydrogen project awarded early in 1999 accounted for $19.3 million. Revenues for 2000 are expected to increase compared to 1999 since Matrix and Callidus results will be included for a full twelve-month period.

     Gross Profit. Gross profit increased by $15.0 million, or 56%, to $41.7 million in 1999 from $26.7 million in 1998. Increased revenue volume during 1999 accounted for the majority of this gross profit increase. However, gross profit as a percentage of revenues decreased to 20% in 1999 from 23% in 1998. This reduction in gross profit percentage was primarily attributable to the lower level of new business taken during 1999, which resulted in lower absorption of overhead costs. HBI expects gross profit for 2000 to be lower than 1999 despite the anticipated increase in revenue. This is because revenues for 2000 include a greater proportion of revenues from Matrix and Callidus which generally have lower gross profit margins than those realized on HBI's projects. Matrix and Callidus results are being adversely impacted by the overall downturn in the hydrocarbon processing industry.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $11.2 million in 1999 primarily as a result of acquisitions, an increase of 32% above the $8.5 million reported for 1998. Selling, general and administrative expenses as a percentage of revenues fell from 7% in 1998 to 5% in 1999 primarily due to the increase in revenues which did not require a proportional increase in selling, general and administrative expenses. HBI will have higher selling, general and administrative expenses in 2000 than in 1999 since 2000 will have a full year's activity for Matrix and Callidus.

     Other Income and Expense. Interest income for 1999 was $3.3 million. This represents an increase of $0.9 million, or 38%, from $2.4 million in 1998 due to an increase in HBI's average cash balance for the year. Income tax expense for 1999 was $12.3 million compared to $7.4 million for 1998, resulting in an effective tax rate of 36.4% and 36.0% for 1999 and 1998, respectively. The higher tax rate was the result of increased revenues generated in states with higher corporate income tax rates compared to 1998 volume levels by state.

     Minority interest in income increased $1.1 million in 1999 when compared to 1998 and represents the interest of Schedule A, Ltd. in Howe-Baker, L.P. This partnership commenced operations on October 1, 1998 and therefore 1998 results reflect only three months activity.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

     Revenues. Revenues increased by $25.7 million, or 28%, to $117.3 million in 1998 from $91.6 million in 1997. The natural gas processing business accounted for $10.9 million of this increase. A majority of the remaining increase resulted from the addition of a large CCR unit project taken in May 1998 in the amount of $93.9 million.

     Gross Profit. Gross profit increased by $8.4 million, or 46%, to $26.7 million in 1998 compared to $18.3 million in 1997. This increase in gross profit was due to an increase in revenues and the natural gas processing business, which began operations on October 1, 1998 and contributed $2.4 million in increased gross profit. Gross profit as a percentage of revenues improved to 23% for 1998 compared to 20% for 1997 due primarily to the completion of several higher margin projects during the year.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $2.4 million, or 39%, to $8.5 million in 1998 compared to $6.1 million in 1997. The addition of the natural gas processing business during the last quarter of 1998 was a major contributor to this increase. Selling, general and administrative expenses as a percentage of revenue increased to 7.2% in 1998 from 6.7% in 1997. Almost half of this 0.5% increase was due to amortization of goodwill associated with the organization of Howe-Baker, L.P. on October 1, 1998.

     Other Income and Expense. Interest income for 1998 increased by $0.7 million over 1997 due to an increase in HBI's average cash balance for the year. Income tax expense for 1998 was $7.4 million compared to $3.6 million for 1997, resulting in an effective tax rate of 36% and 26% for 1998 and 1997, respectively. Without the reversal in 1997 of a valuation allowance for deferred taxes, the 1997 effective tax rate would have been 37%. The higher tax rate for 1997 (excluding the valuation allowance adjustment) was the result of more revenues generated in states with higher corporate income tax rates as compared to 1998 revenues.

     Minority interest in income increased $0.3 million in 1998 and represents the interest of Schedule A, Ltd. in Howe-Baker, L.P. for the last quarter of that year.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents at June 30, 2000 were $19.0 million compared to $40.0 million at December 31, 1999. This decrease in cash was due in part to a $8.6 million decrease in accounts receivable and a $15.6 million decrease in accounts payable and accrued liabilities, both of which are attributable to a reduction in contract activity resulting from the overall downturn in the hydrocarbon industry during the six-month period ended June 30, 2000. In addition, the $18.2 million decrease in progress billings in excess of cost and recognized profits resulted from the Company using cash collected from customers in a prior period to fund contract costs in the current period. Cash was further decreased by $4.1 million in dividends paid during the period.

     Cash and cash equivalents at the end of 1999 were $40.0 million compared with $17.5 million at the end of 1998. In 1999, HBI generated cash from operations of $45.7 million compared with a generation of $13.5 million in cash in 1998. A significant contribution to positive operating cash flow in 1999 was an increase of $24.6 million in progress billings in excess of contract costs as compared to a $20.9 million decrease in 1998. Generally, all major projects include progress billings which exceed costs during the initial stages of the project thus adding to cash balances. The timing of new business as compared with the completion of contracts in process can create large variances in cash balances from one year to another.

     In 1999, HBI expended $2.5 million for capital additions compared with $0.4 million in 1998. The majority of the 1999 expenditures related to the construction of a new engineering building. HBI anticipates that capital expenditures in the next several years will be sufficient to maintain its current asset base, although there can be no assurance that such levels will not increase. HBI expects to be able to meet its contract and capital expenditure needs from cash generated from operations.

     As of June 30, 2000, HBI owed a debt of $5.7 million to its former minority shareholder which is due June 30, 2002.

     HBI has a three-year, secured $50 million revolving credit facility with a major national bank. From the inception of the revolving credit facility through June 30, 2000, no borrowings were made. This credit facility will be terminated upon completion of the purchase of HBI by CB&I.

     Effective October 1, 1998, HBI, through its subsidiary, Howe-Baker Engineers, Inc., acquired the assets of Schedule A, Ltd. for a purchase price of approximately $19.8 million, which was funded out of HBI's existing cash balances, and formed Howe-Baker, L.P. HBI will be required to pay additional consideration based upon the profitability of Howe-Baker Engineers, Inc. calculated in accordance with the terms of the acquisition agreement. As of June 30, 2000, the additional undiscounted consideration is estimated to be approximately $3.0 million, resulting in a total purchase price of approximately $22.8 million.

     HBI acquired all of the outstanding common stock of Matrix effective July 16, 1999 for approximately $23.7 million. HBI will be required to pay additional consideration based upon the profitability of Matrix calculated in accordance with the terms of the acquisition agreement. As of June 30, 2000, the additional undiscounted consideration is estimated to be approximately $1.1 million, resulting in a total purchase price of approximately $24.8 million.

     HBI acquired all of the outstanding common stock of Callidus and Plasma Energy Corporation effective December 1, 1999 for a purchase price of approximately $8.2 million. Effective December 31, 1999, HBI sold Plasma Energy Corporation's common stock to a third party for approximately $1.3 million. The sales price consisted of $0.5 million in cash and an $0.8 million note receivable due in eight quarterly installments and maturing on December 31, 2001.

     The acquisitions of Matrix and Callidus were funded out of HBI's existing cash balances.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     HBI's exposure to market risks is primarily related to interest rate risks associated with notes receivable, debt and other long-term obligations. HBI continually monitors exposure to interest rate risks and develops appropriate strategies to manage this risk. HBI is not exposed to any other significant market risks, including commodity price risk, foreign currency exchange risk or interest rate risks from the use of derivative financial instruments. HBI does not use derivative financial instruments for trading or to speculate on changes in interest rates or commodity prices.

HBI FORWARD-LOOKING STATEMENTS

     This discussion and analysis contains certain forward-looking statements that involve a number of risks and uncertainties. Actual events or results may differ materially from HBI's expectations. In addition to matters described herein, the uncertain timing of awards and contracts, project cancellation risks, operating risks, risks associated with fixed price contracts, risks associated with percentage of completion accounting, fluctuating revenues and cash flow, dependence on the petrochemical, refining, and natural gas industries, and competitive conditions may affect the actual results achieved by HBI. HBI does not undertake to update any forward-looking statement contained herein or that may be made from time to time by or on behalf of HBI.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF CB&I AND HBI

     The following unaudited pro forma condensed combined balance sheet as of June 30, 2000 gives effect to the acquisition of HBI and the related Common Stock issuance as if each had occurred on June 30, 2000. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2000 and for the year ended December 31, 1999 give effect to these transactions and the effect of HBI's acquisitions of Matrix and Callidus as if each occurred on January 1, 1999.

     The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined results of operations of CB&I and HBI that might have occurred had the HBI Transaction been completed on such dates, nor are they indicative of future results of operations. The pro forma adjustments related to the purchase price allocation are preliminary, based on information obtained to date that is subject to revisions as additional information becomes available. Such information includes final third party appraisals of HBI's property, plant and equipment, actuarial valuations of the HBI employee benefit plans, adjustments required to fair value of HBI's contracts in progress, and the determination of the final purchase price as it relates to the working capital adjustment, all as of the transaction closing date. Revisions to the preliminary purchase price allocation may have a significant impact on total assets, total liabilities and shareholders' equity, cost of revenues, selling, general and administrative expense, depreciation and amortization, and interest expense.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes to the unaudited pro forma condensed combined financial statements, the historical consolidated financial statements of CB&I and related notes included in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the historical financial statements of HBI and related notes included elsewhere herein. Also refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations of HBI" (including "HBI Forward-Looking Statements") and "Disclosure Regarding Forward-Looking Statements and Risks Factors" included elsewhere herein.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 2000
                                 (IN THOUSANDS)

                                                                        NET ASSETS NOT
                                               CB&I          HBI         ACQUIRED BY       PRO FORMA
                                            HISTORICAL    HISTORICAL         CB&I         ADJUSTMENTS    PRO FORMA
                                            ----------    ----------    --------------    -----------    ---------
ASSETS
     Current Assets:
     Cash and cash equivalents............   $  7,789      $ 19,023        $    (1)        $(16,000)(a)  $  10,811
     Accounts receivable..................     97,319        44,198             --               --        141,517
     Contracts in progress with earned
       revenues exceeding related progress
       billings...........................     43,619        12,801             --               --         56,420
     Other current assets.................      9,531         3,624           (509)              --         12,646
                                             --------      --------        -------         --------      ---------
       Total Current Assets...............    158,258        79,646           (510)         (16,000)       221,394
     Property and equipment...............    105,085        18,934           (770)           3,500(b)     126,749
     Intangible assets....................     20,873        27,313             --          111,989(c)     160,175
     Long-term receivable.................     28,318        19,785             --               --         48,103
     Other non-current assets.............     21,058         5,678           (212)           2,414(d)      28,938
                                             --------      --------        -------         --------      ---------
       Total Assets.......................   $333,592      $151,356        $(1,492)        $101,903      $ 585,359
                                             ========      ========        =======         ========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
     Current Liabilities:
     Notes payable........................   $  1,039      $  2,122        $    --         $     --      $   3,161
     Accounts payable.....................     46,216        16,242             (4)              --         62,454
     Accrued liabilities..................     35,722         7,170             (5)              --         42,887
     Contracts in progress with progress
       billings exceeding related earned
       revenues...........................     43,340        26,224             --               --         69,564
     Income taxes payable and other.......      3,216           940             --               --          4,156
                                             --------      --------        -------         --------      ---------
       Total Current Liabilities..........    129,533        52,698             (9)              --        182,222
     Long-term debt.......................     54,400         5,700             --           50,000(e)     110,100
     Other non-current liabilities........     55,045         8,460             --            3,197(f)      66,702
     Minority interest in subsidiaries....      5,725        27,000             --               --         32,725
                                             --------      --------        -------         --------      ---------
       Total Liabilities..................    244,703        93,858             (9)          53,197        391,749
     Common stock.........................         55             1             --               47(g)         103
     Additional paid-in capital...........     63,615           499             --          104,443(g)     168,557
     Retained earnings....................     47,917        62,698         (1,483)         (61,484)(h)     47,648
     Stock held in Trust..................    (12,735)           --             --               --        (12,735)
     Treasury stock, at cost..............     (1,555)       (5,700)            --            5,700(h)      (1,555)
     Cumulative translation adjustment....     (8,408)           --             --               --         (8,408)
                                             --------      --------        -------         --------      ---------
       Total Shareholders' Equity.........     88,889        57,498         (1,483)          48,706        193,610
                                             --------      --------        -------         --------      ---------
       Total Liabilities and Shareholders'
          Equity..........................   $333,592      $151,356        $(1,492)        $101,903      $ 585,359
                                             ========      ========        =======         ========      =========

The accompanying notes are an integral part of this pro forma condensed combined balance sheet.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  MATRIX     CALLIDUS     COSTS NOT
                                        CB&I          HBI        (1/1/99-    (1/1/99-     ACQUIRED      PRO FORMA
                                     HISTORICAL    HISTORICAL    7/15/99)    11/30/99)     BY CB&I     ADJUSTMENTS    PRO FORMA
                                     ----------    ----------    --------    ---------    ---------    -----------    ---------
Revenues...........................   $674,770      $208,821     $39,168      $61,580       $  --        $    --      $984,339
Cost of revenues...................    598,335       167,075      32,486       50,129        (480)            --       847,545
                                      --------      --------     -------      -------       -----        -------      --------
  Gross profit.....................     76,435        41,746       6,682       11,451         480             --       136,794
Selling and administrative
  expenses.........................     49,849        11,200       3,501       15,273          --          2,071(a)     81,894
Other operating income, net........     (2,788)           --          --           --          --             --        (2,788)
                                      --------      --------     -------      -------       -----        -------      --------
  Income from operations...........     29,374        30,546       3,181       (3,822)        480         (2,071)       57,688
Interest expense...................     (2,980)         (264)       (139)      (1,932)         --         (4,711)(b)   (10,026)
Interest income....................        766         3,345         298           --          --           (800)(c)     3,609
                                      --------      --------     -------      -------       -----        -------      --------
  Income before taxes and minority
    interest.......................     27,160        33,627       3,340       (5,754)        480         (7,582)       51,271
Income tax (expense) benefit.......     (7,605)      (12,252)     (1,303)       2,277        (168)         2,381(d)    (16,670)
                                      --------      --------     -------      -------       -----        -------      --------
  Income before minority
    interest.......................     19,555        21,375       2,037       (3,477)        312         (5,201)       34,601
Minority interest in income........     (1,171)       (1,380)         --           --          --             --        (2,551)
                                      --------      --------     -------      -------       -----        -------      --------
  Net income.......................   $ 18,384      $ 19,995     $ 2,037      $(3,477)      $ 312        $(5,201)     $ 32,050
                                      ========      ========     =======      =======       =====        =======      ========
Net income per share
  Basic............................   $   1.67                                                                        $   1.67
  Diluted..........................   $   1.65                                                                        $   1.66
Weighted average shares outstanding
  Basic............................     10,999                                                             8,147(e)     19,146
  Diluted..........................     11,169                                                             8,147(e)     19,316

The accompanying notes are an integral part of this pro forma condensed combined statement of income.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    COSTS
                                                                     NOT
                                                                   ACQUIRED
                                          CB&I          HBI           BY        PRO FORMA
                                       HISTORICAL    HISTORICAL      CB&I      ADJUSTMENTS    PRO FORMA
                                       ----------    ----------    --------    -----------    ---------
Revenues.............................   $313,081      $132,820      $  --        $    --      $445,901
Cost of revenues.....................    282,580       114,194       (247)            --       396,527
                                        --------      --------      -----        -------      --------
  Gross profit.......................     30,501        18,626        247             --        49,374
Selling and administrative
  expenses...........................     23,076         8,875         --            816(a)     32,767
Other operating income, net..........     (2,069)           --         --             --        (2,069)
                                        --------      --------      -----        -------      --------
  Income from operations.............      9,494         9,751        247           (816)       18,676
Interest expense.....................     (2,437)         (244)        --         (2,051)(b)    (4,732)
Interest income......................        265         1,814        (30)          (480)(c)     1,569
                                        --------      --------      -----        -------      --------
  Income before taxes and minority
     interest........................      7,322        11,321        217         (3,347)       15,513
Income tax (expense) benefit.........     (2,050)       (4,181)       (84)         1,080(d)     (5,235)
                                        --------      --------      -----        -------      --------
  Income before minority interest....      5,272         7,140        133         (2,267)       10,278
Minority interest in income..........       (867)         (736)        --             --        (1,603)
                                        --------      --------      -----        -------      --------
  Net income.........................   $  4,405      $  6,404      $ 133        $(2,267)     $  8,675
                                        ========      ========      =====        =======      ========
Net income per share
  Basic..............................   $   0.47                                              $   0.50
  Diluted............................   $   0.46                                              $   0.49
Weighted average shares outstanding
  Basic..............................      9,363                                   8,147(e)     17,510
  Diluted............................      9,630                                   8,147(e)     17,777

The accompanying notes are an integral part of this pro forma condensed combined statement of income.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                 IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

1. CB&I AND HBI HISTORICAL DATA

     The historical balances represent the consolidated balance sheets of CB&I and HBI as of June 30, 2000 and the consolidated statements of income for each of the indicated periods as reported in the historical consolidated financial statements of CB&I and HBI.

2. HBI ACQUISITIONS

     Effective July 16, 1999, HBI acquired all of the outstanding common stock of Matrix for approximately $23,700. Matrix has been included in the consolidated financial statements of HBI since July 16, 1999. Therefore, a pro forma adjustment has been reflected within the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 to include Matrix' results of operations for the period January 1, 1999 to July 15, 1999.

     Effective December 1, 1999, HBI acquired all of the outstanding common stock of Callidus and Plasma Energy Corporation ("Plasma") for approximately $8,200. Effective December 31, 1999, HBI sold Plasma's common stock to a third party for approximately $1,300. Callidus has been included in the consolidated financial statements of HBI since December 1, 1999. Therefore, a pro forma adjustment has been reflected within the unaudited pro forma condensed combined statement of income for the year ended December 31, 1999 to include Callidus' results of operations for the period January 1, 1999 to November 30, 1999. The results of Plasma, a discontinued operation, have been excluded from this adjustment.

3. NET ASSETS NOT ACQUIRED BY CB&I

     In accordance with the Purchase Agreement, CB&I did not purchase certain assets and liabilities of HBI including certain real properties and related environmental contingencies, and a receivable from the sale of the Plasma operations of Callidus (Note 2). Therefore, these assets and liabilities and their related impact on the results of operations were excluded from the unaudited pro forma condensed combined financial statements.

4. PRO FORMA ADJUSTMENTS

     The pro forma adjustments reflected in the pro forma condensed combined balance sheet give effect to the following based on the Company's preliminary allocation of purchase price to HBI's net assets:

     (a) To record the remittance of $32,000 in cash to WEDGE pursuant to the working capital formula in the Purchase Agreement as if the acquisition occurred on June 30, 2000. This remittance is assumed to be funded by $16,000 in HBI cash and an additional $16,000 borrowing under the CB&I revolving credit agreement.

     (b) To record the write-up of HBI fixed assets to their depreciated replacement value, based on preliminary estimates. This write-up will be depreciated over 10 years.

     (c) To record the $139,302 excess of cost over the fair value of tangible net assets as intangible assets. This balance was allocated as follows:

                                                                                    AMORTIZATION PERIOD
                                                                                    -------------------
           Non-compete agreements...................................    $  5,251    5 to 10 years
           Patents, licenses and technical agreements...............         143    13 years
           Goodwill.................................................     133,908    40 years
                                                                        --------
           Total HBI intangible assets..............................     139,302
           HBI historical intangible assets.........................     (27,313)
                                                                        --------
           Pro forma adjustment.....................................    $111,989
                                                                        ========

     (d) To record the following: (1) payment of $1,500 of fees associated with the CB&I revolving credit agreement refinancing which will be amortized over the life of the associated credit facility; (2) Write-off of existing unamortized deferred financing fees of $269; and (3) a $985 deferred tax asset on employee benefit liability adjustment discussed in (f) below.

     (e) The drawdown of funds under the CB&I revolving credit agreement of $50,000 for the following: (1) $28,000 for part of the HBI purchase consideration; (2) $1,500 for debt refinancing fees; (3) $4,500 for acquisition-related costs; and (4) $16,000 to fund the HBI working capital due to WEDGE upon closing.

     (f) To record the $3,197 increase in employee benefit liabilities.

     (g) To record the issuance of 8,146,665 shares of Common Stock at NLG 0.01 par value. The shares were valued based on the average market price of the Common Stock five days before and after the terms of the acquisition were agreed to and announced, or $12.875 per share.

     (h) The elimination of the HBI historical stockholder's equity and the capital structure of HBI under WEDGE ownership. Also to write-off CB&I's existing unamortized deferred financing fees of $269.

     The pro forma adjustments reflected in the pro forma condensed combined statements of income give effect to the following:

     (a) To reflect $1,721 and $641 of incremental intangible asset amortization expense and $350 and $175 of incremental depreciation expense for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively. Total pro forma amortization and depreciation expenses include the following amounts:

                                                                  AMORTIZATION         DEPRECIATION
                                                                    EXPENSE              EXPENSE
                                                                  ------------         ------------
                                                               12/31/99   6/30/00   12/31/99   6/30/00
                                                               --------   -------   --------   -------
           CB&I Historical...................................   $  502    $  294    $17,263    $8,524
           HBI Historical....................................    1,291     1,033      1,357     1,090
           Matrix (1/1/99-7/15/99)...........................       --       n/a        231       n/a
           Callidus (1/1/99-11/30/99)........................       29       n/a      1,010       n/a
           Pro forma adjustment..............................    1,721       641        350       175
                                                                ------    ------    -------    ------
           Total pro forma expense...........................   $3,543    $1,968    $20,211    $9,789
                                                                ======    ======    =======    ======

     (b) To adjust interest expense as follows: (1) an increase in interest expense of $3,400 for the year ended December 31, 1999 and $1,850 for the six months ended June 30, 2000 reflecting the additional $50,000 of borrowings under the CB&I revolving credit facility;(2) to record $909 of incremental interest expense for the year ended December 31, 1999 which would have been incurred if HBI acquired Matrix and Callidus effective January 1, 1999; and (3) to record incremental amortization from refinancing costs associated with the CB&I revolving credit facility of $402 for the year ended December 31, 1999 and $201 for the six months ended June 30, 2000. For pro forma purposes, the interest rates applied were based on the average historical rates experienced by CB&I and HBI. The average interest expense rate for the CB&I revolving credit facility was 6.8% in 1999 and 7.4% in 2000. The interest income rate on the HBI cash balances was 5.0% in 1999 and 6.0% in 2000.

     (c) To reduce interest income by $800 and $480 for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, due to the remittance of $16,000 in cash to WEDGE.

     (d) To reflect income tax effect of deductible pro forma adjustments.

     (e) Incremental issuance of 8,146,665 shares of Common Stock.

     The unaudited pro forma condensed combined statement of income excludes an estimated after-tax expense of $3,000 related to the change of control provisions of the CB&I Long-Term Incentive Plan. This one-time expense will be recognized upon the consummation of the HBI Transaction.

COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth certain of our earnings per share and book value per share data on a historical basis and on a pro forma condensed combined basis after giving effect to the HBI Transaction and based on the same assumptions as those described under the "Unaudited Pro Forma Condensed Combined Financial Statements of CB&I and HBI." This data should be read in conjunction with that section and the historical audited and unaudited consolidated financial statements of CB&I and HBI and the notes thereto.

     The unaudited pro forma information was presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had we owned HBI during the periods presented.

                                                         YEAR ENDED        SIX MONTHS ENDED
                                                      DECEMBER 31, 1999     JUNE 30, 2000
                                                      -----------------    ----------------
Basic Earnings Per Share:
  CB&I historical...................................       $ 1.67               $ 0.47
  Pro forma combined................................       $ 1.67               $ 0.50
Diluted Earnings Per Share:
  CB&I historical...................................       $ 1.65               $ 0.46
  Pro forma combined................................       $ 1.66               $ 0.49
Book Value Per Share:
  CB&I historical...................................       $10.16               $ 9.66
  Pro forma combined................................          N/A               $11.16

     The affirmative vote of a majority of the votes cast is required to adopt the proposal to approve the Supervisory Board's issuance of 8,146,665 shares of Common Stock in connection with the consummation of the HBI Transaction. The effectiveness of this proposal is also conditioned upon shareholder approval of the proposals contained in Items 2 and 3 of this Proxy Statement. Under applicable Dutch law, there are no appraisal rights available to dissenting shareholders in connection with the consummation of the HBI Transaction.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE ISSUANCE OF 8,146,665 SHARES OF COMMON STOCK IN CONNECTION WITH THE CONSUMMATION OF THE HBI TRANSACTION.

                                     ITEM 2

               PROPOSED AMENDMENTS TO THE ARTICLES OF ASSOCIATION
                TO IMPLEMENT THE PROPOSED SHAREHOLDER AGREEMENTS


     The proposed Shareholder Agreements contemplate that certain amendments will be made to our Articles of Association in order to effectuate the provisions and purposes of the Shareholder Agreements. The full text of the unofficial English translation of such proposed amendments is attached as Annex C to this Proxy Statement and is incorporated herein by reference. Shareholders are urged to read the full text of the proposed amendments in Annex C for additional information not contained in the summary set forth below.


     The provisions of the proposed amendments are designed to accomplish the following four objectives:

     1. To permit the Supervisory Board to adopt rules and regulations governing its internal proceedings, including Supervisory Board composition, governance and voting on the nomination of Supervisory Directors (see paragraph IX of Annex C) ("Amendment No. 1");

     2. To limit the right of WEDGE or First Reserve to have Registered Shares converted into Bearer Shares (see paragraphs II, IV and V of Annex C) ("Amendment No. 2");

     3. To require that certificated Registered Shares be submitted to us or our duly authorized representative (transfer agent) for transfer (see paragraphs III, VI and VII of Annex C) ("Amendment No. 3"); and

     4. To require, at a time when there is a CB&I shareholder who owns 15% of our outstanding voting securities, that certain significant transactions (i.e., business combinations, recapitalizations or a transaction with a person who is or has been a 15% shareholder) otherwise requiring a shareholder vote for approval will require the approval of at least 80% of our outstanding voting securities (see paragraph XI of Annex C) ("Amendment No. 4").

     In addition to providing Supervisory Board representation for WEDGE and First Reserve, the primary purpose of the Shareholder Agreements is to negate the ability of WEDGE or First Reserve, or both acting together, to exercise control over the Company. This purpose is effected by means of "standstill" provisions, voting restrictions and share transfer restrictions contained in the Shareholder Agreements as described above. See "Approval of Share Issuance; The HBI Transaction -- The Shareholder Agreements".

     The purpose of proposed Amendment No. 1 is to allow the Supervisory Board to draw up its own rules and regulations governing internal matters of composition and governance which give effect to the matters agreed upon in the Shareholder Agreements, including the right of WEDGE and First Reserve to be represented on the Supervisory Board and certain committees thereof.


     The purpose of proposed Amendment No. 2 is to implement and enhance the enforceability of the provisions in the Shareholder Agreements which prohibit WEDGE, First Reserve and their respective affiliates and assignees from converting their Registered Shares into Bearer Shares. Registered Shares are maintained in a share registry by our New York Transfer Agent and Registrar and traded only on the New York Stock Exchange, Inc. pursuant to a written instrument of transfer and written acknowledgement by us (or our Transfer agent) of such transfer (Common Stock may also be registered in The Netherlands in the Amsterdam Register and may be converted to Registered Shares or Bearer Shares). Bearer Shares are not maintained in a share registry and trade only on the Amsterdam Stock Exchange. Without effective prohibition on the ownership of Bearer Shares, there would be no practical means for us to ensure compliance by WEDGE and First Reserve and their assignees with the voting and share transfer restrictions provided in the Shareholder Agreements.


     The purpose of proposed Amendment No. 3 is to implement and enhance the enforceability of the provisions in the Shareholder Agreements which impose certain restrictions on the persons to whom WEDGE and First Reserve may transfer their shares and which grant us a right of first offer as to certain proposed transfers. By requiring that any certificated Registered Share be submitted to us or our transfer agent in connection with a proposed transfer, we believe that we have an effective practical means of monitoring compliance with such transfer restrictions in the Shareholder Agreements.

     The purpose of proposed Amendment No. 4 is to ensure that, at a time when there are one or more holders of 15% of our outstanding voting securities (each an "affiliated holder"), any business combination transaction, recapitalization transaction or transaction involving a person who is or has been an affiliated holder, which transaction otherwise requires a shareholder vote for approval, will require the approval of a supermajority percentage (at least 80%) of our voting securities outstanding. As a result, it is unlikely that our affiliate holder(s) could alone determine the outcome of such shareholder vote. For example, assuming that the HBI Transaction and the First Reserve Transaction are consummated and WEDGE and First Reserve together own approximately 48.5% of our outstanding voting securities, if a proposed business combination transaction thereafter required approval by our shareholders, such proposal could only be adopted if approximately 62% of our shareholders not affiliated with WEDGE and First Reserve voted for approval of the transaction, assuming that WEDGE and First Reserve also voted for the proposal. An effect of this Amendment No. 4, while negating the ability of WEDGE and First Reserve to control a decision to sell the Company, would also make it more difficult to obtain shareholder approval for certain types of business combination transactions (e.g., a "legal merger" under Dutch law) requiring a shareholder vote, but would not affect the ability of an acquiror to obtain control of the Company through a tender offer or other type of business combination transaction not requiring such a shareholder vote. In general, the intent and effect of various provisions of the Shareholder Agreements (including the requirement that, as to any proposed business combination or recapitalization transaction involving the Company and any third party, WEDGE and First Reserve must vote or tender their shares or otherwise act as recommended by the Supervisory Board) is to limit the influence of WEDGE and First Reserve over a decision to sell control of the Company.

     The affirmative vote of a majority of the votes cast is required to adopt the proposed amendments to the Articles of Association. The effectiveness of the proposed amendments to the Articles of Association is also conditioned upon shareholder approval of the proposals contained in Items 1 and 3 of this Proxy Statement.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENTS TO THE ARTICLES OF ASSOCIATION.

                                     ITEM 3

                APPOINTMENT OF ADDITIONAL SUPERVISORY DIRECTORS

GENERAL

     The general affairs and business of the Company and the Management Board are supervised by the Board of Supervisory Directors the members of which are appointed by the general meeting of shareholders. Our Articles of Association provide for at least six and no more than twelve Supervisory Directors to serve on the Supervisory Board. By resolution of the Supervisory Board dated September 8, 2000, the size of the Supervisory Board will be increased from eight to twelve, effective the date of the Special Meeting, subject to approval by the shareholders of proposed Items 1 and 2 above, and the appointment of four additional Supervisory Directors as proposed in this Item 3. Under the law of The Netherlands, a Supervisory Director cannot be a member of the Management Board of the Company. The general meeting of shareholders has appointed Chicago Bridge & Iron Company B.V. as the sole member of the Management Board.

     Members of the Supervisory Board are appointed to serve three-year terms, with approximately one-third of such members' terms expiring each year. Members of the Supervisory Board must retire no later than at the general meeting of shareholders held after a period of three years following their appointment, but may be re-elected. A member of the Supervisory Board must resign effective the date of the annual general meeting of shareholders in the year in which the director attains the age of 72. Pursuant to our Articles of Association, members of the Supervisory Board may be suspended or dismissed by the general meeting of shareholders. The Supervisory Board may make a proposal to the general meeting of shareholders for the suspension or dismissal of one or more of its members. If such proposal is made by the Supervisory Board, a simple majority vote of the shareholders is required to effect such suspension or dismissal. If no such proposal is made, the general meeting of shareholders by vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company (a "Two-Thirds Majority of Quorum") is required to effect such suspension or dismissal. The members of the Supervisory Board may receive such compensation as may be determined by the general meeting of shareholders.

     As permitted under Dutch law and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. A nomination by the Supervisory Board is binding on general meeting of the shareholders unless overridden by a Two-Thirds Majority of Quorum.

     Under the proposed Shareholder Agreements, WEDGE and First Reserve are each entitled to nominate candidates for two Supervisory Director positions. For one position, the Supervisory Board, at the request of WEDGE, has proposed the election of Michael D. Winfield or James M. Tidwell for a term to expire in 2001. For the second position, the Supervisory Board, at the request of WEDGE, has proposed the election of William H. White or Greg Armstrong for a term to expire in 2002. For the third position, the Supervisory Board, at the request of First Reserve, has proposed the election of William E. Macaulay or J. Will

Honeybourne for a term to expire in 2001. For the fourth position, the Supervisory Board, at the request of First Reserve, has proposed the election of Ben A. Guill or Thomas R. Denison for a term to expire in 2003.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF MESSRS. WINFIELD, MACAULAY, WHITE, AND GUILL. THE ELECTION OF FOUR ADDITIONAL SUPERVISORY DIRECTORS IS CONDITIONED UPON SHAREHOLDER APPROVAL OF THE PROPOSALS CONTAINED IN ITEMS 1 AND 2 OF THIS PROXY STATEMENT AND CONSUMMATION OF THE HBI TRANSACTION AND THE FIRST RESERVE TRANSACTION.

     Certain information with respect to the nominees for Supervisory Director and the eight Supervisory Directors who will continue in office is as follows:

THE FOLLOWING NOMINATIONS ARE MADE FOR THE TERM EXPIRING IN 2001:

FIRST POSITION

  FIRST NOMINEE

     MICHAEL D. WINFIELD, 59, has been president and chief executive officer since February 1992 of UOP, a general partnership of Honeywell International Inc. and Union Carbide Corporation, engaged in the licensing of technologies to the oil refining and petrochemical industries. Mr. Winfield has served as a director of Landauer Inc. (a firm providing services related to radiation monitoring) since 1994.

  SECOND NOMINEE

     JAMES M. TIDWELL, 54, currently serves as Vice President and Chief Financial Officer of WEDGE Group Incorporated, a position which he has held since January 2000. WEDGE is a diversified firm with subsidiaries in engineering and construction, hotel, oil and gas, and real estate businesses. Prior to joining WEDGE, Mr. Tidwell served as President of Daniel Measurement and Control, a division of Emerson Electric Company since June 1999. From August 1996 to June 1999, he was Executive Vice President and Chief Financial Officer of Daniel Industries Inc., a leading supplier of specialized equipment and systems to oil, gas and process operators and plants to measure and control flow of fluids. For over five years prior to joining Daniel Industries, Mr. Tidwell served as Senior Vice President and Chief Financial Officer of Hydril Company, a worldwide leader in engineering, manufacturing and marketing premium tubular connections and pressure control devices for oil and gas drilling and production.

SECOND POSITION

  FIRST NOMINEE

     WILLIAM E. MACAULAY, 54, is the Chairman and Chief Executive Officer of First Reserve Corporation where he has been employed since 1983. First Reserve Corporation is the general partner of the general partner of First Reserve Fund VIII, L.P. He is a member of the board of directors of National-Oilwell, Inc., a distributor of oilfield equipment and machinery, Weatherford International, Inc., an oilfield services company, Superior Energy Services, Inc., a provider of specialized oilfield services and equipment, TransMontaigne Inc., a company engaged in transporting, terminaling, storing and marketing refined petroleum products, Maverick Tube Corporation, a manufacturer of oilfield pipe products and structural steel, Grant Prideco, Inc., a company engaged in drill stem technology development and drill pipe manufacturing, and Pride International, Inc., a leading international provider of contract drilling and associated services related to the oil and gas exploration and production industry, both onshore and offshore. Mr. Macaulay holds a B.A. degree in Economics from City College of New York and an M.B.A. from the Wharton Graduate School of Business at the University of Pennsylvania, where he has also served as a member of the Executive Board.

  SECOND NOMINEE


     J. WILL HONEYBOURNE, 49, is a Managing Director of First Reserve Corporation where he has been employed since 1998. From September 1996 to December 1998, Mr. Honeybourne served as Senior Vice President of Western Atlas International, a $2.5 billion oil service company. From October 1995 to September 1996, he was a private investor. From September 1993 to October 1995, Mr. Honeybourne served as President and Chief Executive Officer of Alberta-based Computalog and in various capacities with Baker Hughes, including Vice President and General Manager of INTEQ and President of EXLOG. Mr. Honeybourne holds a B.S. in Oil Technology from Imperial College, London University.


THE FOLLOWING NOMINATIONS ARE MADE FOR THE TERM EXPIRING IN 2002:

  FIRST NOMINEE

     WILLIAM H. WHITE, 46, has been the President and Chief Executive Officer of WEDGE Group Incorporated since April 1997. WEDGE is a diversified firm with subsidiaries in engineering and construction, hotel, oil and gas, and real estate businesses. From December 1995 to June 1998, Mr. White served as the Chairman of the Democratic Party of Texas. Mr. White served as Deputy Secretary and Chief Operating Officer of the Department of Energy from 1993 to 1995. Prior to his service at the Department of Energy, Mr. White practiced law and served on the management committee of the law firm of Susman Godfrey L.L.P. and taught law at the University of Texas at Austin. Mr. White is the founder and Chairman of the Board of Frontera Resources, an international energy company with projects in emerging markets. Mr. White is a director of USEC, Inc., a global energy company which produces and sells uranium fuel enrichment services for nuclear power plants.

  SECOND NOMINEE

     GREG ARMSTRONG, 41, has served since February 2000 as the President and Chief Executive Officer of WEDGE Real Estate Holdings, Inc., a subsidiary of WEDGE responsible for the management, acquisitions, dispositions and financing of WEDGE's real estate portfolio, including office, hotel, industrial and climate-controlled, self-storage properties. From July 1997 to February 2000, Mr. Armstrong served as the Vice President and Chief Financial Officer of WEDGE Group Incorporated. From February 1995 to July 1997, Mr. Armstrong served as WEDGE's Controller.

THE FOLLOWING NOMINATIONS ARE MADE FOR THE TERM EXPIRING IN 2003:

  FIRST NOMINEE

     BEN A. GUILL, 49, is the President of First Reserve Corporation where he has served since September 1998. Prior to joining First Reserve Corporation, Mr. Guill was a Partner and Managing Director of Simmons & Company International, an investment banking firm located in Houston, Texas which focuses on the oil service and equipment industry. Mr. Guill had been with Simmons & Company since 1980. He is member of the board of directors of National-Oilwell, Inc. and Superior Energy Services, Inc. Mr. Guill received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from the Wharton Graduate School of Business at the University of Pennsylvania.

  SECOND NOMINEE

     THOMAS R. DENISON, 39, is a Managing Director and General Counsel of First Reserve Corporation where he has served since 1998. He was a partner in the international law firm of Gibson, Dunn & Crutcher LLP from January 1995 to January 1998. Mr. Denison received a B.S. degree in Business Administration from the University of Denver and a J.D. from the University of Virginia.

DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 2001:

     JERRY H. BALLENGEE, 62, has served as a Supervisory Director of the Company since April 1997. He served as President and Chief Operating Officer of Union Camp Corporation from July 1994 to May 1999 and has served in various other executive capacities and as a member of the Board of Directors of Union Camp Corporation from 1988 to May 1999. He is Chairman of the Supervisory Board's Nominating Committee and a member of the Corporate Governance Committee.

     L. DONALD SIMPSON, 64, has served as a Supervisory Director of the Company since April 1997. From December 1996 to February 2000, Mr. Simpson served as Executive Vice President of Great Lakes Chemical Corporation. Prior thereto, beginning in 1992, he served in various executive capacities at Great Lakes Chemical Corporation. He is a member of the Supervisory Board's Audit Committee and Corporate Governance Committee.

DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 2002:

     J. CHARLES JENNETT, 59, has served as a Supervisory Director of the Company since April 1997. He has served as President of Texas A&M International University since 1996. He was Provost and Vice President of Academic Affairs at Clemson University from 1992 through 1996. Dr. Jennett is a member of the Supervisory Board's Nominating Committee and Corporate Governance Committee.

     GARY L. NEALE, 60, has served as a Supervisory Director of the Company since April 1997. He is currently President, CEO and Chairman of the Board of NiSource, Inc., whose primary business is the distribution of electricity, gas and water through utility companies. Mr. Neale has served as a director of NiSource, Inc. since 1991, a director of Northern Indiana Public Service Company since 1989 and a director of Modine Manufacturing Company (heat transfer products) since 1977. Mr. Neale is Chairman of the Supervisory Board's Corporate Governance Committee and a member of the Organization and Compensation Committee.

     MARSHA C. WILLIAMS, 49, has served as a Supervisory Director of the Company since April 1997. Since May 1998, she has served as Chief Administrative Officer of Crate & Barrel, a specialty retail company. Prior to that, she served as Vice President and Treasurer of Amoco Corporation from December 1997 to May 1998 and Treasurer from 1993 to 1997. Ms. Williams is a director of Selected Funds, Davis Funds and Modine Manufacturing Company (heat transfer products). Ms. Williams is a member of the Supervisory Board's Audit Committee and Corporate Governance Committee.

DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 2003:

     J. DENNIS BONNEY, 69, has served as a Supervisory Director of the Company since April 1997. He served as Vice Chairman of the Board of Chevron Corporation from 1987 to 1995. He currently serves as Chairman of the Board of Aeromovel USA and Aeromovel Global Corporation. From 1996 to 1998 he was a director of Alumax Inc. and United Meridian Corporation. Mr. Bonney is Chairman of the Supervisory Board's Audit Committee, and is a member of the Organization and Compensation Committee and the Corporate Governance Committee.

     GERALD M. GLENN, 58, has served as Chairman of the Supervisory Board of the Company since April 1997. He has been President and Chief Executive Officer of Chicago Bridge & Iron Company since May 1996 and has been a Managing Director of Chicago Bridge & Iron Company B.V. since March 1997. Since April 1994, Mr. Glenn has been a principal in the Glenn Group LLC. From November 1986 to April 1994, he served as Group President-Fluor Daniel, Inc. Mr. Glenn is a member of the Supervisory Board's Nominating Committee.

     VINCENT L. KONTNY, 63, has served as a Supervisory Director of the Company since April 1997. He has served as Chief Operating Officer of Washington Group International since April 2000 and since 1992 has been the owner and CEO of the Double Shoe Cattle Company. Mr. Kontny was President and Chief Operating Officer of Fluor Corporation from 1990 until September 1994. Mr. Kontny is Chairman of the Supervisory Board's Organization and Compensation Committee and is a member of the Audit Committee and the Corporate Governance Committee.

                            COMMITTEES OF THE BOARD

     The Audit Committee, which held four meetings in 1999, is charged with reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and coordinating the annual internal audit plan with the auditing plan of the independent public accountants. The Committee receives reports from the Company's Internal Audit Department, reviews the annual report to shareholders and the financial statements contained therein, reviews the results of the audit performed by the Company's independent public accountants and acts as liaison between the independent public accountants and the Supervisory Board. The Committee makes recommendations concerning the appointment of the independent public accountants of the Company, the scope of the audit to be performed and the fees to be paid. The Committee is also authorized to audit and monitor the compliance by the Company and its subsidiaries with the laws of the various jurisdictions in which the Company and its subsidiaries conduct business and to report to the Supervisory Board and make recommendations with respect to any problems.

     The Organization and Compensation Committee, which held four meetings in 1999, reviews and makes recommendations concerning compensation philosophy and guidelines for the executive and managerial group of the Company, reviews compensation and benefit programs for employees of the Company and its subsidiaries, compares such programs and compensation against market data and makes recommendations as to modifications, reviews recommendations or actions of management concerning benefit plans, incentive plans, stock option or other stock awards and oversees the administration of such plans, reviews compensation, awards and grants under corporate benefit plans for the Chief Executive Officer, reviews management recommendations concerning compensation for certain other officers, administers the Company's long-term incentive plan and advises as to which key officers of the Company or its subsidiaries should be offered employment and/or termination agreements.

     The Nominating Committee, which held two meetings in 1999, establishes criteria regarding the size and composition of the Supervisory Board and its committees, recommends criteria relating to tenure and eligibility, identifies, reviews and recommends prospective Supervisory Directors, recommends candidates for the position of Chief Executive Officer, approves the nominees for new positions on the Supervisory Board and vacancies on the Supervisory Board, and advises regarding Supervisory Board compensation. It will consider nominees for Supervisory Director recommended by shareholders. Recommendations must be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Secretary of the Company, Robert H. Wolfe, Chicago Bridge & Iron Company N.V., Polarisavenue 31, JH 2132 Hoofddorp, The Netherlands, and set forth the name, age, business and residential address, principal occupation, number of shares of Common Stock owned and such other information concerning the nominee as may be requested by the Nominating Committee.

     The Corporate Governance Committee, which held one meeting in 1999, reviews and makes recommendations concerning policies and practices of management relating to corporate governance and responsibilities and is responsible for the internal operations of the Supervisory Board.

                         INFORMATION REGARDING MEETINGS

     The Supervisory Board held four meetings in 1999. Each of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of the committees of which he or she was a member.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                                                                      LONG TERM COMPENSATION
                                                                                 ---------------------------------
                                            ANNUAL COMPENSATION                          AWARDS            PAYOUTS
                              ------------------------------------------------   -----------------------   -------
(A)                           (B)        (C)            (D)                                      (G)         (H)         (I)
                                                                      (E)           (F)       SECURITIES
                                                                     OTHER       RESTRICTED   UNDERLYING
                                                                     ANNUAL        STOCK       OPTIONS/     LTIP      ALL OTHER
                                                                  COMPENSATION    AWARD(S)       SARS      PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR    SALARY($)     BONUS($)(2)      ($)(3)        ($)(4)     (# SHARES)     ($)        ($)(5)
---------------------------   ----   ------------   -----------   ------------   ----------   ----------   -------   ------------
Gerald M Glenn..............  1999     441,000        350,000            --       671,875       51,200     258,935       83,157
  Chairman of the
  Supervisory Board;
  President,                  1998     420,000        330,000            --            --       51,200      73,935    1,268,993
  Chief Executive Officer
  and Chairman of Chicago     1997     400,000        155,000            --            --       92,094          --    8,640,347
  Bridge & Iron Company; and
  Managing Director of
  Chicago Bridge & Iron
  Company B.V.
Stephen P. Crain............  1999     185,000        100,000        38,135            --       10,600      53,625       22,633
  Vice President -- Global
  Sales and Marketing of      1998     146,000         87,500            --            --        7,400      15,311       15,842
  Chicago Bridge & Iron
  Company and Managing
  Director of Chicago Bridge
  & Iron Company B.V.
Robert B. Jordan............  1999     300,000        160,000        46,923            --       23,000     104,181       35,200
  Vice
  President -- Operations of
  Chicago Bridge &            1998     250,082(1)     140,000            --       275,000       70,500      29,745      121,448
  Iron Company; and Managing
  Director of Chicago Bridge
  & Iron Company B.V.
Timothy J. Wiggins..........  1999     255,000        127,500            --            --       12,300      62,816      185,528
  Vice President and Chief
  Financial Officer of        1998     242,008        125,000            --            --       12,300      17,932      318,578
  Chicago Bridge & Iron
  Company; and Managing       1997     220,012         75,000            --            --       21,489          --    2,057,273
  Director of Chicago Bridge
  & Iron Company B.V.
Robert H. Wolfe.............  1999     195,000         68,250            --            --        8,600      42,900       22,021
  Secretary of the Company;
  Vice President, General     1998     187,252         65,538            --            --        8,600      12,251      116,668
  Counsel and Secretary of
  Chicago Bridge & Iron       1997     175,000         35,000            --            --       17,094          --      721,090
  Company; and Secretary of
  Chicago Bridge & Iron
  Company B.V.

---------------
(1) Salary paid in 1998 for actual period of employment by the Company, February 9, 1998 through December 31, 1998.

(2) Bonus amounts include payments under the Incentive Compensation Plan (as described under the caption "Organization and Compensation Committee Report on Executive Compensation").

(3) Amounts reported are personal benefits and include club dues as follows:
    Stephen P. Crain $29,742; Robert B. Jordan $39,480. Persons for whom no amount is reported did not receive personal benefits the value of which exceeded the lesser of $50,000 or 10% of their annual salary and bonus.

(4) Restricted stock awards or units are valued at the closing price on the date of grant. Participants receive dividends on the grants reported in this column. Restricted stock awards granted to Robert B. Jordan vest in four equal annual installments starting in September 1999. Restricted stock units granted to Gerald M. Glenn vest April 1, 2002 (as described under the caption "Organization and Compensation Committee Report on Executive Compensation").The number and value of the aggregate restricted share holdings at the end of the last completed fiscal year, based on the NYSE composite closing price of $13.75/share on December 31, 1999, for each named executive officer who held such shares are: Gerald M. Glenn, 50,000, $671,875; Robert B. Jordan, 18,750, $257,800.

(5) The compensation reported for 1999 represents (a) the value of shares reallocated to each named executive officer resulting from forfeitures of other Participants pursuant to the Management Plan (as described below), (b) contributions pursuant to the Chicago Bridge & Iron Savings Plan (the "401(k) Plan") allocated to the executive officer's account, and (c) the cost of allocations to each executive officer's account in a benefit restoration plan (described under the caption "Pension and Other Retirement Benefits") for allocations pursuant to the 401(k) Plan which otherwise exceed the maximum limit imposed upon such plan by the Code. For 1999, those three amounts, expressed in the respective order identified above, for each named executive officer are as follows: Gerald M. Glenn, $21,477, $12,800, $48,880; Stephen P. Crain $233, $12,800, $9,600; Robert B. Jordan $0,
    $12,800, $22,400; Timothy J. Wiggins $5,128, $12,800, $17,600; Robert H.
    Wolfe $1,178, $12,800, $8,043. With respect to Timothy J. Wiggins, the compensation reported also includes $150,000 paid to him pursuant to an agreement whereby his receipt of Management Plan Shares would be deferred.

MANAGEMENT PLAN

     At the time of the initial public offering of the Common Stock by Praxair in March 1997 (the "IPO"), we established the Management Plan and made a contribution to the Management Plan in the form of 925,670 shares allocated as restricted stock among approximately 52 key management employees.


     Restrictions on the Management Plan shares lapsed as to one participant on January 1, 1999, and as to all other participants except Messrs. Glenn and Wiggins on March 27, 2000. Distribution of benefits to Mr. Glenn and Wiggins is generally scheduled to occur on the earlier of termination of employment, April 1, 2002 or a "Change of Control". See "Item 1 -- Authorization of Share Issuance; the HBI Transaction -- Interest of Certain Persons in the HBI Transaction -- Executive Officers" for a fuller description of the benefits under the Management Plan in light of the HBI Transaction.


EMPLOYEE STOCK PURCHASE PLAN

     The Company has adopted a broad-based employee stock purchase plan (the "Stock Purchase Plan") intended to qualify under Section 423 of the Code. Pursuant to the Stock Purchase Plan, each employee, including executive officers, electing to participate is granted an option to purchase shares on a specified future date at 85% of the fair market value of such shares on the date of purchase. During specified periods preceding such purchase date, a percentage of participating employees' after-tax pay is withheld and used to purchase as many shares as such funds allow at the discounted purchase price.

LONG-TERM COMPENSATION

     The Company's subsidiary, Chicago Bridge & Iron Company, a Delaware corporation ("Chicago Bridge") has adopted the Chicago Bridge & Iron 1997 Long-Term Incentive Plan (the "1997 Incentive Plan") and the Chicago Bridge & Iron 1999 Long-Term Incentive Plan (the "1999 Incentive Plan" and, together with the 1997 Incentive Plan, the "Incentive Plans"). The Incentive Plans are so-called "omnibus" plans which provide long-term compensation in the form of: non-qualified options to purchase shares; qualified "incentive" options to purchase shares; restricted shares; restricted stock units; "performance shares" paying out a variable number of shares depending on goal achievement; and "performance units," which involve cash payments based on either the value of the shares or appreciation in the price of the shares upon achievement of specific financial goals. See "Item 4 -- Adoption of Amendment to the Chicago Bridge & Iron 1999 Long-Term Incentive Plan -- Summary of the Amended Plan" for a fuller description of the 1999 Incentive Plan (which is substantially similar to the 1997 Incentive Plan).

     Under the Incentive Plans, in the event of a "Change in Control," all options become immediately exercisable, the restriction period imposed on any restricted stock award lapses and the payout opportunities attainable under all outstanding awards of performance units and shares are deemed to have been fully earned for the entire performance period. See "Item 1 -- Authorization of Share Issuance; the HBI Transaction -- Interest of Certain Persons in the HBI Transaction -- Executive Officers" for a fuller description of the benefits under the Incentive Plans in light of the HBI Transaction.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The following tables summarize option grants and exercises pursuant to the Incentive Plans during the fiscal year 1999 to and by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 GRANT VALUE
                                      INDIVIDUAL GRANTS                                             DATE
---------------------------------------------------------------------------------------------    -----------
           (A)                   (B)                 (C)                (D)           (E)            (F)
                              NUMBER OF
                             SECURITIES
                             UNDERLYING      % OF TOTAL OPTIONS/
                            OPTIONS/SARS       SARS GRANTED TO      EXERCISE OR                  GRANT DATE
                               GRANTED       EMPLOYEES IN FISCAL    BASE PRICE     EXPIRATION      PRESENT
NAME                        (# SHARES)(1)           YEAR             ($/SHARE)        DATE       VALUE($)(2)
----                        -------------    -------------------    -----------    ----------    -----------
Gerald M. Glenn...........     51,200               30.0%             13.125        5/13/09       $266,240
Stephen P. Crain..........     10,600                6.2%             13.125        5/13/09         55,120
Robert B. Jordan..........     20,500               12.0%             13.125        5/13/09        106,600
Robert B. Jordan..........      2,500(3)             1.5%             13.500        9/10/09         13,400
Timothy J. Wiggins........     12,300                7.2%             13.125        5/13/09         66,560
Robert H. Wolfe...........      8,600                5.0%             13.125        5/13/09         44,720

---------------
(1) All options, except the 2,500 options granted to Mr. Jordan, were granted at market value and vest 25% per year starting May 13, 2000. Each option will terminate and cease to be exercisable if the participant's employment with the Company terminates for any reason other than death, retirement, disability or dismissal for the convenience of the Company (other than involuntary termination of employment for willful misconduct or gross negligence).

(2) The estimated grant date present value reflected in the above table for all options is determined using a Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table, other than the grant of 2,500 options to Mr. Jordan, include the following: (a) an exercise price of the option of $13.125 equal to the fair market value of the underlying stock on the date of grant; (b) an interest rate of 5.54% that represents the interest rate on a U.S. treasury security with a maturity date corresponding to that of the option term; (c) volatility of 44.30% calculated using daily stock prices for the thirty-six months prior to the date of grant; (d) dividends at the rate of $0.24 per share, representing the annualized dividends paid with respect to a share of Common Stock at the date of grant;
    (e) an approximately 11.53% reduction to reflect the probability of forfeiture due to termination prior to vesting and an approximately 9.63% reduction to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date; and (f) an option term of ten years.

     The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the 2,500 options granted to Mr. Jordan reflected in the above table include the following: (a) an exercise price of the option of $13.50 equal to the fair market value of the underlying stock on the date of grant; (b) an interest rate of 5.92% that represents the interest rate on a U.S. treasury security with a maturity date corresponding to that of the option term; (c) volatility of 43.10% calculated using daily stock prices for the thirty-six months prior to the date of grant; (d) dividends at the rate of $0.24 per share, representing the annualized dividends paid with respect to a share of Common Stock at the date of grant; (e) an approximately 11.53% reduction to reflect the probability of forfeiture due to termination prior to vesting and an approximately 9.78% reduction to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date; and (f) an option term of ten years.

     The ultimate values of options will depend on the future market price of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

(3) The option vests on September 10, 2006, but may vest on September 10, 2002 if the executive officer has held continuously until such date certain shares granted as restricted stock for which the restrictions have lapsed.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

            (A)                     (B)              (C)                 (D)                     (E)
                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING          VALUE OF UNEXERCISED
                                                                     UNEXERCISED             IN-THE-MONEY
                                                                   OPTIONS/SARS AT         OPTIONS/SARS AT
                                                                      FY-END(#)               FY-END($)
                                                                ---------------------    --------------------
                              SHARES ACQUIRED       VALUE           EXERCISABLE/             EXERCISABLE/
NAME                          ON EXERCISE (#)    REALIZED($)        UNEXERCISABLE          UNEXERCISABLE(1)
----                          ---------------    -----------    ---------------------    --------------------
Gerald M. Glenn.............         0               NA            12,800/181,694            8,000/56,000
Stephen P. Crain............         0               NA              2,650/25,261            1,656/11,594
Robert B. Jordan............         0               NA              5,125/88,375            3,203/22,422
Timothy J. Wiggins..........         0               NA              3,075/43,014            1,922/13,453
Robert H. Wolfe.............         0               NA              2,150/32,144             1,344/9,406

---------------
(1) Value is based on the NYSE composite closing price of $13.75 per share on December 31, 1999.

LONG-TERM INCENTIVE PLANS -- PERFORMANCE SHARE AWARDS IN LAST FISCAL YEAR

     In 1999, under the Incentive Plan, target awards were allocated one-third for each year beginning in the fiscal year 1999. Target awards are subject to adjustment based upon measurement of earnings per share for each fiscal year in which the measurement of performance is made.

                                                                       ESTIMATED FUTURE PAYOUTS UNDER NON-
                                                                             STOCK PRICE-BASED PLANS
                                                                       -----------------------------------
(A)                                                        (C)            (D)           (E)         (F)
                                           (B)         PERFORMANCE
                                        NUMBER OF        OR OTHER
                                      SHARES, UNITS    PERIOD UNTIL
                                        OR OTHER        MATURATION     THRESHOLD      TARGET      MAXIMUM
NAME                                   RIGHTS (#)       OR PAYOUT       ($ OR #)     ($ OR #)     ($ OR #)
----                                  -------------    ------------    ----------    ---------    --------
Gerald M. Glenn.....................     16,900            1999          2,816         5,633       8,450
                                                           2000          2,816         5,633       8,450
                                                           2001          2,816         5,634       8,450
Stephen P. Crain....................      3,500            1999            583         1,116       1,749
                                                           2000            583         1,116       1,749
                                                           2001            583         1,117       1,749
Robert B. Jordan....................      6,800            1999          1,133         2,266       3,399
                                                           2000          1,133         2,266       3,399
                                                           2001          1,133         2,267       3,399
Timothy J. Wiggins..................      4,100            1999            683         1,366       2,049
                                                           2000            683         1,366       2,049
                                                           2001            683         1,366       2,049
Robert H. Wolfe.....................      2,800            1999            466           933       1,400
                                                           2000            466           933       1,400
                                                           2001            466           933       1,400

     Actual performance against the performance goal for the fiscal year ended December 31, 1999 has been determined and the stock earned has been allocated. (See "Summary Compensation Table -- LTIP -- Payouts").

PENSION AND OTHER RETIREMENT BENEFITS

     Effective January 1, 1997, the Company adopted the 401(k) Plan, a tax qualified defined contribution pension plan for eligible employees, including, but not limited to, the named executive officers. Such plan consists of a typical voluntary pretax salary deferral feature under Section 401(k) of the Code; a dollar-for-dollar Company matching contribution applicable to such employee deferrals up to 3% of a participating employee's considered earnings; a basic additional Company contribution of 5% of each participating employee's considered earnings; and an additional discretionary Company profit-sharing contribution. The 401(k) Plan provides that the Company may, at the discretion of management, make certain of its matching contributions or additional discretionary profit sharing contributions in a uniform manner in the form of either cash or shares.

     The 401(k) Plan substantially replaced the CBI 401(k) Pay Deferral Plan and the CBI Pension Plan (the "Pension Plan"), each adopted by the Company's former parent, Industries. The CBI Pension Plan was non-contributory and covered substantially all salaried employees and certain hourly employees of the Company and its participating subsidiaries. Since December 31, 1996, no employees of the Company participated in the Pension Plan who were not already participants as of December 31, 1996. No further benefits accrue under the provisions of the Pension Plan's normal benefit formulas for employees participating as of December 31, 1996. Instead, benefits accrued as of that date were computed and increased at a rate of 5% per year (not compounded) or fraction thereof of continuing service, to a maximum of three additional years. The December 31, 1996 accrued pension benefit was based on credited service and average earnings over the high three consecutive-year period and is subject to an offset adjustment for each individual for primary social security benefits and a portion of the value of benefits under the terminated CBI Salaried Employee Stock Ownership Plan (1987) previously sponsored by Industries. The estimated annual benefit payable upon retirement at normal retirement age for Stephen P. Crain, the only named executive officer who participates in the plan, is $16,673.

     The Code limited the compensation used to determine benefits under the 401(k) Plan to $160,000 for 1999. Chicago Bridge adopted the Chicago Bridge & Iron Company Excess Benefit Plan through which it contributes benefits which would be paid under the 401(k) Plan in the absence of this limit. Such contributions are paid into a trust, with an independent trustee, established for this purpose.

TERMINATION AND EMPLOYMENT AGREEMENTS

     Messrs. Crain, Jordan, Wiggins and Wolfe had change of control severance agreements with the Company, each providing that, in the event of certain terminations of their respective employment with the Company (other than by reason of the employee's willful misconduct or gross negligence) or a significant reduction in their respective responsibilities, salary or benefits or a substantive change in the respective location of their employment, within the two-year period following a "Change of Control" of the Company, each will receive a special lump-sum payment following separation. A "Change in Control" was defined as, among other things, the acquisition by any person of 25% or more of the total voting power of the Company. Since WEDGE will own approximately 48.5% of the shares after the HBI transaction, the HBI transaction would have been a "Change of Control" under the severance agreements.

     On September 7, 2000 the Organization and Compensation Committee authorized the Company to enter into and on October 13, 2000 the Company entered into, new change of control severance agreements with Messrs. Crain, Jordan, Wiggins and Wolfe and a change of control severance agreement on similar terms with Mr. Glenn. Each agreement provides that upon the executive's termination of employment with the Company by the Company without "cause," or by the executive with "good reason," within three years following a "Change of Control," the executive will be entitled to a lump sum payment of three times the sum of his annual base salary plus target bonus. The executive will also be entitled to a continuation of medical and other benefits for a three year period after termination of employment, payment of deferred compensation (to the extent not paid upon the "Change of Control"), payment of unvested plan benefits, and Company-provided outplacement services.

     In addition, upon a "Change of Control," the executive will be entitled to preservation of salary, bonus, retirement, welfare and fringe benefits at levels not less than immediately before the "Change of Control," and will generally be entitled to receive upon the "Change of Control," without regard to termination of employment, a payment of minimum pro-rata target bonus, vesting in options, restricted stock and performance shares, and an immediate lump sum cash payment of the value of all performance shares assuming achievement of target performance goals. However, for the HBI transaction (which is a "Change of Control" as described below), no immediate bonus will be payable, there will be no vesting or payment of options, restricted stock or performance shares prior to termination of employment without cause or for good reason, and there is no requirement to preserve compensation and benefits solely because of the HBI transaction.

     The agreements provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under
Section 4999 of the Code as a result of such payment being treated as a "parachute payment" under Section 280G of the Code. The Company will also reimburse the executive's costs incurred to obtain benefits under the agreements as long as the executive had a reasonable basis for the action or was acting in good faith. The Company must maintain a $2 million letter of credit and escrow in force to secure this obligation for legal fee reimbursement. The agreements impose a confidentiality obligation on each executive during employment and after termination of employment, and subjects the executive to a noncompetition covenant during employment and for one year following termination (regardless whether there is a "Change of Control").

     For purposes of these agreements, "cause" includes conviction of a felony or of a crime involving moral turpitude, or willful misconduct or breach of the agreement that results in material financial detriment to the Company, but cause does not include negligence, actions taken in good faith, actions indemnifiable by the Company, or known to the Company for more than a year before the purported termination. "Good reason" for termination generally includes any adverse changes in the executive's duties, title, reporting requirements or responsibilities; failure by the Company to provide the compensation bonus and other payments and plan and fringe benefits and perquisites contemplated by the agreement, and relocation without consent to an office more than 50 miles from the executive's current office. However, with respect to the "Change of Control" occurring upon consummation of the HBI Transaction, "good reason" does not include failure to provide minimum bonus but only failure to provide minimum bonus opportunity, and does not include failure to provide each plan and fringe benefit and perquisite but only benefits and perquisites of equivalent value in the aggregate. For Mr. Glenn, "good reason" includes his resignation for any reason during a 60-day period beginning on the first anniversary of a "Major Change of Control." The HBI Transaction is not a "Change of Control" for such purpose. In all other respects, Mr. Glenn's agreement is identical to that of the other executive officers.

     A "Change of Control" generally is defined as the acquisition by any person or group of 25% (50% to be a "major change") or more of the beneficial interest in the equity of the Company, failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board; Supervisory Board or shareholder approval of a merger, reorganization or consolidation resulting in less than 75% (50% to be a "major change") continuing ownership by the pre-merger shareholders; or Supervisory Board or shareholder approval of any transaction as a result of which the Company does not own at least 70% of Chicago Bridge, or Chicago Bridge does not own at least 75% of its subsidiary, Chicago Bridge & Iron Company (Delaware), a Delaware corporation. In addition, after the HBI Transaction, a "Change of Control" will also include failure of WEDGE or First Reserve to comply with the respective Shareholder Agreements, or collective ownership by WEDGE and First Reserve of more than 49.9% of the Company. (See "Item 1 -- Approval of Share Issuance; The HBI Transaction -- The Shareholder Agreements").

     At the time of their initial employment the Company entered into employment arrangements with Messrs. Glenn, Jordan, Wiggins and Wolfe to serve the Company as President and Chief Executive Officer, Vice President -- Operations, Vice President -- Treasurer and Chief Financial Officer, and Vice President -- General Counsel and Secretary, respectively. Pursuant to these arrangements, Mr. Glenn's base salary was $400,000 per year, Mr. Jordan's base salary was $265,000 per year, Mr. Wiggins' base salary was $220,000 per year and Mr. Wolfe's base salary was $175,000 per year. Such arrangements do not establish any required term of employment, but provide for, among other things, participation in Company bonus and incentive compensation programs and change of control benefits that are now represented by the arrangements described above.

VOLUNTARY RESIGNATION OFFER

     On October 2, 2000, we presented a special one-time voluntary resignation offer to the approximately 150 of our U.S. and U.S. expatriate salaried employees who have accumulated a combination of years of service and age that adds up to at least 80. We offered such eligible employees two or two and a half weeks of pay for each year of service, depending upon the employee's salary grade. Approximately 16 key employees who are otherwise eligible to participate are excluded and will be given an opportunity to elect to participate in an enhanced program on a date designated by management some time in the next three years. The offer includes an 18-month consulting arrangement to allow us access to the talents of those employees who elect to resign. Eligible employees must notify us by October 31, 2000 to participate.

COMPENSATION OF DIRECTORS

     Supervisory Directors who are not employees of the Company receive an annual retainer of $22,000, paid in quarterly installments, and $1,500 for attendance at each Supervisory Board meeting, as well as an annual grant of options, which vest after one year, to purchase 2000 shares at an exercise price equal to the fair market value of the shares at the time of the grant. Supervisory Directors who are chairpersons of Supervisory Board committees receive an additional annual retainer of $3,000. Those who serve on Supervisory Board committees received $1,000 for each committee meeting attended. Supervisory Directors may elect to receive their compensation in Common Stock and may elect to defer their compensation. In addition, a Supervisory Director may direct that up to 8% of his or her director's fees be applied to purchase shares at 85% of the closing price per share on the New York Stock Exchange, Inc. on the first trading day following the end of each calendar quarter. Shares are delivered either at the time of purchase or at a specified future date. Supervisory Directors who are full-time employees of the Company receive no compensation for serving as Supervisory Directors.

                    ORGANIZATION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS:

COMMITTEE ROLE IN OVERSEEING EXECUTIVE COMPENSATION POLICY

     The Company's Organization & Compensation Committee (the "Committee") consists of three members of the Supervisory Board of the Company (the directors of the Company elected by its public shareholders). None of the Committee's members are current or former employees of the Company or have any "interlocking" relationships for purposes of the proxy disclosure rules of(1) the United States Securities and Exchange Commission (SEC).

     A primary role of the Committee is to determine and oversee the administration of compensation for the Company's executive officers. The Committee approves the design of, assesses the effectiveness of, and administers, reviews and approves all salary arrangements and other remuneration for executive officers. The committee evaluates executive performance in reviewing and approving executive compensation.

     The Committee made certain compensation decisions for the Company's 1999 fiscal year as described below.

COMPENSATION PHILOSOPHY

     The Company is committed to increasing shareholder value by growing its business in the global marketplace. The Committee seeks to ensure that the Company's compensation policies and practices are used effectively to support the achievement of the Company's short- and long-term business objectives.

     The Company's overall compensation philosophy is to remain competitive with comparable companies while focusing on performance-based compensation. This philosophy is premised on the fact that the Company must compete with a wide variety of construction, engineering, heavy industrial and related firms in order to attract and develop a pool of talented employees. The philosophy also acknowledges the need to focus employees on the Company's financial performance. The Company's compensation philosophy includes the following factors:

     - Programs that will attract new talent and retain key people;

     - Competitive pay with significant focus on incentive compensation;

     - Equity compensation for top managers to motivate value creation for all shareholders; and

     - Plans with a higher percentage of pay "at-risk" (based on performance) than typical marketplace practices.

     In evaluating competitive practices, the Company considers competitive market data provided by an independent compensation consultant, Hewitt Associates LLC of Lincolnshire, Illinois. The data provided compares the Company's compensation practices to a group of "comparator" companies. These are companies that tend to have national and international business operations and lines of business, and also include companies operating in the same geographic areas and competing for management employees in the same areas of expertise as the Company. The Committee reviews and approves the selection of comparator companies based on its assessment of the comparability of the above factors. In 1999, the Committee reviewed and refined the selection of comparator companies in light of the above factors.

     The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the peer group index in the Performance Graph included in this Proxy Statement. Considering the factors described above, the Committee believes that the Company's most direct

---------------

(1) The relevant SEC rule, Item 402(j) or Regulation S-K, does not define the term "interlocking relationship."

competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns.

     The four key elements of the Company's executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive officer's total compensation package.

BASE SALARIES

     The Committee regularly reviews each executive officer's base salary. Base salaries for executive officers are initially determined by evaluating the executives' levels of responsibility, prior experience, breadth of knowledge, internal equity within the Company, and external pay considerations.

     Base salaries provide the underlying level of compensation security to executives and allow the Company to attract competent executive talent and maintain a stable management team. Base salaries also allow executives to be rewarded for individual performance based on the Company's evaluation process. Base salary increases for individual performance, reward executives for achieving goals that may not be immediately evident in common financial measurements.

     Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Committee considers the executive's efforts in promoting Company values, safety, continuing educational and management training, improving quality; developing relationships with clients, suppliers and employees, demonstrating leadership abilities among coworkers and other goals.

     Base salaries are targeted at approximately the 50th percentile of the compensation data supplied by Hewitt on the comparator companies. Overall, executive salaries were increased in 1999 at a rate comparable to the increases provided at other companies and are near median market levels. Salaries of individual executives may be greater or less than the median of salaries of their counterparts at comparator companies, due to differences in individual performance, experience and knowledge, and the Committee's comparison of the responsibilities of the position at the Company with the responsibilities of similar positions at comparator companies.

     In 1999, Mr. Glenn received an increase in his rate of base salary of $21,000 per year, or an increase of 5% to his base rate of $420,000 per year. This increase was based on an evaluation of Mr. Glenn's performance, considered in light of the above described factors and individual performance goals set for him by the Committee. He actually received total base salary payments of $441,000 as reflected in the Summary Compensation Table.

ANNUAL INCENTIVES

     The Company adopted an Incentive Compensation Plan (the "Bonus Plan") which took effect in fiscal 1997, and was revised in 1999. The Bonus Plan is an annual short-term incentive plan covering a group consisting of the executive officers of the Company and its principal operating subsidiaries, and other designated key management employees. The Bonus Plan is based on the annual operating plan of the Company, arrived at as a result of discussion and analysis of the business plans within the major divisions of the Company. Payment of bonuses is based on attaining specific corporate-wide financial and non-financial goals approved by the Committee, and other factors described below, and is payable following the end of the fiscal year. The goals are set from year to year, at the beginning of each year (subject to modifications relating to extraordinary events), upon management's recommendation and approval by the Committee.

     For 1999, under the Bonus Plan, a target bonus, generally expressed as a percent of salary, was established for each participating employee at the beginning of the year based on position, responsibilities and grade level. The bonus could be earned from three sources -- achievement of the corporate goals, achievement of a participant's designated business unit performance goals (if applicable), and achievement of individual performance goals. Each of these sources consisted of a total bonus "pool," an amount that could range from zero to 150% of the aggregate of all participants' target amounts for that source. The total pool for achievement of the corporate goals was approved by the Committee, and the respective pools for business unit and individual performance were determined by Company management. The CEO's individual performance bonus was determined by the Committee.

     For fiscal 1999, Mr. Glenn and the Company's other executive officers received bonus payments pursuant to the Bonus Plan. Mr. Glenn received a bonus payment of $350,000. Mr. Glenn's bonus payment was above his target bonus and reflects the achievement of the corporate goals for 1999. In 1999, Mr. Glenn's annual bonus payment represented 83% of his base salary as reflected in the Summary Compensation Table, and depending on achievement of the respective goals under the Plan, could have ranged from 0% to 113% of his base pay. Mr. Glenn's bonus is somewhat above the median of annual incentive compensation paid other executives at comparator companies for 1999. The amount of Mr. Glenn's bonus was determined by the Committee based on a combination of the degree of achievement of the corporate goals, as applied to all Bonus Plan participants, and the achievement of individual goals set for Mr. Glenn in the areas of leadership, initiatives for new business development, and management development of the other Company executives under Mr. Glenn's direction.

LONG-TERM INCENTIVES

     In keeping with the Company's commitment to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant portion of an executive's total compensation package. The Committee's objective is to provide executives with long-term incentive award opportunities that are at or above the median of comparator companies, with the actual realization of the opportunity dependent on the degree of achieving the performance or other conditions of the award. As a key element of this objective, it is the desire of the Committee to encourage continued executive ownership of incentive award stock in order to align their long-term interests with those of other shareholders.

     Long-term incentives are provided pursuant to the Company's Long-Term Incentive Plan ("Incentive Plan"). A new 1999 Incentive Plan was adopted by the Company and approved by the shareholders in 1999. When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at comparator companies. The long-term incentives awarded in 1999 were: non-qualified stock options, Performance Shares and Restricted Stock Units.

     Stock options are granted under the Incentive Plan at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options generally have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term, identification with shareholders' interests and encourages equity ownership in the Company. Stock options granted in 1999 to senior executives under the Incentive Plan become exercisable beginning May 13, 2000, at a rate of 25% of such options on such date, and an additional 25% on May 13 of each of the following three years.

     In order to provide employees with an incentive to retain ownership of vested shares from Performance Share or Restricted Stock grants, in 1999 the Committee approved a program, pursuant to the Incentive Plan, to grant non-qualified stock options ("Retention Options") upon the vesting of Performance Shares or Restricted Stock Shares. Retention Options granted in 1999 vest and become exercisable on the seventh (7th) anniversary of date of grant. However, this vesting and exercisability is accelerated to the third (3rd) anniversary of date of grant, if the participant still retains ownership of 100% of the vested shares in connection with which the Retention Options have been awarded.

     Performance Shares are granted under the Incentive Plan subject to specific Company performance goals set by the Committee and made a part of each participant's grant, to be achieved over a defined Performance Period, and which determine the number of Performance Shares actually to be earned and issued to a participant. Accordingly, Performance Shares are issued and the award has value only to the extent the performance goals are achieved. Performance goals are generally set to achieve the same objectives of creation of long-term shareholder value as in the case of stock options, with an additional focus on the specific performance goal utilized.

     During 1999, participants were granted a "target" number of Performance Shares to be earned based on the compound growth of Company earnings per share
(EPS) as compared to fiscal year 1997 results, at a rate of one-third (1/3) of the total target for each of fiscal years 1999, 2000 and 2001. Such target Performance Shares, or a portion thereof ranging from a minimum of 0% to a maximum of 150% of such target, will be earned for each of such fiscal years if the compound growth in EPS over the 1997 fiscal year falls in a specified range.

     Restricted Stock Units are bookkeeping units kept on the books of the Company, each of which, upon award to a participant, represents the right of the participant to receive a share in the future upon the lapse of restrictions subject to conditions set by the Committee. Restricted Stock Units are awarded as an incentive for retention and performance of both newly-hired and continuing key managers. Such awards are subject to forfeiture during the period of restrictions prior to vesting. Upon vesting, a participant is issued one share for each Restricted Stock Unit vested. During the period of restriction, participants are paid cash amounts corresponding to the time and amount of actual dividends paid on issued shares. Awards of Restricted Stock Units made in 1999, subject to other conditions of forfeiture, will vest at a rate of 25% of the number of Units awarded on each of the first four anniversaries of the date of award.

     In 1999, Mr. Glenn received options to purchase 51,200 shares with an exercise price of $13.125, and a target award of 16,900 Performance Shares, both of which were granted in accordance with the conditions described above, and as detailed in the Option/SAR Grants in Last Fiscal Year table and the Long-term Incentive Plans -- Performance Share Awards in Last Fiscal Year table. The size and estimated value of such grant and award is slightly above the median of comparator companies. Mr. Glenn currently owns or has beneficial ownership of 581,312 shares. This equity interest provides an appropriate link to the interests of shareholders.

     In 1999, the Committee approved and the Company agreed to a change in outstanding long term incentive arrangements with Mr. Glenn. As a special incentive to performance and the success of the Company in the period during the initial public offering of the Company's Common Stock by Praxair, Inc., the Company's former parent, in March, 1997, a designated group of management employees, including Mr. Glenn, received from Praxair a grant of shares under the Chicago Bridge & Iron Management Defined Contribution Plan ("Management Plan Shares"). In the absence of other contingent events provided for in the Management Plan, such shares would otherwise have vested on March 26, 2000. After thorough discussion, and considering the advice of its outside consultants and legal counsel, the Committee determined that it was in the best interests of the Company and shareholders to provide an incentive to Mr. Glenn to retain ownership of such shares for a longer time period and to remain in the employment of the Company. Accordingly, in September, 1999, the Company entered into an agreement with Mr. Glenn (the "Glenn Agreement") whereby the receipt of his Management Plan Shares would be deferred until April 1, 2002, a change of control or his termination of employment, if earlier. For purposes of such incentive, Mr. Glenn was granted an award of 50,000 Restricted Stock Units. Such Restricted Stock Units will vest April 1, 2002, but will be forfeited if Mr. Glenn leaves the Company before that date for reasons other than death, disability, or dismissal for the convenience of the Company.

HBI TRANSACTION

     The HBI Transaction will be a "change of control" under several of the Company's compensation arrangements, including existing change of control severance agreements, the Incentive Plans, the Management Plan and the Glenn Agreement. These plans and agreements call for different benefits to be paid to covered employees upon a "change of control." The Company cannot amend these plans and agreements to adversely affect existing awards and benefits in anticipation of a change of control, without the affected participant's consent. The Committee has reviewed these plans and agreements in light of the HBI Transaction and determined that some of the change of control protections and benefits are not necessary considering the nature of the HBI Transaction, and that certain alternative benefits are appropriate to assure competitive and consistent agreements and plans for the employees of the Company after the HBI Transaction.

     Accordingly, the Committee has considered and approved revised change of control severance agreements for select company officers. (See "Executive Compensation -- Termination and Employment Agreements"). The Committee also requested executive officers and other senior officers to consent to the amendment of award agreements under the Incentive Plans and provisions of the Management Plan and Glenn Agreement, modifying or eliminating the vesting or payment of certain benefits that would otherwise be triggered by the HBI Transaction. In setting appropriate consideration for such employee consent, and designing effective incentives for the executive officers and other senior officers of CB&I and HB&I going forward, the Committee has received and considered reports on competitive market data provided by independent compensation consultant Hewitt Associates LLC of Lincolnshire, Illinois, and a report on change-in-control and equity award practices and compensation issues provided by independent compensation consultant Arthur Andersen LLP of Chicago, Illinois.

     To accomplish its compensation objectives in light of the HBI Transaction, the Committee has approved in concept a single grant of options (equivalent to long-term incentive award values for 2000, 2001 and 2002) to executive officers and other senior officers who agree to the revision of certain of the change of control benefits they would otherwise receive in light of the HBI Transaction, subject to shareholder approval of the increase in the number of shares covered by the 1999 Incentive Plan to a total of 2,930,000 shares and the closing of the HBI Transaction. (See Item 4 -- Approval of Amendments to the Chicago Bridge & Iron 1999 Long-Term Incentive Plan.)The Committee has also approved for such executive officers and other senior officers the conversion of Performance Shares currently outstanding under the Incentive Plans to time-vested share awards on the basis of target performance subject to the closing of the HBI Transaction. See Item 1 -- Authorization of Share Issuance; the HBI
Transaction -- Interest of Certain Persons in the HBI Transaction.

BENEFITS

     In general, benefits provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. The benefits offered by the Company to key executives are generally those offered to the general employee population with some variation to promote replacement of benefit opportunities lost to regulatory limits, as discussed under the caption Pension and Other Retirement Benefits. Data provided to the Committee under a study conducted for it by Hewitt Associates LLC indicates that the nature and value of the benefits being so provided by the Company are competitive and in line with those offered by the comparator companies and those within the Company's industry.

INTERNAL REVENUE CODE 162(m) CONSIDERATIONS

     Section 162(m) of the U.S. Internal Revenue Code of 1986 ("Code") provides that compensation in excess of $1,000,000 annually for any of the five most highly-paid executive officers will not be deductible for purposes of U.S. corporate income taxes unless it is "performance-based" compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee's primary obligation is to promote, recognize and reward performance which increases shareholder value, and accordingly will continue to rely on performance-based compensation programs which are designed to achieve that goal. The Committee believes that all compensation paid in respect of 1999 and earlier years was deductible, primarily because the aggregate amount of such compensation for each executive officer was below the $1 million threshold under
Section 162(m). In 1999, upon the Company's recommendation, the Company's shareholders approved a new Incentive Compensation Program and the 1999 Long-Term Incentive Plan that permit the Company to provide annual bonuses, stock options and other stock-based awards to its executive officers. Such plans were designed in a form that payments under such plans would qualify as deductible performance-based compensation. Certain compensation paid in 1999 and in future years pursuant to the Company's prior Bonus Plan and Long-Term Incentive Plan may not be deductible to the extent such compensation causes the $1,000,000 threshold to be exceeded for any of Company's five highest paid executive officers. The Committee intends to give appropriate consideration to the requirements of Section 162(m) in the operation of the Plan and Program, but will also exercise its discretion to determine, according to the best overall interests of the Company, whether to satisfy such requirements.

CONCLUSION

     The Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the shareholders' benefit.

     We will continue to monitor the effectiveness of the Company's total compensation program to meet the current needs of the Company.

Vincent L. Kontny (Chairman)
J. Dennis Bonney
Gary L. Neale

                            STOCK PERFORMANCE CHART

     The Stock Performance Chart below shall not be deemed incorporated by reference by a general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. There can be no assurance that the Common Stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company will not make or endorse any predictions as to future performance of the Common Stock.

     The chart below compares the cumulative total shareholder return on the Common Stock from the date of the IPO to the end of the last fiscal year with the cumulative total return on the Dow Jones Heavy Construction Industry Index ("Peer Group Index") and the Russell 2000 Index for the same period. The comparison assumes $100 was invested in the Common Stock, the Peer Group Index and the Russell 2000 Index on March 27, 1997, and reinvestment of all dividends. [COMPARATIVE LINE GRAPH]

                                                  CHICAGO BRIDGE & IRON
                                                      COMPANY N.V.              PEER GROUP INDEX           RUSSELL 2000 INDEX
                                                  ---------------------         ----------------           ------------------
3/27/97                                                  100.00                      100.00                      100.00
12/31/97                                                  91.14                       83.28                      129.01
12/31/98                                                  69.59                       86.74                      125.40
12/31/99                                                  80.06                       81.47                      149.96

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Supervisory Directors, executive officers and persons who own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange, Inc. Supervisory Directors, Executive Officers and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

     To the Company's knowledge based solely on its review of the copies of such reports received by it and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 1999 its Supervisory Directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except Mr. Bonney who filed one Form 4 ten days late with respect to one transaction.

                                     ITEM 4

               APPROVAL OF AMENDMENT TO THE CHICAGO BRIDGE & IRON
                         1999 LONG-TERM INCENTIVE PLAN

     Chicago Bridge as sponsor adopted the 1999 Incentive Plan, which was approved by our 1999 annual general meeting of shareholders. The Board of Directors of Chicago Bridge has amended the 1999 Incentive Plan (the "Amendment"), subject to the approval of our shareholders. The principal material change reflected in the 1999 Incentive Plan, as amended (the "Amended Plan") is an increase in the aggregate number of shares available by 1,800,000 shares, for a total of 2,930,000 shares. The Amendment also revises the Amended Plan in technical respects to

     - permit the definition and consequences of a "Change of Control" respecting any Award (as defined below) to be varied by the award agreement or other written agreement with the participant, and

     - reflect that shares awarded or to be awarded as restricted stock or other Awards may be held during the period of restriction in a trust of the kind commonly known as a rabbi trust.

     Shares held in the rabbi trust will be considered outstanding for the purpose, among others, of determining the percentage ownership of WEDGE and First Reserve under the Shareholder Agreements. (See "Item 1 -- Approval of Share Issuance; The HBI Transaction -- The Shareholder Agreements.") Holding shares in the rabbi trust during the period of restriction will therefore help insulate the number (and percentage) of outstanding shares from unpredictable fluctuation depending on the contingencies of timing of awards and the vesting or forfeiture of shares under the Amended Plan. It will also enable the vote on restricted stock units (which are commitments to transfer shares to a participant in the future upon satisfaction of vesting conditions) to be passed through to participants during the period of restriction. The rabbi trust is not expected to alter the tax or other material aspects of the Amended Plan that would otherwise result from holding such shares in the Company treasury during such period.

     As of August 31, 2000 and prior to this Amendment, 580,199 shares remain available for future grants and awards under the 1999 Incentive Plan. During 1999, and this year through August 31, 2000 options for 171,606 and 284,885 shares, respectively, have been granted under the 1999 Incentive Plan, restricted stock awards of 50,000 and 0 shares, respectively, have been made under the 1999 Incentive Plan, and performance share awards of 21,000 and 26,500, respectively, have been made under the 1999 Incentive Plan. As of August 31, 2000 the aggregate number of shares underlying outstanding awards under the 1999 Incentive Plan was 537,301 and the aggregate market value of the those underlying shares was $7,724,000 (based on a closing price of $14.375 as of that date).

REASONS FOR SEEKING SHAREHOLDER APPROVAL

     Approval of the Amendment is necessary to permit compensation expense recognized by the Company in connection with the exercise of options, and the payment of performance-vested restricted stock and performance units or performance shares, to qualify as "performance-based" compensation for purposes of Section 162(m) of the Code.

     Under Section 162(m), the Company cannot claim a U.S. federal income tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated executive officers in excess of $1,000,000 in any year, unless the compensation qualifies as shareholder-approved "performance-based" compensation. Compensation attributable to the exercise of options (the "spread," or excess of the fair market value of the option shares at the time of exercise over the option exercise price) is eligible to be considered as performance-based compensation for purposes of Section 162(m). Compensation attributable to certain other types of Awards such as performance-vested restricted stock, performance shares or performance units, is eligible to be considered as performance-based compensation for purposes of
Section 162(m) if the shareholders have approved the material terms of the performance goals set forth in the Amended Plan for such Awards. Awards made pursuant to the Amended Plan will not satisfy the requirements of Section 162(m) unless our shareholders approve the Amendment.

     Approval of the Amendment will also permit options granted under the Amended Plan that are intended to be incentive stock options ("ISOs") to qualify as such. Finally, approval of the Amendment is required under the rules of the New York Stock Exchange, Inc. applicable to the Company, unless all shares of Common Stock issued under the Amended Plan will be treasury shares.

     If the Amendment is not approved at the Special Meeting, the Amendment will not go into effect, but Awards may continue to be made under the 1999 Incentive Plan until the shares remaining for Awards under the 1999 Incentive Plan are exhausted.

SUMMARY OF THE AMENDED PLAN


     The principal provisions of the Amended Plan are summarized below. Shareholders are urged to read the full text of the Amended Plan attached as Annex D to this Proxy Statement for additional information not contained in this summary.


     Purpose. The objectives of the Amended Plan are to optimize the profitability and growth of the Company and its subsidiaries through incentives which link the personal interests of participants to those of our shareholders; to provide participants with an incentive for excellence in individual performance; to promote teamwork among participants; and to provide flexibility to CB&I in its ability to motivate, attract and retain the services of participants who make significant contributions to CB&I's success and to allow participants to share in its success.

     Duration. The Amendment is effective as of September 7, 2000 subject to approval by our shareholders. The Amended Plan will remain in effect, subject to the right of the Board of Directors of Chicago Bridge to amend or terminate the Amended Plan, until all shares subject to the Amended Plan shall have been awarded.

     Types of Awards. The Amended Plan permits the granting of the following types of awards to employees of the Company or any of its affiliates: (1) stock options, including ISOs and options other than ISOs ("nonqualified options");
(2) restricted stock (whether in the form of restricted stock shares or restricted stock units); and (3) performance shares or performance units conditioned upon meeting performance criteria (collectively, the "Awards").

     Administration. The Amended Plan is administered by a committee (the "Committee") appointed by the Board of Directors of Chicago Bridge. However, as to Awards to any individual who is a member of that Committee or an executive officer or a Supervisory Director of the Company, the Organization and Compensation Committee of the Supervisory Board (the "Supervisory Committee") will act as the Committee. In addition, the Supervisory Committee may in its discretion exercise directly any function of the Committee, including the making of Awards to any employees or nonemployee members of the Supervisory Board. Subject to the foregoing, the Committee will have the power, among other things, to select employees of the Company and its affiliates (and nonemployee members of the Supervisory Board) to whom Awards are granted, and to determine the sizes and types of Awards and the terms and conditions of Awards. The Committee is authorized to construe and interpret the Amended Plan and any related award agreements, to establish, amend or waive rules relating to plan administration, to amend outstanding Awards, and to make all other determinations which may be necessary or advisable for the administration of the Amended Plan. The Committee may delegate its authority.

     Shares Subject to the Amended Plan. Subject to the anti-dilution adjustment described below, a total of 2,930,000 shares will be reserved for Awards under the Amended Plan. The number of shares with respect to which Awards may be granted in the form of options to any single participant in any one fiscal year may not exceed 250,000. The number of shares with respect to which Awards may be granted in the form of restricted stock and performance shares/units combined to any single participant in any one fiscal year may not exceed 125,000. Shares may be held in a "rabbi" trust as described above pending transfer to participants under an Award.

     In the event of a stock dividend, stock split or other change in corporate capitalization, or a corporate transaction such as a merger, consolidation or spin-off, or a reorganization or liquidation of the Company, the Committee shall adjust the number and class of shares which may be issued under the Amended Plan, the limitation on the number of shares that may be the subject of Awards under the Amended Plan, and the number, class and option or other purchase price of shares subject to outstanding Awards under the Amended Plan, as the Committee deems appropriate and equitable to prevent dilution or enlargement of rights.

     If any shares subject to any Award granted under the Amended Plan are forfeited or such Award otherwise terminates without the issuance of such shares or of other consideration in lieu of such shares, the shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Amended Plan. If shares are applied to pay the exercise price upon exercise of an option pursuant to the Amended Plan or applied to withholding of federal, state and local taxes pursuant to the Amended Plan, the shares so applied shall be added to the foregoing limitation in determining the number of shares remaining for grants pursuant to Awards, and shall be available for grants under the Amended Plan. No fractional shares are issued under the Amended Plan.

     Eligibility. All employees of the Company and its affiliates, and nonemployee members of the Supervisory Board (approximately 5,135 persons) are eligible to be participants. The Committee determines which eligible individuals receive Awards.

     Stock Options. The Committee grants options, which may be ISOs or nonqualified options, pursuant to award agreements. The option price per share purchasable under any stock option will be determined by the Committee, in its sole discretion, but cannot in any event be less than 100% of the fair market value of a share on the date the option is granted. On August 31, 2000, the closing price of the Common Stock was $14.375 per share. The Committee determines, in its sole discretion, the term of each stock option and the time or times when it may be exercised. Options may be exercised by payment of the exercise price in cash, or, in the sole discretion of the Committee, in shares with a fair market value equal to the exercise price of the option, or pursuant to a "cashless exercise" executed through a broker-dealer.

     Restricted Stock. Restricted stock may be awarded in the form of restricted stock shares (which are shares issued by the Company subject to risk of forfeiture and restrictions on such shares), or restricted stock units (which are bookkeeping units evidencing a participant's right to receive shares in the future upon or after the lapse of risks of forfeiture and restrictions on such units). Restricted stock shares or units may not be disposed of by the recipient until the restrictions established by the Committee lapse. Upon termination of employment during the restriction period, all restricted stock shall be forfeited, subject to such exceptions, if any, made by the Committee. Award agreements may impose other restrictions or vesting conditions, including achievement of specific Company-wide, divisional or individual performance goals (which can include the performance goals described below).

     Recipients are not required to pay for restricted stock other than by the rendering of services or the payment of any minimum amount required by law. With respect to restricted stock shares, the participant has all of the rights of a shareholder, including the right to vote the shares and the right to receive any cash dividends, unless the Committee shall otherwise determine. With respect to restricted stock units, the participant has the right to receive the equivalent of any cash dividends, unless the Committee shall otherwise determine, but not the right to vote the shares. Restricted stock units are paid in certificates for the applicable number of shares at or after the satisfaction of the applicable vesting date.

     Performance Awards. Performance shares pay out a variable number of shares of Common Stock depending on goal achievement. Performance units provide for payment of an amount, based either on the value of shares or appreciation in the price of shares, upon the achievement of performance goals. Such shares or units have an initial value determined by the Committee as of the date of grant. In the case of a performance share, this value equals the value of a share of Common Stock. The Committee selects the period during which one or more performance criteria designated by the Committee are measured for the purpose of determining the extent to which performance shares or units will have been earned. The performance criteria which the Committee may designate are net income (before or after interest, taxes, depreciation and amortization), share price, earnings per share, operating income, return on net assets, return on equity, return on capital or investments, total shareholder return, savings in working capital, reductions in expense levels, operating cash flow, free cash flow, or economic value added, in each case where applicable determined either on a Company-wide basis or in respect of any one or more business units.

     Performance awards may be paid in cash, stock, other property or a combination thereof. Recipients are not required to pay for performance awards other than by the rendering of services or the payment of any minimum consideration required by applicable law.

     Change in Control. A "Change in Control" would occur in the event of the acquisition by anyone other than the Company or a subsidiary of the Company of a 25% or greater interest in the voting power of the Company; certain mergers and other transactions which result in the Company's shareholders owning 70% or less of the surviving corporation; or certain changes in the composition of the Supervisory Board. Upon a "Change in Control," all options become exercisable, all restriction periods and restrictions on restricted stock lapse, and target payout opportunities attainable under all outstanding Awards of restricted stock, performance units and performance shares are deemed to be fully earned (with such Awards denominated in shares becoming fully vested). The definition and consequences of a "Change in Control" may be varied in an award agreement or other written agreement with the participant.

     Power to Amend. The Board of Directors of Chicago Bridge may amend, alter or discontinue the Amended Plan at any time without the approval of the shareholders of the Company.

     Other Provisions. ISOs are not transferrable unless an award agreement provides for transferability. Restricted stock is not transferrable prior to vesting. Performance shares and performance units are not transferrable prior to payment except as provided in the award agreement. However, all such Awards are transferrable upon death under the laws of descent and distribution or by the participant's designation of a beneficiary. In the discretion of the Committee, withholding tax liabilities incident to the exercise of an option or other taxable event may be satisfied by withholding of shares.

NEW PLAN BENEFITS

     The benefits or amounts that will be received by or allocated to executive officers, non-executive directors, and employees other than executive officers, by reason of the Amendment, are not yet determinable. Future awards are in the discretion of the Committee (including, as applicable, the Supervisory Committee), and cannot be determined at this time. However, the Supervisory Committee has determined in principal that grants of options should be made to executive officers and other senior officers who consent to the amendment of certain benefit agreements curtailing the benefits they would otherwise obtain by reason of the HBI Transaction being a "Change in Control" under such agreements. See "Item 1 -- Approval of Share Issuance; The HBI
Transaction -- Interest of Certain Persons in the HBI Transaction -- Executive Officers" for a fuller description of the effect of the HBI Transaction on certain benefit agreements. For each such consenting executive officer, the option grant is expected to be the target long-term incentive award value for such employee for fiscal years 2000, 2001 and 2002, divided by the per-share modified Black-Scholes value of the option as of the date of grant.

     The table below sets forth the dollar value of options (based on the target long-term incentive award), and resulting per-share number of options, that are expected to be granted under the Amended Plan to the designated persons and groups:

                                                              DOLLAR VALUE    ESTIMATED NUMBER
NAME AND POSITION                                              OF OPTIONS      OF OPTIONS(1)
-----------------                                             ------------    ----------------
Gerald M. Glenn.............................................
  Chairman of the Supervisory Board; President, Chief
  Executive Officer and Chairman of Chicago Bridge & Iron
  Company; and Managing Director of Chicago Bridge & Iron
  Company B.V.
Stephen P. Crain............................................
  Vice President -- Global Sales and Marketing of Chicago
  Bridge & Iron Company and Managing Director of Chicago
  Bridge & Iron Company B.V.
Robert B. Jordan............................................
  Vice President and Chief Operating Officer of Chicago
  Bridge & Iron Company; and Managing Director of Chicago
  Bridge & Iron Company B.V.
Timothy J. Wiggins..........................................
  Vice President and Chief Financial Officer of Chicago
  Bridge & Iron Company; and Managing Director of Chicago
  Bridge & Iron Company B.V.
Robert H. Wolfe.............................................
  Secretary of the Company; Vice President, General Counsel
  and Secretary of Chicago Bridge & Iron Company; and
  Secretary of Chicago Bridge & Iron Company B.V.
Executive Group(  ).........................................
Non-Executive Director Group................................
Non-Executive Officer Employee Group........................

---------------
(1) The estimated number of options reflected in the above table is determined using a Black-Scholes model. The actual number of options will depend on the market price of the Common Stock, and other parameters of the model, as of the time the options are granted. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

TAX ASPECTS OF THE AMENDED PLAN

     The following summarizes the U.S. federal tax consequences generally arising under present law with respect to Awards granted under the Amended Plan. The grant of an option creates no tax consequences for a grantee or the Company. In general, the grantee will have no taxable income upon exercising an ISO if the applicable ISO holding period is satisfied (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. In general, the grantee will realize ordinary income upon exercising a nonqualified option equal to the difference between the option price and the fair market value of shares on the date of the exercise. The Company will be entitled to a deduction for the same amount. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired by exercise of an option, except that the Company may be entitled to a deduction in the case of a disposition of shares acquired by exercise of an ISO before the applicable ISO holding period has been satisfied.

     The award of restricted stock shares or units generally will create no tax consequences for a participant or the Company at the time of the award. The participant will realize ordinary income (and the Company will normally be entitled to a corresponding deduction) when the restricted stock shares become freely transferable or the restrictions lapse, whichever occurs first, in the amount of the fair market value of the restricted stock shares at that time. The award of restricted stock units, performance shares and performance units generally will create no tax for a participant or the Company at the time of the award. The participant will realize ordinary income (and the Company will normally be entitled to a corresponding deduction) when the restricted stock units, performance stock or performance units are transferred to the participant in the form of shares (or cash) at or after the units vest or the performance goals are attained. If, however, the restricted stock units, performance shares, or performance units are paid in the form of shares which continue to be nontransferable and subject to a substantial risk of forfeiture, the participant's tax (and Company's deduction) will be incurred (and taken) when those restrictions lapse under the rules for restricted property described above.

     The affirmative vote of a majority of the votes cast at the meeting is required to adopt the Amendment to the 1999 Incentive Plan. The effectiveness of this proposal is also conditioned upon shareholder approval of the proposals contained in Items 1, 2 and 3 of this Proxy Statement.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1999 INCENTIVE PLAN.

               REPRESENTATIVES OF INDEPENDENT PUBLIC ACCOUNTANTS

     It is expected that representatives of Arthur Andersen, the independent public accountants of CB&I and HBI, will be available at the Special Meeting, where they will have an opportunity to respond to appropriate questions and to make a statement if they so desire.

                             ADDITIONAL INFORMATION

     A copy of the Company's Annual Report on Form 10-K, including the financial statements, schedules and exhibits thereto, and other reports filed by the Company with the SEC during the current year, may be obtained without charge by written request to Robert H. Wolfe, Secretary, Chicago Bridge & Iron Company N.V., Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands or Investor Relations Department c/o Chicago Bridge & Iron Company, 1501 N. Division Street, Plainfield, IL 60544-8984 USA.

                             SHAREHOLDER PROPOSALS

     Any proposal of a shareholder intended to be presented at the 2001 Annual Meeting of Shareholders must be received at the Company's principal executive offices no later than December 13, 2000 if the proposal is to be considered for inclusion in the Company's proxy statement relating to such meeting, without prejudice to shareholders' rights to cause a general meeting of shareholders to be convened or to convene one under article 34.2 of the Articles of Association.

                                          By Order of the Board of Supervisory
                                          Directors

                                          Gerald M. Glenn
                                          Chairman of the Board of Supervisory
                                          Directors

Amsterdam, The Netherlands
            , 2000

Annex A  Consolidated Financial Statements of Howe-Baker
         International, Inc. and Subsidiaries
Annex B  Opinion of Credit Suisse First Boston
Annex C  Proposed Amendments to CB&I Articles of Association
Annex D Chicago Bridge & Iron 1999 Long-Term Incentive Plan, as amended

                                                                         ANNEX A

                         HOWE-BAKER INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1999
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Howe-Baker International, Inc.:

     We have audited the accompanying consolidated balance sheets of Howe-Baker International, Inc. (a Delaware corporation), and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Howe-Baker International, Inc., and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Houston, Texas
February 2, 2000

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS,
                                                               EXCEPT SHARE DATA)
                           ASSETS

CURRENT ASSETS:
Cash and cash equivalents...................................  $ 39,988    $ 17,510
Receivables --
  Billed accounts and retentions, less allowance for
     doubtful accounts of $916 and $100, respectively.......    56,383      22,386
  Unbilled accounts.........................................     9,241       9,784
                                                              --------    --------
     Total receivables......................................    65,624      32,170
  Inventories, prepaid expenses and other...................     2,588       2,055
                                                              --------    --------
     Total current assets...................................   108,200      51,735
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation of $10,729 and $9,898, respectively..........    18,568       4,119
NOTE RECEIVABLE FROM MINORITY INTEREST......................    19,785      19,785
INTANGIBLE ASSETS, net of accumulated amortization of $1,968
  and $341, respectively....................................    27,829      21,773
REAL ESTATE HELD FOR SALE, net..............................       800         800
DEFERRED TAX ASSET..........................................     2,440       2,043
OTHER ASSETS................................................     3,996       3,918
                                                              --------    --------
     Total assets...........................................  $181,618    $104,173
                                                              ========    ========
LIABILITIES, MINORITY INTEREST AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $ 24,962    $ 13,240
  Accrued liabilities.......................................    14,022       4,172
  Progress billings in excess of contract costs and
     recognized profits.....................................    44,403      11,396
  Notes payable.............................................     2,182          --
                                                              --------    --------
     Total current liabilities..............................    85,569      28,808
OTHER LONG-TERM LIABILITIES.................................     8,191       4,205
LONG-TERM DEBT..............................................     5,700          --
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN PARTNERSHIP............................    27,000      26,979
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 1,000 shares authorized and
     issued; 880 shares and 1,000 shares outstanding,
     respectively...........................................         1           1
  Additional paid-in capital................................       499         499
  Retained earnings.........................................    60,358      43,681
  Treasury stock at cost, 120 shares........................    (5,700)         --
                                                              --------    --------
     Total stockholder's equity.............................    55,158      44,181
                                                              --------    --------
     Total liabilities, minority interest and stockholder's
      equity................................................  $181,618    $104,173
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                1999        1998       1997
                                                              --------    --------    -------
                                                                      (IN THOUSANDS)
REVENUES....................................................  $208,821    $117,340    $91,591
COST OF REVENUES............................................   167,075      90,652     73,295
                                                              --------    --------    -------
     Gross profit...........................................    41,746      26,688     18,296
SELLING, GENERAL AND ADMINISTRATIVE.........................    11,200       8,503      6,135
                                                              --------    --------    -------
     Income from operations.................................    30,546      18,185     12,161
INTEREST INCOME.............................................     3,345       2,422      1,768
INTEREST EXPENSE............................................      (264)        (26)        (2)
                                                              --------    --------    -------
     Income before minority interest and income taxes.......    33,627      20,581     13,927
INCOME TAX EXPENSE..........................................    12,252       7,407      3,642
                                                              --------    --------    -------
     Income before minority interest........................    21,375      13,174     10,285
MINORITY INTEREST IN INCOME.................................     1,380         316         --
                                                              --------    --------    -------
NET INCOME..................................................  $ 19,995    $ 12,858    $10,285
                                                              ========    ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                 COMMON STOCK     ADDITIONAL               TREASURY STOCK
                                ---------------    PAID-IN     RETAINED   ----------------
                                SHARES   AMOUNT    CAPITAL     EARNINGS   SHARES   AMOUNT     TOTAL
                                ------   ------   ----------   --------   ------   -------   -------
                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, December 31, 1996....  1,000      $1        $499      $24,138       --    $    --   $24,638
Dividends.....................     --      --          --       (1,000)      --         --    (1,000)
Comprehensive income..........     --      --          --       10,285       --         --    10,285
                                -----      --        ----      -------     ----    -------   -------
BALANCE, December 31, 1997....  1,000       1         499       33,423       --         --    33,923
Dividends.....................     --      --          --       (2,600)      --         --    (2,600)
Comprehensive income..........     --      --          --       12,858       --         --    12,858
                                -----      --        ----      -------     ----    -------   -------
BALANCE, December 31, 1998....  1,000       1         499       43,681       --         --    44,181
Purchase of treasury shares...     --      --          --           --     (120)    (5,700)   (5,700)
Dividends.....................     --      --          --       (3,318)      --         --    (3,318)
Comprehensive income..........     --      --          --       19,995       --         --    19,995
                                -----      --        ----      -------     ----    -------   -------
BALANCE, December 31, 1999....  1,000      $1        $499      $60,358     (120)   $(5,700)  $55,158
                                =====      ==        ====      =======     ====    =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                               1999        1998        1997
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $ 19,995    $ 12,858    $ 10,285
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities --
     Depreciation and amortization.........................     2,648         928         785
     Minority interest in net income.......................     1,380         316          --
     Equity in loss of limited liability company...........        75         250          --
     Deferred tax benefit..................................      (397)       (345)     (1,698)
     Write-down of real estate held for sale...............        --          --         550
     Changes in assets and liabilities --
       Increase in receivables.............................    (8,510)     (7,062)     (4,684)
       Decrease (increase) in inventories, prepaid expenses
          and other........................................       750        (451)        367
       Increase in accounts payable and liabilities........     5,137       1,000       3,600
       Increase (decrease) in progress billings in excess
          of contract costs and recognized profits.........    24,613     (20,949)       (217)
                                                             --------    --------    --------
          Net cash provided by (used in) operating
            activities.....................................    45,691     (13,455)      8,988
                                                             --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment...............    (2,478)       (393)       (882)
  Acquisition of businesses, net of cash acquired of
     $15,150...............................................   (16,754)         --          --
  Net cash contributed by minority interest................        --       9,168          --
  Loans made to affiliated companies and minority
     interest..............................................        --     (19,888)    (10,000)
  Proceeds from repayment of loans made to affiliated
     companies.............................................        53      10,050          --
  Investment in limited liability company..................       (75)       (150)       (100)
  Proceeds from sale of business...........................       536          --          --
                                                             --------    --------    --------
          Net cash used in investing activities............   (18,718)     (1,213)    (10,982)
                                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid...........................................    (3,318)     (2,600)     (1,000)
  Proceeds from notes payable..............................       474          --          --
  Repayments on notes payable..............................      (292)         --         (33)
  Priority return to minority interest.....................    (1,359)       (337)         --
                                                             --------    --------    --------
          Net cash used in financing activities............    (4,495)     (2,937)     (1,033)
                                                             --------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......    22,478     (17,605)     (3,027)
CASH AND CASH EQUIVALENTS, beginning of year...............    17,510      35,115      38,142
                                                             --------    --------    --------
CASH AND CASH EQUIVALENTS, end of year.....................  $ 39,988    $ 17,510    $ 35,115
                                                             ========    ========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for taxes......................  $ 10,286    $  7,798    $  5,209
                                                             ========    ========    ========
  Cash paid during the year for interest...................  $     91    $     --    $     --
                                                             ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF INVESTING AND FINANCING
  ACTIVITY:
  Matrix earn-out liability (Note 3).......................  $    581    $     --    $     --
                                                             ========    ========    ========
  Stock repurchase financed by a note payable (Note 8).....  $  5,700    $     --    $     --
                                                             ========    ========    ========
  Issuance of note receivable in connection with sale of
     business (Note 3).....................................  $    800    $     --    $     --
                                                             ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1. ORGANIZATION AND BUSINESS:

     The accompanying consolidated financial statements include the accounts of Howe-Baker International, Inc. (HBI), a Delaware corporation, and its wholly owned subsidiaries: Howe-Baker Engineers, Inc., and subsidiaries (Howe-Baker), Holdings Company of New Jersey, Inc., Constructors International, Inc., Process Management, Inc., HBI Holdings, LLC, Howe-Baker International Management, LLC, and Callidus Technologies, Inc., and subsidiaries (collectively with HBI, the Company). Also included are the following subsidiaries which are wholly owned or controlled by HBI through its wholly owned subsidiaries: Howe-Baker Management Corp. (HBMC), Howe-Baker, L.P. (HBLP), and Matrix Engineering, Ltd., and subsidiaries (Matrix). All significant intercompany balances and transactions have been eliminated in consolidation. The Company's operations are headquartered in Tyler, Texas. HBI is a wholly owned subsidiary of WEDGE Group Incorporated (the Parent).

     The Company engineers, designs, fabricates and constructs processing facilities for the petrochemical, refining and natural gas industries. More specifically, the Company's services include, but are not limited to, process plant construction, fabrication of pressure vessels, process piping and structural steel, specialized know-how and equipment for electrostatic desalting of crude oil and treating of petroleum distillate products and other process development services. Additionally, the Company custom engineers, constructs and installs burners, gas/liquid incinerators, flares and rotary kilns for the refining, petrochemical, pharmaceutical and wood products industries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of investments in commercial paper and overnight repurchase agreements and totaled approximately $38,645,000 and $17,449,000 at December 31, 1999 and 1998, respectively.

  INVENTORIES

     Inventories are valued at the lower of average cost or market (replacement cost or net realizable value).

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost, less accumulated depreciation. The costs of ordinary maintenance and repairs are expensed while renewals and replacements are capitalized. Depreciation and amortization of property, plant and equipment are computed on the basis of estimated useful lives of the assets by the straight-line and declining-balance methods. Established useful lives in years are as follows:

Buildings and improvements..................................  5-40 years
Machinery and equipment.....................................  2-12 years

  LONG-LIVED ASSETS

     The Company evaluates the recoverability of property and equipment and intangible assets if facts and circumstances indicate that any of those assets might be impaired. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to discounted cash flow value is necessary. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During 1997, the Company recognized a

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

$550,000 loss from the write-down of the carrying value of its Holdings Company of New Jersey, Inc., facilities, which is included in Cost of Revenues in the accompanying consolidated statements of operations.

  REVENUE RECOGNITION

     For financial reporting purposes, revenues on long-term contracts are recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to total estimated contract costs. Contracts are deemed to be complete upon mechanical completion, at which point remaining estimated costs are accrued and remaining revenues on the contracts are recognized.

     Losses on contracts are charged against current earnings when such losses can be estimated. As contracts can extend over one or more years, revisions in costs and profits estimated during the course of the work are reflected during the period in which the facts requiring the revisions become known. While management uses available information to estimate total costs, future costs could exceed or be less than such estimates resulting in adjustments to the Company's contract revenues and profits.

     Costs and estimated profits to date in excess of amounts billed on contracts in process are classified in current assets as unbilled receivables. Amounts billed in excess of costs and estimated profits to date are classified in current liabilities as progress billings in excess of contract costs and recognized profits.

  CONCENTRATION OF RISKS

     The Company's operations could be significantly impacted, either positively or negatively, by its concentration in the petrochemical, refining and natural gas industries and reliance upon sales to those industries, as the Company would be impacted by the same economic conditions affecting its suppliers and customers.

     Due to the nature of the Company's operations, a few customers, including the former minority stockholder (see Note 8), generally account for a significant amount of the Company's revenues. This is due to management's decisions regarding the acceptance of large contracts and the allocation of resources to these contracts. For the year ended December 31, 1999, the Company earned 58 percent of its revenues from two customers, for the year ended December 31, 1998, the Company earned 56 percent of its revenues from two customers and for the year ended December 31, 1997, the Company earned 58 percent of its revenues from one customer.

     The Company performs periodic credit evaluations of its customers' financial conditions and generally does not require collateral for its domestic customers but does require letters of credit from most of its foreign customers. At December 31, 1999 and 1998, receivables from foreign customers were not significant. Receivables generally are due within 30 days. Historically, credit losses relating to customers have been within management's expectations.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Management is also required to make judgments regarding the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the 1998 and 1997 consolidated financial statements contained herein to conform to the classifications presented in 1999.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

3. ACQUISITIONS AND PARTNERSHIP:

  MATRIX ACQUISITION

     Effective July 16, 1999, HBI, acquired all of the outstanding common stock of Matrix (a Texas limited partnership), formerly Matrix Engineering, Inc. (a Texas corporation), which was reorganized from a Texas corporation into a Texas limited partnership effective September 1, 1999. The acquisition was accounted for using the purchase method of accounting, and the excess of the initial purchase price of approximately $23.7 million over the fair value of Matrix's net operating assets was estimated to be $6,417,000 and has been allocated as follows (in thousands):

Goodwill....................................................    $4,003
Noncompete agreements.......................................     2,414
                                                                ------
                                                                $6,417
                                                                ======

     The noncompete agreements are being amortized over five years, which is the term of the agreements. Goodwill is being amortized over 20 years. The estimated fair values assigned to the intangible assets and net operating assets may be revised as additional information concerning the valuation of such assets becomes available.

     Additional Purchase Price -- The purchase price of Matrix will be adjusted upward based on the profitability of Matrix from July 17, 1999, through July 16, 2004. The additional purchase price (earn-out), payable in 2002, 2003 and 2004, is calculated as follows: (a) the 2002 payment is equal to cumulative earnings before interest, taxes, depreciation and amortization (EBITDA) for the period from July 17, 1999, through July 16, 2002, less profits realized above an agreed upon amount for certain Matrix contracts in process at July 16, 1999, less $900,000, multiplied by 25 percent, (b) the 2003 payment is equal to EBITDA for the period July 17, 2002, through July 16, 2003, less $300,000, multiplied by 25 percent, and (c) the 2004 payment is equal to EBITDA for the period July 17, 2003, through July 16, 2004, less $300,000, multiplied by 25 percent. As of December 31, 1999, goodwill has been increased by approximately $581,000 and a corresponding long-term liability has been recorded related to the projected earn-out attributable to the operating results of Matrix from July 17, 1999, through December 31, 1999.

  CALLIDUS AND PLASMA ACQUISITIONS

     Effective December 1, 1999, HBI acquired all of the outstanding common stock of Callidus Technologies, Inc. (Callidus), an Oklahoma corporation, and Plasma Energy Corporation (Plasma), a North Carolina corporation. The acquisition was accounted for using the purchase method of accounting, and the excess of the purchase price of approximately $8.2 million over the fair value of Callidus' and Plasma's net operating assets was estimated to be $525,000 and has been recorded as goodwill. The goodwill is being amortized over 20 years.

     Effective December 31, 1999, the Company sold Plasma's common stock to a third party for approximately $1.3 million. The sales proceeds consisted of $536,000 cash and an $800,000 note receivable. The note is due in quarterly installments of principal and interest at a rate of 8.0 percent. Maturities on the note are approximately $385,000 and $415,000 for 2000 and 2001, respectively. The note is recorded in current and long-term other assets in the accompanying consolidated balance sheet as of December 31, 1999. No gain or loss was recognized on the transaction as the sales price approximated the net book value of Plasma at the time of sale.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

  PARTNERSHIP

     Effective October 1, 1998, HBMC contributed $100 to HBLP in exchange for a 1 percent general partnership interest and Howe-Baker contributed $19,785,000 to HBLP in exchange for a 98 percent limited partnership interest. In addition, Schedule A, Ltd. (Schedule A), a Texas limited partnership headquartered in Houston, Texas, contributed contracts in process and its net operating assets and intangible assets to HBLP in exchange for a 1 percent limited partnership interest. Schedule A engineered, designed, fabricated and constructed natural gas processing facilities.

     The contribution of HBLP's assets has been accounted for using the purchase method of accounting and, accordingly, the assets contributed to HBLP have been recorded at their fair market value at the date of contribution. The fair market value of the net operating assets and intangible assets contributed by Schedule A was estimated to be $4,886,000 and $22,114,000, respectively. The intangible assets have been recorded and allocated as follows (in thousands):

Goodwill....................................................  $18,114
Noncompete agreements.......................................    4,000
                                                              -------
                                                              $22,114
                                                              =======

     The noncompete agreements are being amortized over 10 years, which is the term of the noncompete provisions included in employment agreements (see Note
13) entered into with the Schedule A partners at the time of the Schedule A contribution. Goodwill is being amortized over 20 years.

     Option Agreement -- Beginning January 1, 2003, and ending May 1, 2006, Schedule A has the option to require HBLP to redeem, or Howe-Baker to purchase, all or part of Schedule A's partnership interest. Any partnership interest not voluntarily redeemed or sold by Schedule A prior to May 1, 2006 will be deemed offered on that date. Schedule A has the right to exercise its option in whole, or the right may be exercised proportionately by Schedule A on behalf of a Schedule A partner. The consideration paid for Schedule A's partnership interest will be $19,785,000, plus an additional amount based on the profitability of Howe-Baker as calculated in accordance with the terms of the related option agreement. As of December 31, 1999 and 1998, the additional undiscounted consideration was estimated to be $2,339,000 and $2,191,000, respectively, resulting in a total redemption price of approximately $22,124,000 for the Schedule A partnership interest. Each Schedule A partner must be employed by Howe-Baker or an affiliate of Howe-Baker at the time of exercise of the option in order to have the right to receive his proportional interest of the additional consideration amount.

     HBLP and Howe-Baker also have the option to redeem or purchase Schedule A's partnership interest during the same period over which Schedule A has its option. The consideration paid will be the same as if Schedule A had exercised its option plus an additional premium, which will range from 10 percent to 40 percent of the additional consideration amount, depending upon the timing of the exercise.

     Allocation of Profits and Losses -- Profits and losses are allocated to the HBLP partners in accordance with their respective percentage ownership interests, subject to a priority return to be allocated first to Schedule A based on Schedule A's undistributed capital account times a defined interest rate (5.30 percent at December 31, 1999). The priority return is paid to Schedule A semiannually.

  UNAUDITED PROFORMA CONSOLIDATED RESULTS OF OPERATIONS

     The unaudited consolidated results of operations of the Company on a proforma basis as though the Matrix and Callidus acquisitions had occurred as of the beginning of the year ended December 31, 1998, and

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES as though the Schedule A partnership had commenced as of the beginning of the year ended December 31, 1997, are as follows (in thousands):

                                               1999         1998          1997
                                             --------    -----------    --------
                                                         (UNAUDITED)
Revenues...................................  $309,569     $316,589      $153,531
Net income.................................    18,555       22,430        15,426

4. COMPONENTS OF CERTAIN BALANCE SHEET ACCOUNTS:

     The components of certain balance sheet accounts at December 31, 1999 and 1998, are as follows (in thousands):

     Property, plant and equipment consists of the following:

                                                            1999       1998
                                                          --------    -------
Land....................................................  $    979    $   222
Buildings and improvements..............................    10,977      5,663
Machinery and equipment.................................    17,341      8,132
                                                          --------    -------
     Total property, plant and equipment................    29,297     14,017
Less -- Accumulated depreciation........................   (10,729)    (9,898)
                                                          --------    -------
     Net property, plant and equipment..................  $ 18,568    $ 4,119
                                                          ========    =======

     Intangible assets consists of the following:

                                                            1999       1998
                                                           -------    -------
Goodwill.................................................  $23,223    $18,114
Noncompete agreements....................................    6,414      4,000
Patents..................................................      160         --
                                                           -------    -------
     Total intangible assets.............................   29,797     22,114
Less -- Accumulated amortization.........................   (1,968)      (341)
                                                           -------    -------
     Net intangible assets...............................  $27,829    $21,773
                                                           =======    =======

     Other assets consists of the following:

                                                            1999       1998
                                                           -------    -------
Cash surrender value of life insurance...................  $ 2,768    $ 2,984
Pension plan intangible asset............................      706        853
Note receivable, net of current portion (see Note 3).....      415         --
Other assets.............................................      107         81
                                                           -------    -------
     Total...............................................  $ 3,996    $ 3,918
                                                           =======    =======

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

     Other long-term liabilities consists of the following:

                                                              1999      1998
                                                             ------    ------
Long-term pension benefit obligation (see Note 10).........  $1,814    $2,019
Long-term retiree group medical insurance (see Note 10)....   2,556     1,186
Warranty reserve...........................................   3,068     1,000
Earn-out obligation (see Note 3)...........................     581        --
Other......................................................     172        --
                                                             ------    ------
     Total.................................................  $8,191    $4,205
                                                             ======    ======

5. NOTE RECEIVABLE FROM MINORITY INTEREST:

     Effective October 1, 1998, HBLP loaned $19,785,000 to Schedule A under a loan agreement which provides for interest to accrue at LIBOR (5.82 percent at December 31, 1999) plus a variable rate of interest of 1.9 percent through June 1, 2003, 2.9 percent through June 1, 2004, 3.9 percent through June 1, 2005, and
4.9 percent through the date of maturity of June 1, 2006. Interest is payable semiannually. The loan is secured by Schedule A's rights in the option agreement, Schedule A's partnership interest in HBLP and Schedule A's interests in certain other nonaffiliated ventures. During 1999 and 1998, the Company recorded interest income of approximately $1,436,000 and $356,000, respectively, related to this loan.

6. NOTES PAYABLE:

     As of December 31, 1999, the Company has a $5,700,000 note payable due to its former minority stockholder bearing interest at 6.0 percent, with accrued interest and principal due June 30, 2002 (see Note 8).

     As of December 31, 1999, the Company has a $2.0 million note payable to a third party, which bears interest at 6.0 percent, with accrued interest and principal due July 1, 2000.

     The Company finances certain of its insurance premiums through notes payable with a finance company. The notes payable bear interest at 7.16 percent, and interest and principal are due monthly through March 9, 2000. During the year ended December 31, 1999, the Company borrowed approximately $474,000 to finance such premiums. As of December 31, 1999, the Company had aggregate notes payable outstanding of approximately $182,000.

7. FEDERAL INCOME TAX:

     The Company is included in the consolidated federal income tax return with the Parent. Pursuant to a tax-sharing policy with the Parent, the annual provision or benefit for federal income taxes is determined as though the Company filed a separate federal income tax return. Any federal income taxes currently due are paid directly to the Parent.

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES

     For the years ended December 31, 1999, 1998 and 1997, income tax expense consists of the following (in thousands):

                                                  1999       1998      1997
                                                 -------    ------    -------
Current --
  U.S. federal.................................  $12,425    $7,302    $ 4,897
  State........................................      824       450        443
Deferred.......................................     (997)     (345)    (1,698)
                                                 -------    ------    -------
     Total income tax expense..................  $12,252    $7,407    $ 3,642
                                                 =======    ======    =======

     A reconciliation between the U.S. Federal statutory rate and the Company's effective tax rate is as follows (in thousands):

                                                  1999       1998      1997
                                                 -------    ------    -------
Tax (expense) at statutory rate................  $11,769    $7,203    $ 4,874
State income taxes.............................      536       293        288
Change in valuation allowance..................       --        --     (1,446)
Other, net.....................................      (53)      (89)       (74)
                                                 -------    ------    -------
                                                 $12,252    $7,407    $ 3,642
                                                 =======    ======    =======
Effective tax rate.............................     36.4%     36.0%      26.1%

     The provision for federal income taxes included in the statements of operations for the years ended December 31, 1999, 1998 and 1997, differs from the amount of federal income taxes, computed by applying the U.S. federal income tax rate of 35 percent to pretax income, primarily as a result of limitations on the deductibility of meals and entertainment, state income taxes and nondeductible goodwill amortization.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998, are presented below (in thousands):

                                                              1999      1998
                                                             ------    ------
Deferred tax assets --
  Management security plan.................................  $  481    $  525
  Health benefit plan......................................     942       456
  Allowance for doubtful accounts..........................      35        35
  Warranty reserve.........................................     490       350
  Real estate held for sale................................     193       501
  Difference between book and tax amortization.............     536        --
  Other....................................................     391       252
                                                             ------    ------
     Total gross deferred tax assets.......................   3,068     2,119
Deferred tax liabilities --
  Differences between book and tax depreciation............    (628)      (76)
                                                             ------    ------
     Total gross deferred tax liabilities..................    (628)      (76)
                                                             ------    ------
     Net deferred tax asset................................  $2,440    $2,043
                                                             ======    ======

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized differently between the financial statements and tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES statement carrying amounts and tax bases of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at December 31, 1999.

8. STOCK REPURCHASE:

     Effective July 1, 1999, the Company issued a $5,700,000 note payable to its 12 percent minority stockholder in exchange for all 120 shares of outstanding common stock held by the minority stockholder. As a result, the Parent is the Company's sole stockholder (see Note 6).

9. RELATED PARTIES:

     During each of the years ended December 31, 1999, 1998 and 1997, the Parent was paid management fees of approximately $528,000 by the Company. The fees are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

     The Company pays annual insurance premiums to Winsco, Inc., an affiliate, which is responsible for purchasing insurance coverage for HBI and certain of its subsidiaries. During the years ended December 31, 1999, 1998 and 1997, such premiums paid were approximately $2,119,000, $1,171,000 and $1,537,000, respectively. In addition, during the year ended December 31, 1998, the Company charged approximately $976,000 to selling, general and administrative expenses related to the resolution of 1998 claims and insurance issues.

     A former minority stockholder of the Company has a contract with the Company which guarantees a certain level of minimum cash payments for services, at market rates, to be purchased by the former minority stockholder. The contract, as amended, extends through June 30, 2006. Included in receivables are amounts due from the former minority stockholder of approximately $2,174,000 and $3,635,000 at December 31, 1999 and 1998, respectively.

     During 1999, the Company terminated its investment in a limited liability company (LLC) that designed, manufactured and sold fired heaters. The Company accounted for its investment using the equity method of accounting and accordingly recorded its share of the LLC's losses to the extent of the Company's cumulative investment, which was $325,000.

10. EMPLOYEE BENEFITS:

  PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

     Howe-Baker sponsors an unfunded defined benefit plan (pension plan) to provide retirement benefits to a select group of former and current management and highly compensated employees that contribute or have contributed materially to the continued growth, development and future business success of Howe-Baker. The pension plan provides compensation benefits to be paid after retirement. Provisions for these benefits are charged to operations ratably over the employees' expected terms of employment. Benefits are generally based on age and average final compensation at retirement. The Company also sponsors health insurance plans to provide health benefits to Howe-Baker and Matrix's full-time and qualified retired employees. The following

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets as of December 31, 1999 and 1998 (in thousands):

                                                    PENSION BENEFITS     OTHER BENEFITS
                                                    -----------------   -----------------
                                                     1999      1998      1999      1998
                                                    -------   -------   -------   -------
Change in benefit obligation --
  Benefit obligation at beginning of year.........  $ 2,635   $ 2,919   $ 2,506   $ 2,387
  Acquisition (Note 3)............................       --        --     1,039        --
  Service cost....................................       --        --       259       133
  Change in actuarial assumptions.................       66        --        --        --
  Interest cost...................................      173       201       159       219
  Actuarial gains.................................      (17)       (1)     (188)     (115)
  Benefits paid...................................     (466)     (484)     (139)     (118)
                                                    -------   -------   -------   -------
     Benefit obligation at end of year............  $ 2,391   $ 2,635   $ 3,636   $ 2,506
                                                    =======   =======   =======   =======
Fair value of plan assets at beginning and end of
  year............................................  $    --   $    --   $    --   $    --
                                                    =======   =======   =======   =======
Funded status.....................................  $(2,391)  $(2,635)  $(3,636)  $(2,506)
Unrecognized net actuarial loss (gain)............      414       383      (224)      (42)
Unrecognized transition obligation................      706       853     1,168     1,245
                                                    -------   -------   -------   -------
     Net amount recognized........................  $(1,271)  $(1,399)  $(2,692)  $(1,303)
                                                    =======   =======   =======   =======
Weighted average assumptions as of December 31 --
  Discount rate...................................     7.00%     7.00%     7.25%     7.00%
  Rate of compensation increase...................     5.00%     5.00%      N/A       N/A

     For measurement purposes, a 7.0 percent annual rate of increase in the per capita cost of covering healthcare was assumed for 1999. The rate was assumed to decrease gradually to 3.0 percent for 2006 and remain at that level thereafter.

                                                   PENSION BENEFITS      OTHER BENEFITS
                                                  ------------------   ------------------
                                                  1999   1998   1997   1999   1998   1997
                                                  ----   ----   ----   ----   ----   ----
Components of net periodic benefit cost --
  Service cost..................................  $ --   $ --   $ --   $259   $133   $159
  Interest cost.................................   173    201    222    159    219    159
  Amortization of transition obligation.........   197    147    147     78     78     78
  Recognized net actuarial loss.................    18      7      5     --     --     --
                                                  ----   ----   ----   ----   ----   ----
     Net periodic benefit cost..................  $388   $355   $374   $496   $430   $396
                                                  ====   ====   ====   ====   ====   ====

     Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plan. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

                                                   ONE-PERCENTAGE-   ONE-PERCENTAGE-
                                                   POINT INCREASE    POINT DECREASE
                                                   ---------------   ---------------
Effect on total service and interest cost
  components.....................................       $174              $(104)
Effect on postretirement benefit obligation......        187               (167)

     Howe-Baker is a beneficiary of certain life insurance policies with a face value of approximately $9,417,000 and $11,979,000 at December 31, 1999 and 1998, respectively. The life insurance policies have been purchased as a method of recovering costs related to the pension plan. The insurance policies are not considered pension plan assets as Howe-Baker can utilize the cash surrender value of the insurance policies in

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES its daily operations. The Company has recorded the cash surrender value of $2,768,000 and $2,984,000 as an asset on the consolidated balance sheets at December 31, 1999 and 1998, respectively.

  EMPLOYEE SAVINGS PLANS

     The Company has various employee profit-sharing 401(k) plans (collectively, the Plans) covering substantially all its employees. Under the terms of the Plans, the Company is required to make certain mandatory and matching contributions and may make discretionary profit-sharing contributions for eligible employees. The Plans provide for participating employees to contribute up to maximum of 15 percent of their salaries to the Plans. In addition to these contributions, certain Plans provide for the employees to make nondeductible contributions to the Plans of up to 10 percent of their salaries. Total expenses incurred by the Company related to the Plans were $1,341,000, $1,106,000 and $846,000 in 1999, 1998 and 1997, respectively. These amounts included discretionary contributions of $939,000, $889,000 and $663,000 in 1999, 1998 and 1997, respectively.

11. COMMITMENTS AND CONTINGENCIES:

  CREDIT FACILITY

     The Company has a credit facility with Bank of America for a $50,000,000 line of credit for cash borrowings and/or letters of credit which expires April 2002. Maximum cash borrowings under the line of credit are $50,000,000, with the interest rate selected by the Company equal to LIBOR plus 1.25 percent to 2.5 percent, or the higher of prime and the Federal Funds rate plus .50 percent (approximately 8.5 percent at December 31, 1999). The line of credit has an annual commitment fee ranging from .25 percent to .50 percent of the committed amount. Collateral consists of the Company's receivables, inventory, general intangibles, and property, plant and equipment. As of December 31, 1999 and 1998, standby letters of credit amounting to approximately $3,594,000 and $8,049,000, respectively, had been issued on behalf of the Company to support revenue obligations. There have been no borrowings on the credit facility since inception.

  EMPLOYMENT AGREEMENTS

     During 1999 and 1998, the Company entered into employment agreements with its president and certain other officers, each of which provides for a base salary and various benefits through July 15, 2004. Total commitments under these agreements are approximately $1,284,000, $1,317,000, $1,349,000, $944,000 and
$289,000, for 2000, 2001, 2002, 2003 and 2004, respectively. The president's employment agreement also provides for future compensation based on the combined consolidated operating results of the Company for the years ended December 31, 1998, 1999 and 2000. Management believes the Company's accrual at December 31, 1999 and 1998, for estimated deferred compensation earned by the president during 1999 and 1998, to be adequate.

  OPERATING LEASES

     The Company leases office space and a fabrication facility under noncancelable operating leases that expire through September 30, 2001. In connection with the leases, the Company incurred rental expense totaling $256,000, $31,500 and none during 1999, 1998 and 1997, respectively. Future minimum payments related to the noncancelable lease agreements are approximately $444,000 and $94,600 for 2000 and 2001, respectively.

  SELF-INSURANCE

     The Company is self-insured for annual healthcare costs up to as much as $120,000 per participant and $2,854,000 in the aggregate. Management believes the Company's accrual for estimated potential claim costs

                HOWE-BAKER INTERNATIONAL, INC., AND SUBSIDIARIES to satisfy the deductible and self-insurance provisions of the insurance policies for services provided through December 31, 1999, to be adequate.

  LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of the Company's management, uninsured losses, if any, resulting from the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

12. QUARTERLY OPERATING RESULTS (UNAUDITED):

     As discussed in the Note 3, the Company's results for the three years ended December 31, 1999 include Matrix and Callidus, from their dates of acquisition, July 16, 1999 and December 1, 1999, respectively. Howe-Baker, L.P. operating results are included beginning with its first date of operations, October 1, 1998.

     The following table sets forth selected unaudited consolidated statements of operation information for the Company on a quarterly basis for the years ended December 31, 1999, 1998 and 1997.

                                                              THREE MONTHS ENDED 1999
                                                     -----------------------------------------
                                                     MARCH 31    JUNE 30    SEPT 30    DEC 31
                                                     --------    -------    -------    -------
Revenues...........................................  $29,768     $39,509    $69,236    $70,308
Gross profit.......................................    5,560       7,236     11,579     17,371
Income from operations.............................    3,270       4,873      8,655     13,748
Net income.........................................    2,152       3,176      5,773      8,894

                                                              THREE MONTHS ENDED 1998
                                                     -----------------------------------------
                                                     MARCH 31    JUNE 30    SEPT 30    DEC 31
                                                     --------    -------    -------    -------
Revenues...........................................  $23,100     $32,472    $24,570    $37,198
Gross profit.......................................    4,445       7,146      6,536      8,561
Income from operations.............................    2,863       5,536      4,992      4,794
Net income.........................................    2,157       3,905      3,441      3,355

                                                              THREE MONTHS ENDED 1997
                                                     -----------------------------------------
                                                     MARCH 31    JUNE 30    SEPT 30    DEC 31
                                                     --------    -------    -------    -------
Revenues...........................................  $23,363     $21,705    $21,766    $24,757
Gross profit.......................................    3,522       4,519      4,605      5,650
Income from operations.............................    1,923       2,938      3,045      4,255
Net income.........................................    1,457       2,103      2,098      4,627

                HOWE-BAKER INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,
                                                                 2000        DECEMBER 31,
                                                              (UNAUDITED)        1999
                                                              -----------    ------------
                                                                    (IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
                           ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................   $ 19,023        $ 39,988
  Receivables --
     Billed accounts and retentions, less allowance for
      doubtful accounts of $466 and $916, respectively......     44,198          56,383
     Unbilled accounts......................................     12,801           9,241
                                                               --------        --------
          Total receivables.................................     56,999          65,624
  Inventories, prepaid expenses and other...................      3,624           2,588
                                                               --------        --------
          Total current assets..............................     79,646         108,200
                                                               --------        --------
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation of $11,819 and $10,729, respectively.........     18,164          18,568
NOTE RECEIVABLE FROM MINORITY INTEREST......................     19,785          19,785
INTANGIBLE ASSETS, net of accumulated amortization of $3,001
  and $1,968, respectively..................................     27,313          27,829
REAL ESTATE HELD FOR SALE, net..............................        770             800
DEFERRED TAX ASSET..........................................      2,792           2,440
OTHER ASSETS................................................      2,886           3,996
                                                               --------        --------
          Total assets......................................   $151,356        $181,618
                                                               ========        ========

LIABILITIES, MINORITY INTEREST AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................   $ 16,242        $ 24,962
  Accrued liabilities.......................................      8,110          14,022
  Progress billings in excess of contract costs and
     recognized profits.....................................     26,224          44,403
  Notes payable.............................................      2,122           2,182
                                                               --------        --------
          Total current liabilities.........................     52,698          85,569
                                                               --------        --------
OTHER LONG-TERM LIABILITIES.................................      8,460           8,191
LONG-TERM DEBT..............................................      5,700           5,700
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN PARTNERSHIP............................     27,000          27,000
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 1,000 shares authorized and
     issued; 880 shares outstanding.........................          1               1
  Additional paid-in capital................................        499             499
  Retained earnings.........................................     62,698          60,358
  Treasury stock at cost, 120 shares........................     (5,700)         (5,700)
                                                               --------        --------
          Total stockholder's equity........................     57,498          55,158
                                                               --------        --------
          Total liabilities, minority interest, and
            stockholder's equity............................   $151,356        $181,618
                                                               ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                HOWE-BAKER INTERNATIONAL, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
                                                                (IN THOUSANDS)
REVENUES....................................................  $132,820    $69,277
COST OF REVENUES............................................   114,194     56,481
                                                              --------    -------
  Gross profit..............................................    18,626     12,796
SELLING, GENERAL AND ADMINISTRATIVE.........................     8,875      4,653
                                                              --------    -------
  Income from operations....................................     9,751      8,143
INTEREST INCOME.............................................     1,814      1,330
INTEREST EXPENSE............................................      (244)        --
                                                              --------    -------
  Income before minority interest and income taxes..........    11,321      9,473
INCOME TAX EXPENSE..........................................     4,181      3,508
                                                              --------    -------
  Income before minority interest...........................     7,140      5,965
MINORITY INTEREST IN INCOME.................................       736        637
                                                              --------    -------
NET INCOME..................................................  $  6,404    $ 5,328
                                                              ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                HOWE-BAKER INTERNATIONAL, INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  6,404    $ 5,328
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities
     Depreciation and amortization..........................     2,123        981
     Minority interest in net income........................       736        637
     Equity in loss of limited liability company............        --         75
     Deferred tax benefit...................................      (352)       (82)
     Writedown in real estate held for resale...............        30         --
     Changes in assets and liabilities-
     Decrease (increase) in receivables.....................     8,625     (1,187)
     Decrease (increase) in inventories, prepaid expenses
      and other.............................................        (5)       934
     Increase (decrease) in payables and liabilities........   (14,862)     2,242
     Increase (decrease) in progress billings in excess of
      contract costs and recognized profits.................   (18,179)    19,819
                                                              --------    -------
       Net cash provided by (used in) operating
        activities..........................................   (15,480)    28,747
                                                              --------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant & equipment..................      (704)      (898)
  Proceeds from note receivable issued in connection with
     sale of business.......................................        79         --
  Investment in limited liability company...................        --        (75)
                                                              --------    -------
     Net cash used in investing activities..................      (625)      (973)
                                                              --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid............................................    (4,064)    (3,318)
  Proceeds from notes payable...............................        62         --
  Repayments on notes payable...............................      (122)        --
  Priority return to minority interest......................      (736)      (637)
                                                              --------    -------
       Net cash used in financing activities................    (4,860)    (3,955)
                                                              --------    -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........   (20,965)    23,819
CASH AND CASH EQUIVALENTS, beginning of the period..........    39,988     17,510
                                                              --------    -------
CASH AND CASH EQUIVALENTS, end of the period................  $ 19,023    $41,329
                                                              ========    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for taxes.....................  $  8,458    $ 3,179
                                                              ========    =======
  Cash paid during the period for interest..................  $    129    $    --
                                                              ========    =======
SUPPLEMENTAL DISCLOSURE OF INVESTING AND
  FINANCING ACTIVITY:
     Matrix earn-out liability..............................  $    499    $    --
                                                              ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                HOWE-BAKER INTERNATIONAL, INC. AND SUBSIDIARIES

              UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2000

1. ORGANIZATION AND BUSINESS

     The accompanying consolidated financial statements include the accounts of Howe-Baker International, Inc. (HBI, or the Company), a Delaware corporation, and all of its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's operations are headquartered in Texas. HBI is a wholly owned subsidiary of WEDGE Group Incorporated (the Parent).

     Results of operations include the operating results of Matrix Engineering, Ltd. and Callidus Technologies, Inc. from their dates of acquisition, July 16, 1999 and December 1, 1999, respectively.

     The Company engineers, designs, fabricates and constructs processing facilities for the petrochemical, refining and natural gas industries. More specifically, the Company's services include, but are not limited to, process plant construction, fabrication of pressure vessels, process piping and structural steel, specialized know-how and equipment for electrostatic desalting of crude oil and treating of petroleum distillate products and other process development services. Additionally, the Company custom engineers, constructs and installs burners, gas/liquid incinerators, flares and rotary kilns for the refining, petrochemical, pharmaceutical and wood products industries.

2. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of the Company have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's audited financial statements for the three years in the period ended December 31, 1999. In the opinion of the Company, all adjustments necessary to present fairly the financial position of the Company at June 30, 2000 and 1999 and the results of its operations and cash flows for the six month periods then ended have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

3. LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions in the ordinary course of business. In the opinion of the Company's management, uninsured losses, if any, resulting from the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

4. SUBSEQUENT EVENT

     On July 30, 2000, the Parent signed a definitive agreement to sell Howe-Baker International, Inc. to Chicago Bridge & Iron Company, N.V. (CB&I) in a transaction valued at approximately $145 million, which excludes the value of future earnout obligations as discussed in the Company's 1999 financial statements to be assumed by CB&I. Completion of the transaction, expected during the fourth quarter of this year, is subject to shareholder and regulatory approval. Under the terms of the transaction, CB&I will pay $28 million in cash, assume $5.7 million in debt and issue 8.1 million shares of CB&I common stock to the Parent.

                                                                         ANNEX B

July 30, 2000
Board of Directors
Chicago Bridge & Iron Company N.V.
1501 North Division Street
Plainfield, IL 60544

Ladies and Gentlemen:

     You have asked us to advise you with respect to the fairness to Chicago Bridge & Iron Company N.V. ("Acquiror") from a financial point of view of the Consideration (as defined below) to be paid by the Acquiror pursuant to the terms of the Stock Purchase Agreement, dated as of July 30, 2000 (the "Acquisition Agreement"), among WEDGE Group Incorporated ("Seller"), CB&I and CB&I Tyler Company. The Acquisition Agreement provides for the purchase by the Acquiror from the Seller (the "Acquisition") of all of the issued and outstanding shares of capital stock (the "HBI Shares") of Howe-Baker International, Inc. (the "Company") in exchange for (i) U.S. $28,000,000 and
(ii) 8,146,665 shares of Acquiror's common stock (together, the "Consideration"), subject to adjustment as provided in the Acquisition Agreement.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Acquiror and certain business and financial information relating to the Company, as well as (i) the Acquisition Agreement and (ii) Shareholders Agreement to be entered into by the Acquiror and the Company's principal stockholder concerning board composition, voting, share transfers and other matters relevant to our opinions herein We have also reviewed certain other information, including financial forecasts (including those related to earn-outs payable by the Company), provided to us by the Company and the Acquiror, and have met with the Company's and the Acquiror's management to discuss the business and prospects of the Company and the Acquiror, including the Acquiror's present intentions regarding stock repurchases.

     We have also considered certain financial and stock market data of the Acquiror and certain financial data of the Company, and we have compared those data with similar data for publicly held companies in businesses similar to those of the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. For purposes of our opinion we have assumed, with your consent, that each party will perform all of the covenants and agreements required to be performed by it under the Shareholders Agreement and that such agreement and the amendments to the Acquiror's Articles of Association to be adopted in connection with the Acquisition and referenced in the Shareholders Agreement are fully enforceable, in accordance with their terms, under all applicable laws, including, without limitation, the laws of the Netherlands and the State of New York. As to all matters of corporate and other law, we have, with your consent, relied upon the advice of Acquiror's counsel.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and the Acquiror's managements as to the future financial performance of the Company and the Acquiror. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Acquiror's common stock when issued to the Seller or the prices at which such Acquiror common stock will trade subsequent to the Acquisition.

     We have acted as financial advisor to the Acquiror in connection with the Acquisition and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Acquisition.

     In the past, we have performed certain investment banking services for the Acquiror and have received customary fees for such services.

     In the ordinary course of our business, we and our affiliates may actively trade the equity securities of the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Acquiror in connection with its consideration of the Acquisition and does not constitute a recommendation to any stockholder of the Acquiror as to how to vote or act on any matter relating to the Acquisition.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Acquiror in the Acquisition is fair to the Acquiror from a financial point of view.

                                          Very truly yours,

                                          CREDIT SUISSE
                                          FIRST BOSTON CORPORATION

                                                                         ANNEX C

                      SUBJECT TO CIVIL LAW NOTARY APPROVAL

                           AMENDMENT OF THE ARTICLES
                       CHICAGO BRIDGE & IRON COMPANY N.V.

     On this day, the ** day of ** two thousand appears before me, **, notaris (civil-law notary) practising in **:

     **.

     The person appearing declares that on ** two thousand the general meeting of shareholders of CHICAGO BRIDGE & IRON COMPANY N.V., a limited liability company under the laws of the Netherlands, with corporate seat in Amsterdam, the Netherlands and address at: 2132 JH Hoofddorp, the Netherlands, Polarisavenue 31, resolved to amend the articles of association of this company and to authorize the person appearing to execute this deed. Pursuant to those resolutions the person appearing declares that he/she amends the company's articles of association as follows:

I. TWO DEFINITIONS ARE ADDED TO ARTICLE 1 that shall read as follows:

     g. group: a group consists of two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the company's securities.

     h. issued and outstanding share capital: all shares issued by the company for which votes could be cast in any general meeting of shareholders.

II. PARAGRAPH 3 OF ARTICLE 4 shall be amended and shall read as follows:

     3. All shares are, at the option of the shareholder, either registered shares or bearer shares, with due observance of paragraph 3 of article 5.B.

III. THE SECOND SENTENCE OF PARAGRAPH 1 OF ARTICLE 5 shall be amended and shall read as follows:

     Share certificates may, at the discretion of the management board or at the request of a shareholder, also be issued for registered shares.

IV. PARAGRAPH 1 OF ARTICLE 5.B. shall be amended and shall read as follows:

     1. Bearer shares may, at the shareholders request, be converted into registered shares and vice versa, with due observance of paragraph 3 of this article.

V. ARTICLE 5.B, PARAGRAPH 3 shall be amended and shall read as follows:

     3. Conversion of registered shares into bearer shares shall be effected at the written request of the shareholder, unless such conversion has been limited or excluded upon issuance of those shares. If a life interest or a right of pledge is created in a share, the cooperation of the beneficiary of the life interest or pledgee shall be required. At the issuance of bearer share certificates the entry in the register shall be deleted.

VI. ARTICLE 10, PARAGRAPH 1 shall be amended and shall read as follows:

     1. The transfer of shares and the creation and transfer of limited rights thereon shall take place in accordance with the provisions of Dutch law applicable thereto and, if applicable, in accordance with paragraphs 2 and 3 of this article.

VII. A NEW PARAGRAPH 2 AND PARAGRAPH 3 SHALL BE ADDED TO ARTICLE 10, that shall read as follows:

     2. If the transfer concerns a registered share for which a share certificate has been issued, the corresponding share certificate must be delivered to the company or to its duly authorized representative. The company or its duly authorized representative on behalf of the company can only acknowledge the transfer of such share by, at the discretion of the management board, either

        (i) endorsement on the share certificate or (ii) issuance of a new share certificate to the transferee, registered in the name of the transferee. The provisions of paragraph 3 of article 5 shall apply accordingly.

     3. The provisions of paragraph 2 of this article 10 shall equally apply to the transfer of a registered share as a consequence of foreclosure of a right of pledge.

VIII. THE PARAGRAPHS 2, 3, 4 AND 5 OF ARTICLE 10 shall be renumbered into paragraphs 4, 5, 6 and 7, respectively.

IX. A NEW PARAGRAPH 2 SHALL BE ADDED TO ARTICLE 23 that shall read as follows:

     2. With due observance of these articles of association, the supervisory board may adopt rules and regulations governing its internal proceedings and especially pertaining to voting, including voting on nomination of supervisory directors, and provisions relating to supervisory board composition and governance and to give effect to matters agreed upon in shareholder agreements.

X. PARAGRAPHS 2 AND 3 OF ARTICLE 23 shall be renumbered into paragraphs 3 and 4, respectively.

XI. A NEW PARAGRAPH 2 IS ADDED TO ARTICLE 41 that shall read as follows:

     2. To the extent (i) the general meeting of shareholders has the authority to vote on the matters listed below, (ii) the authority to vote on the matters listed below has not been delegated to another corporate body of the company and (iii) there is a person that alone or together with a group (beneficially) holds more than fifteen percent (15%) of the issued and outstanding share capital of the company, the general meeting may only adopt resolutions by a majority consisting of at least eighty percent (80%) of the entire issued and outstanding share capital:

       a. to the extent the management board is not authorized to do so pursuant to sections 2:331.1 or 2:334ff.1 Dutch Civil Code, a resolution for a legal merger, legal demerger, dissolution, liquidation and legal division with or to any person;

       b. to the extent the general meeting has not designated the supervisory board as authorized body to issue shares and without prejudice to the right of the general meeting of shareholders to designate the supervisory board to that extent, a resolution to issue shares to all shareholders, including to a person that, alone or together with a group, (beneficially) holds more than fifteen percent (15%) of the issued and outstanding share capital of the company or (beneficially) held more than fifteen percent (15%) of the issued and outstanding share capital of the company at any time since the first day of January two thousand;

       c. in case the supervisory board is no longer authorized to issue shares in accordance to article 6, but without prejudice to the right of the general meeting to designate the supervisory board to that extent, a resolution to distribute profits or to distribute reserves in the form of stock dividend to all shareholders, including to a person that, alone or together with a group company, (beneficially) holds more than fifteen percent (15%) of the issued and outstanding share capital of the company or (beneficially) held more than fifteen percent (15%) of the issued and outstanding share capital of the company at any time since the first day of January two thousand;

       d. without prejudice to the right of the general meeting to authorize the management board to resolve that the company shall acquire shares in its own capital or depositary receipts for those shares for a valuable consideration, which authorization is valid for a maximum period of eighteen (18) months, any acquisition of the company, for a valuable consideration, of shares in its own capital or of depositary receipts of those shares from all shareholders, including from a person that, alone or together with a group, (beneficially) holds more than fifteen percent (15%) of the issued and outstanding share capital of the company or (beneficially) held more than fifteen percent (15%) of the issued and outstanding share capital of the company at any time since the first day of January two thousand;

       e. any transaction with a person or its affiliate, if such person, alone or together with a group, (beneficially) holds more than fifteen percent (15%) of the issued and outstanding share capital of the company or (beneficially) held more than fifteen percent (15%) of the issued and outstanding share capital of the company at any time since the first day of January two thousand that would otherwise require shareholder approval.

     This paragraph does not create any additional rights for the general meeting that it does not already have under Dutch law or these articles of association.

XII. PARAGRAPHS 2, 3, 4, 5, 6 AND 7 OF ARTICLE 41 shall be renumbered into paragraphs 3, 4, 5, 6, 7 and 8 respectively.

     Finally, the person appearing declares that pursuant to and by execution of this deed the issued share capital of the company amounts to one hundred and seventy-four thousand four hundred and twenty-eight Dutch guilders and sixty-two Dutch guilder cents (NLG 174,428.62) and [ASSUMING ISSUANCE OF 8,146,665 REGISTERED SHARES UNDER THE CONDITION PRECEDENT THAT THE ARTICLES OF ASSOCIATION OF THE COMPANY ARE AMENDED]

     The required ministerial declaration of no-objection was granted on ** two thousand, number N.V. 579.328.

     The ministerial declaration of no-objection and a document in evidence of the resolutions, referred to in the head of this deed, are attached to this deed.

     In witness whereof the original of this deed, which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.

     Having conveyed the substance of the deed and given an explanation thereto and following the statement of the person appearing that [he][she] has taken note of the contents of the deed and agrees with the same, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself,
notaris, at [            ].

                                                                         ANNEX D

                             CHICAGO BRIDGE & IRON
                         1999 LONG-TERM INCENTIVE PLAN

                        ADOPTED MAY 1, 1999, AS AMENDED

                           THROUGH SEPTEMBER 1, 2000

                             CHICAGO BRIDGE & IRON
                         1999 LONG-TERM INCENTIVE PLAN

ARTICLE 1. -- ESTABLISHMENT, OBJECTIVES AND DURATION

     1.1. ESTABLISHMENT OF THE PLAN. Chicago Bridge & Iron Company, a Delaware corporation ("CB&I"), a wholly owned subsidiary of Chicago Bridge & Iron Company N.V., a Netherlands corporation (the "Company"), hereby establishes an incentive compensation plan to be known as the "Chicago Bridge & Iron 1999 Long-Term Incentive Plan" (the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock Shares, Restricted Stock Units, Performance Shares and Performance Units.

     1.2. OBJECTIVES OF THE PLAN. The objectives of the Plan are to optimize the profitability and growth of CB&I, the Company and their respective Subsidiaries, through incentives which are consistent with CB&I's goals and which link the personal interests of Participants to those of the Company's shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

     The Plan is further intended to provide flexibility to CB&I in its ability to motivate, attract, and retain the services of Participants who make significant contributions to CB&I's success and to allow Participants to share in the success of CB&I.

     1.3. DURATION OF THE PLAN. The Plan shall become effective as of May 1, 1999 (the "Effective Date"), subject to its approval by the shareholders of the Company, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions.

ARTICLE 2. -- DEFINITIONS

     Whenever and wherever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

     2.1. "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     2.2. "AWARD" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock Shares, Restricted Stock Units, Performance Shares or Performance Units.

     2.3. "AWARD AGREEMENT" means an agreement setting forth the terms and provisions applicable to an Award granted to a Participant under this Plan.

     2.4. "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     2.5. "BOARD" or "BOARD OF DIRECTORS"  means the Board of Directors of CB&I.

     2.6. "CB&I" means Chicago Bridge & Iron Company, a Delaware corporation and the sponsor of the Plan.

     2.7. "CHANGE IN CONTROL," unless otherwise defined in the Award Agreement or other written agreement between the Participant and the Company (or CB&I or the Committee), will be deemed to have occurred:

          (a) Any Person, other than the Company, any Subsidiary or any employee benefit plan (or related trust) of the Company or any such Subsidiary, becomes the Beneficial Owner of 25% or more of the total voting power of the Company's outstanding securities;

          (b) During any period of two years or less, individuals who at the beginning of such period constituted the Supervisory Board of the Company cease for any reason to constitute at least a majority thereof; provided that any new member of the Supervisory Board who is nominated for election to the Supervisory Board with the approval of at least 75% of the other members then still in office who were members at the beginning of the period shall be considered for purposes of this paragraph
     (b) as having been a member at the beginning of such period; or

          (c) Upon the consummation of (i) any merger or other business combination of the Company with or into another corporation pursuant to which the persons who were the shareholders of the Company immediately before such consummation do not own, immediately after such consummation, more than 70% of the voting power and the value of the stock of the surviving corporation in substantially the same respective proportions as their ownership of the common stock of the Company immediately prior to such consummation, or (ii) the sale, exchange or other disposition of all or substantially all the consolidated assets of the Company.

     2.8. "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

     2.9. "COMMITTEE" means the Committee appointed by the Board to administer the Plan as provided in Article 3 herein or, to the extent it functions as the Committee as provided in Article 3 herein, the Organization and Compensation Committee of the Supervisory Board.

     2.10. "COMPANY" means Chicago Bridge & Iron Company N.V., a Netherlands corporation, including, as may be applicable to the context, any and all Subsidiaries and Affiliates, and any successor thereto.

     2.11. "DIRECTOR" means any individual who is a member of the Board of Directors of CB&I or any Subsidiary or Affiliate.

     2.12. "DISABILITY" shall mean a mental or physical condition of a Participant which the Committee, on the basis of information satisfactory to it, finds to be a permanent condition which renders such member unfit to perform the duties of an Employee, as such duties shall be determined by the Committee. Any determination of whether any condition of a Participant constitutes Disability shall be made under rules uniformly applied to all Participants.

     2.13. "EFFECTIVE DATE"  shall have the meaning ascribed to such term in
Section 1.3 hereof.

     2.14. "EMPLOYEE" means any employee of CB&I or the Company or their respective Subsidiaries and Affiliates. Directors who are not employed by any of the foregoing shall not be considered Employees under this Plan.

     2.15. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

     2.16. "FAIR MARKET VALUE" of Shares as of any date shall be determined on the basis of the closing sale price of Shares on the principal securities exchange on which the Shares are traded or if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

     2.17. "FISCAL YEAR"  means a fiscal year of CB&I.

     2.18. "INCENTIVE STOCK OPTION"or "ISO" means an option to purchase Shares which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422, granted to a Participant pursuant to
Article 6 herein.

     2.19. "NAMED EXECUTIVE OFFICER" means a Participant who, as of the last date of a taxable year of CB&I, is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

     2.20. "NONEMPLOYEE DIRECTOR" means an individual who is a member of the Supervisory Board but who is not an Employee.

     2.21. "NONQUALIFIED STOCK OPTION"or "NQSO" means an option to purchase Shares which is not intended to meet the requirements of Code Section 422, granted to a Participant pursuant to Article 6 herein.

     2.22. "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option.

     2.23. "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

     2.24. "OPTIONEE" means the Participant or, if the Participant has died, his or her Beneficiary, or other person determined under Section 6.9, entitled to exercise any Option.

     2.25. "PARTICIPANT" means an Employee or Nonemployee Director who has outstanding an Award.

     2.26. "PERFORMANCE-BASED EXCEPTION" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

     2.27. "PERFORMANCE SHARE" means an Award providing for the payment of a variable number of Shares depending on the achievement of performance goals, granted to a Participant pursuant to Article 8 herein.

     2.28. "PERFORMANCE UNIT" means an Award providing for the payment of an amount based on either the Fair Market Value of Shares or the appreciation in Fair Market Value of Shares upon the achievement of performance goals, granted to a Participant, pursuant to Article 8 herein.

     2.29. "PERIOD OF RESTRICTION" means the period during which the transfer of Restricted Stock Shares or Restricted Stock Units is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events, as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in
Article 7 herein.

     2.30. "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a "group" as defined in Section 13(d) thereof.

     2.31. "RESTRICTED STOCK" means Restricted Stock Shares or Restricted Stock Units.

     2.32. "RESTRICTED STOCK SHARES" means Shares which are issued and awarded to Participants subject to a substantial risk of forfeiture and restrictions on such Shares during the Period of Restriction as provided in Article 7 herein.

     2.33. "RESTRICTED STOCK UNIT" means a bookkeeping unit that represents the right of a Participant to be issued and to receive a Share upon lapse of risks of forfeiture and restrictions on such Units during the Period of Restriction, or at such later time as shall be determined by the Committee in its discretion upon grant of the Award or, with the consent of the Participant, after grant of the Award, as provided in Article 7 herein.

     2.34. "RETIREMENT" means a termination of employment after (i) age 55 and at least a 10 year period of employment by CB&I or the Company or their respective present or former Subsidiaries or Affiliates, (ii) a 30-year period of such employment, or (iii) age 65; provided, however, that the Committee as part of an Award Agreement or otherwise may provide that for purposes of this Section, a Participant may be credited with such additional years of age and employment as the Committee in its sole discretion shall determine is appropriate, and may provide such additional or different conditions for Retirement as the Committee in its sole discretion shall determine is appropriate.

     2.35. "SHARES"  means shares of common stock of the Company.

     2.36. "SUBSIDIARY" means any corporation in which CB&I or the Company owns directly, or indirectly through subsidiaries, at least 50% of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which CB&I or the Company owns at least 50% of the combined equity thereof.

     2.37. "SUPERVISORY BOARD  means the Supervisory Board of the Company.

     2.38. "VESTING DATE means with respect to Restricted Stock and Restricted Stock Units the date (if any) on which the risks of forfeiture and restrictions on such Restricted Stock Shares or Units during the Period of Restriction have terminated (by their terms or by other action of the Committee consistent with this Plan) and all other conditions or restrictions applicable to such Restricted Stock Shares or Units have been satisfied.

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ARTICLE 3. -- ADMINISTRATION

     3.1. THE COMMITTEE. The Plan shall be administered by a Committee, the members of which shall be appointed from time to time by, and shall serve at the discretion of, the Board; provided, however, that (i) with respect to grants and Awards made or to be made to or held by any member of such Committee or any Named Executive Officer, the Plan shall be administered by the Organization and Compensation Committee of the Supervisory Board; and (ii) the Organization and Compensation Committee of the Supervisory Board may in its sole discretion exercise directly any power, right, duty or function of the Committee, including but not limited to the grant or amendment of an Award to any Employee or Nonemployee Director.

     3.2. AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Certificate of Incorporation or Bylaws of CB&I, and subject to the provisions herein, the Committee shall have full power to select Employees and Nonemployee Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Employees; establish, amend, or waive rules and regulations for the Plan administration as they apply to Employees; and (subject to the provisions of Article 14 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as specified herein.

     3.3. DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including CB&I, the Company, their respective shareholders, Directors, members of the Supervisory Board, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4. -- SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

     4.1. NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to adjustment as provided in Section 4.3 herein, the number of Shares reserved for issuance to Participants under the Plan is 2,930,000. The maximum aggregate number of Shares with respect to which Awards may be granted in any fiscal year to any Participant in the form of Stock Options is 250,000. The maximum aggregate number of Shares with respect to which Awards may be granted in the form of Restricted Stock Shares, Restricted Stock Units, Performance Shares and Performance Units combined in any fiscal year to any Participant is 125,000. Shares awarded or to be awarded as Restricted Stock or other Awards may be held during the Period of Restriction or prior to transfer to the Participant in a trust of the kind commonly known as a rabbi trust.

     4.2. FORFEITED AND REACQUIRED SHARES. If any Shares subject to any Award are forfeited or such Award otherwise terminates without the issuance of such Shares or of other consideration in lieu of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. If Shares are applied to pay the Option price upon exercise of an Option or to satisfy federal, state or local tax withholding requirements pursuant Section 15.2, the Shares so applied shall be added to the Shares permitted under the limitations of Section 4.1 in determining the number of Shares remaining for issuance and for grants of Awards with respect to such Shares under the Plan.

     4.3. ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, spin-off, or other distribution of stock or property of the Company, or any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Committee shall adjust the number and class of Shares which may be issued under Section 4.1 and in the limitation of Section 4.1 on grants of Awards with respect to Shares, in the number, class and/or price of Shares subject to outstanding Awards, as the Committee in its sole discretion determines to be appropriate and equitable to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

     4.4. FRACTIONAL SHARES. No fractional Shares shall be issued to Participants under the Plan. If for any reason an Award or adjustment thereto would otherwise result in the issuance of a fractional Share to a Participant, the Company shall pay the Participant in cash the Fair Market Value of such fractional Share.

ARTICLE 5. -- ELIGIBILITY AND PARTICIPATION

     5.1. ELIGIBILITY. Persons eligible to participate in this Plan include all Employees, including Employees who are members of the Board, and Nonemployee Directors.

     5.2. ACTUAL PARTICIPATION. Subject to the terms and provisions of the Plan, the Committee may, from time to time, select from all eligible individuals those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6. -- STOCK OPTIONS

     6.1. GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, the Committee may grant Options to Participants in such number, and upon such terms, and at any time and from time to time, as the Committee in its discretion may determine. The date an Option is granted shall be the day on which the Committee acts to award a specific number of Shares to a Participant at a specific Option Price, and shall be specified in each Award Agreement.

     6.2. AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the expiration date of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether or not the Option is intended to be an ISO.

     6.3. OPTION PRICE. The Option Price for each grant of an Option under this Plan shall be at least equal to 100% of the Fair Market Value of a Share on the date the Option is granted.

     6.4. DURATION OF OPTIONS. Each Option shall expire at such time (not later than the 10th anniversary of its date of grant) as the Committee shall determine at the time of grant. If an Award Agreement does not specify an expiration date, the Option shall expire on the 10th anniversary of its date of grant.

     6.5. EXERCISE OF OPTIONS. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

     6.6. PAYMENT. If the Award Agreement does not otherwise specify the manner of exercise, Options shall be exercised by the delivery of a written notice of exercise to CB&I identifying the Option(s) being exercised, completed by the Optionee and delivered during regular business hours to the office of the Secretary of CB&I, or sent by certified mail to the Secretary of CB&I, accompanied by a negotiable check or other cash equivalent in full payment for the Shares. A copy of such notice of exercise shall also be delivered by the Optionee to the office of the Secretary of the Company.

     In the discretion of the Committee and as set forth in the Award Agreement, the Optionee may pay the Option Price to CB&I upon exercise of any Option by tendering previously acquired Shares which have been held by the Optionee for at least six months and which have an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or by a combination of such Shares and a check or other cash equivalent.

     The Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or exercise by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

     Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, CB&I shall deliver, or have delivered, to the Optionee, in the Optionee's name, certificates for an appropriate number of Shares based upon the number of Shares purchased under the Option(s).

     6.7. RESTRICTIONS ON SHARE TRANSFERABILITY. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable securities laws and under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded.

     6.8. TERMINATION OF EMPLOYMENT. Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment as an Employee or service as a Director. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination of employment.

     6.9. NONTRANSFERABILITY OF OPTIONS.

          (a) INCENTIVE STOCK OPTIONS. No ISO may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant or by designation of a Beneficiary in accordance with Article 10.

          (b) NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant's Award Agreement, no NQSO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant or by designation of a Beneficiary in accordance with
     Article 10.

ARTICLE 7. -- RESTRICTED STOCK

     7.1. GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, the Committee may grant Awards of Restricted Stock Shares or Restricted Stock Units to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee shall in its discretion determine.

     7.2. RESTRICTED STOCK AGREEMENT. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify whether the grant is an Award of Restricted Stock Shares or Restricted Stock Units, the Period(s) of Restriction, the number of Shares or Units of Restricted Stock granted, and such other provisions as the Committee shall determine.

     7.3. TRANSFERABILITY. Except as otherwise provided in this Article 7, Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated; and Restricted Stock Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. Except as otherwise provided in this Article 7, Restricted Stock Shares shall become freely transferable by the Participant upon the Vesting Date, and Shares issued in respect of Restricted Stock Units shall be freely transferable by the Participant upon issuance to the Participant on or after the Vesting Date.

     7.4. OTHER RESTRICTIONS. The Committee may impose such other conditions and/or restrictions on any Shares or Units of Restricted Stock granted pursuant to the Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price at a stipulated time for each Share or Unit of Restricted Stock, restrictions and conditions of vesting or forfeiture based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable Federal or state securities laws.

     If the Restricted Stock Award is made in Restricted Stock Shares, CB&I shall retain the certificates representing Shares in CB&I's possession until the Vesting Date. If the Restricted Stock Award is made in

Restricted Stock Units, no Shares shall be issued until the Vesting Date, but Shares shall be issued in respect of such Units as of or after the Vesting Date. In either case, certificates for Shares shall be delivered to the Participant on or as soon as practicable after the Vesting Date, or at such later time or times as shall be determined by the Committee in its discretion upon grant of the Award or, with the consent of the Participant, after grant of the Award.

     7.5. VOTING RIGHTS. Unless otherwise provided in the Award Agreement, Participants awarded Restricted Stock Shares hereunder which have not been forfeited may exercise full voting rights with respect to those Shares during the Period of Restriction. Restricted Stock Units shall not confer any voting rights (unless and until Shares are issued therefor on or after the Vesting
Date).

     7.6. DIVIDEND AND OTHER DISTRIBUTIONS. Unless otherwise provided in the Award Agreement, if during the Period of Restriction prior to a Vesting Date or forfeiture of Restricted Stock:

          (a) Cash dividends are paid on Shares, (i) the Company shall pay Participants holding Restricted Stock Shares the regular cash dividends paid with respect to the Shares; and (ii) the Company shall pay Participants holding Restricted Stock Units an amount equal to the cash dividends paid on an equivalent number of Shares;

          (b) Dividends in Shares are paid in Shares, (i) Participants holding Restricted Stock Shares shall be credited with such dividends as additional Restricted Stock Shares subject to the same restrictions as the underlying Shares; and (ii) Participants holding Restricted Stock Units shall be credited with additional Restricted Stock Units equivalent to such dividends, subject to the same restrictions as the underlying Units.

The Committee may in its discretion apply any restrictions to the dividends that the Committee deems appropriate.

     7.7. TERMINATION OF EMPLOYMENT. Except as otherwise provided in the Award Agreement, if the Participant's employment as an Employee or service as a Director with CB&I or the Company or their respective Subsidiaries and Affiliates terminates for any reason during the Period of Restriction, all Restricted Stock as to which the Period of Restriction has not yet expired or as to which a Vesting Date has not otherwise occurred shall be forfeited. The Committee in its discretion may set forth in the Award Agreement the extent to which the Participant shall nevertheless have the right to receive vested unrestricted Shares at or after termination of the Participant's employment as an Employee or service as a Director. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares or Units of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

     7.8. RIGHTS PERSONAL TO PARTICIPANT. All rights prior to the Vesting Date with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant, or in the event of the Participant's death prior to the Vesting Date, to the Beneficiary designated in accordance with Article 10.

ARTICLE 8. -- PERFORMANCE UNITS AND PERFORMANCE SHARES

     8.1. GRANT OF PERFORMANCE UNITS/SHARES. Subject to the terms and provisions of the Plan, the Committee may grant Awards of Performance Units and/or Performance Shares to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee shall in its discretion determine.

     8.2. VALUE OF PERFORMANCE UNITS/SHARES. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participant. For purposes of this Article 8, the time period during which the performance goals must be met shall be called a "Performance Period."

     8.3. EARNING OF PERFORMANCE UNITS/SHARES. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

     8.4. FORM AND TIMING OF PAYMENT OF PERFORMANCE UNITS/SHARES. Payment of earned Performance Units/Shares shall be made in a single lump sum, as soon as practicable after the Committee has certified the number of Performance Units/Shares earned for the Performance Period, or at such later time or times as shall be determined by the Committee in its discretion upon grant of the Award or, with the consent of the Participant, after grant of the Award. Subject to the terms of this Plan and except as otherwise provided in an Award Agreement, the Committee shall pay earned Performance Shares in Shares but may in its sole discretion pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value as of the date of distribution of the number of earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

     Unless otherwise provided in the Award Agreement, Participants shall be entitled to receive any dividends paid with respect to Shares which have been earned in connection with grants of Performance Units/Shares but not yet distributed to Participants, such dividends to be subject to the same terms and conditions as apply to dividends earned with respect to Restricted Stock, as set forth in Section 7.6 herein.

     8.5. TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, OR
RETIREMENT. Unless determined otherwise by the Committee and set forth in the Participant's Award Agreement, in the event the employment or service as a Director of a Participant is terminated by reason of death, Disability, or Retirement during a Performance Period, the Participant shall receive a payout of the Performance Units/Shares in a reduced amount prorated according to the ratio of the length of Participant's employment or service in the Performance Period to the length of the Performance Period, as specified by the Committee in its discretion. Payment of earned Performance Units/Shares shall be made at a time specified by the Committee in its sole discretion and set forth in the Participant's Award Agreement. Notwithstanding the foregoing, with respect to Named Executive Officers who retire during a Performance Period, payments shall be made at the same time as payments are made to Participants who did not terminate employment or service during the applicable Performance Period.

     8.6. TERMINATION OF EMPLOYMENT FOR OTHER REASONS. In the event that a Participant's employment or service terminates for any reason other than those reasons set forth in Section 8.5 herein, all Performance Units/Shares shall be forfeited by the Participant to CB&I unless determined otherwise by the Committee, as set forth in the Participant's Award Agreement.

     8.7. NONTRANSFERABILITY. Except as otherwise provided in a Participant's Award Agreement, Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated, other than by will or by the laws of descent and distribution or by designation of a Beneficiary in accordance with Article
10. Further, except as otherwise provided in a Participant's Award Agreement, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

ARTICLE 9. -- PERFORMANCE MEASURES

     The performance measure(s) to be used for purposes of Awards to Named Executive Officers which are designed to qualify for the Performance-Based Exception shall be chosen from among net income (either before or after interests, taxes, depreciation and amortization), share price, earnings per share, operating income, return on net assets, return on equity, return on capital or investments, total shareholder return, savings in working capital, reduction in expense levels, operating cash flow, free cash flow, or economic value added, in each case where applicable determined either on a Company-wide basis or in respect of any one or more business units.

     The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards to Named Executive Officers, which are designed to qualify for the Performance-Based Exception, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

     In the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code
Section 162(m).

ARTICLE 10. -- BENEFICIARY DESIGNATION

     Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid, to exercise any Stock Option, or succeed to the ownership of any Restricted Stock Performance Units/Shares or other Award as provided in this Plan, in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

ARTICLE 11. -- DEFERRALS

     The Committee may, subject to Section 14.3, in the Award Agreement or otherwise, permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

ARTICLE 12. -- RIGHTS OF EMPLOYEES

     12.1. EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of CB&I to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of CB&I.

     12.2. PARTICIPATION. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 13. -- CHANGE IN CONTROL

     13.1. TREATMENT OF OUTSTANDING AWARDS. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges or unless otherwise provided in an Award Agreement or other written agreement between a Participant and the Company (or CB&I or the Committee), then with respect to each Award outstanding on the date of the Change in Control:

          (a) Any and all Options granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

          (b) Any restriction periods and restrictions imposed on Restricted Shares shall lapse;

          (c) The target payout opportunities attainable under all outstanding Awards of Restricted Stock, Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out in cash to Participants within 30 days following the effective date of the Change in Control an amount based upon an assumed achievement of all relevant performance goals.

     13.2. TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE-IN-CONTROL PROVISIONS. Notwithstanding any other provision of this Plan or any provision of any Award Agreement, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of Change in Control to affect adversely any Award theretofore granted without the prior written consent of the Participant with respect to said Participant's outstanding Awards; provided, however, the Board, upon recommendation of the Committee, may terminate, amend, or modify this Article 13 at any time and from time to time prior to the date of a Change of Control.

ARTICLE 14. -- AMENDMENT, MODIFICATION, AND TERMINATION

     14.1. AMENDMENT, MODIFICATION, AND TERMINATION. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part.

     14.2. ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting CB&I or the Company, or the financial statements of CB&I or the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

     14.3. AWARDS PREVIOUSLY GRANTED. The Committee may amend or modify any outstanding Award Agreement in any manner consistent with this Plan for an original Award Agreement, provided, however, that no amendment or modification of an Award Agreement shall adversely affect in any material way the Award previously granted without the written consent of the Participant holding such Award. No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted without the written consent of the Participant holding such Award.

ARTICLE 15 -- WITHHOLDING

     15.1. TAX WITHHOLDING. CB&I shall have the power and the right to deduct or withhold, or require a Participant to remit to CB&I, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

     15.2. SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having CB&I withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 16. -- INDEMNIFICATION

     Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by CB&I against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim action, suit, or proceeding to which he or she may be party or in which he or she may be involved by reasons of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with CB&I's approval, or paid by him or her in satisfaction of any judgment of any such action, suit, or proceeding against him or her, provided he or she shall give CB&I an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Association, CB&I's Certificate of Incorporation or Bylaws, any agreement, as a matter of law, or otherwise, or any power that CB&I may have to indemnify them or hold them harmless.

ARTICLE 17. -- SUCCESSORS

     All obligations of CB&I under the Plan with respect to Awards granted hereunder shall be binding on any successor to CB&I, whether such successor arises as a result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of CB&I.

ARTICLE 18. -- LEGAL CONSTRUCTION

     18.1. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     18.2. SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     18.3. REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     18.4. SECURITIES LAW COMPLIANCE. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act (or any successor rule). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     18.5. GOVERNING LAW. To the extent not preempted by federal law, the Plan and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Illinois, without regard to its provisions regarding conflict of laws.

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                       CHICAGO BRIDGE & IRON COMPANY N.V.
                            VOTING INSTRUCTION CARD
(MUST BE PRESENTED AT THE MEETING OR RECEIVED BY MAIL PRIOR TO THE CLOSE OF
BUSINESS ON                ,2000)

        The undersigned registered holder of Shares of New York Registry (each representing one Common Share of NLG 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints The Bank of New York, as New York Transfer Agent and Registrar, through its agent, as the proxy of the undersigned to attend and address the Extraordinary General Meeting of Shareholders of Chicago
Bridge & Iron Company N.V. to be held in Amsterdam. The Netherlands on       ,
2000 and, in general, to exercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common Shares of Chicago Bridge & Iron Company N.V. represented by Shares of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and
Registrar as of the close of business on            , 2000, at such Meeting in
respect of the resolutions specified on the reverse side hereof.

NOTE: PLEASE DIRECT YOUR PROXY HOW IT IS TO VOTE BY PLACING AN X IN THE
      APPROPRIATE BOX OPPOSITE THE RESOLUTIONS SPECIFIED ON THE REVERSE SIDE HEREOF.


                                     CHICAGO BRIDGE & IRON COMPANY N.V.
                                     P.O. BOX 11436
                                     NEW YORK, N.Y. 10203-0436



                    (Continued and to be dated and signed on the reverse side.)




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
1. To approve the issuance of             FOR  AGAINST  ABSTAIN   3.  To appoint Michael D. Winfield and William Annual Meeting of
   8,146,665 shares of CB&I                                           Shareholders in 2001; to appoint William H. White member
   stock to be used in consideration,     [X]    [X]     [X]          of the Board of Supervisory Directors to serve until the
   together with cash provided by a                                   Annual Meeting of Shareholders in 2002; and to appoint
   subsidiary of CB&I, for the purchase                               Ben A. Guill member of the Board of Supervisory Directors to
   of all ownership interests in                                      serve until the Annual Meeting of Shareholders in  2003, and
   Howe-Baker International, Inc.                                     until their successors are duly appointed; and
   from WEDGE Group Incorporated
   and its affiliates;
                                                                                                   Michael D. Winfield        [ ]

                                                                  THE SUPERVISORY BOARD
                                                                     RECOMMENDS A            other:                           [ ]
                                                                    VOTE FOR MESSRS                ---------------------------
                                                                  WINFIELD, MACAULAY,              William E. Macaulay        [ ]
2. To amend the Articles of Association                             WHITE AND GUILL
   to implement certain provisions of the                        AND FOR ITEMS 1, 2 AND 4.   other:                           [ ]
   proposed Shareholder Agreements with                                                            ---------------------------
   WEDGE Group Incorporated and First                                                              William H. White           [ ]
   Reserve Fund VIII, L.P.;               [X]    [X]     [X]
                                                                                             other:                           [ ]
                                                                                                   ---------------------------
                                                                                                   Ben A. Guill               [ ]

                                                                                             other:                           [ ]
                                                                                                   ---------------------------




                                                                                                             FOR   AGAINST   ABSTAIN
                                                                  4. To approve an amendment to the
                                                                     Chicago Bridge & Iron 1999
                                                                     Long-Term Incentive Plan to increase
                                                                     the aggregate number of shares          [x]     [x]       [x]
                                                                     available for issuance under the Plan.

                                                                                                 CHANGE OF ADDRESS AND
                                                                                                 OR COMMENTS MARK HERE        [X]


                                                                               This Form must be signed by the person in whose
                                                                               name the relevant Common Share is registered on
                                                                               the books of New York Transfer Agent and
                                                                               Registrar. In the case of a Corporation,the Form
                                                                               should be executed by a duly authorized Officer or
                                                                               Attorney.



                                                                               Dated ,                                          2000
                                                                                      ------------------------------------------

                                                                               -----------------------------------------------------

                                                                               -----------------------------------------------------

                                                                               -----------------------------------------------------
                                                                                         Signature of Registered Holder
Sign, Date and Return the Form Promptly Using the Enclosed Envelope.
                                                                               VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK. [X]

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